Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

EVERTEC, INC.,

EVERTEC GROUP, LLC,

POPULAR, INC.

AND

BANCO POPULAR DE PUERTO RICO

DATED AS OF February 24, 2022

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Section 3.1	Organization and Authority; Valid and Binding Agreement	29
Section 3.2	No Conflicts; Consents	30
Section 3.3	Legal Proceedings; Orders	31
Section 3.4	Stock Consideration	31
Section 3.5	Certain Matters as to Buyer Parent and Buyer	31
Section 3.6	Brokers	31
Section 3.7	Ancillary Agreements	32
Section 3.8	Omitted Applications	33
Section 3.9	Independent Investigation; Non-Reliance; No Other Representations and Warranties	33

ARTICLE 4
COVENANTS

Section 4.1	Conduct of the Acquired Services	33
Section 4.2	Ancillary Agreements	36
Section 4.3	Stock Consideration	36
Section 4.4	Access to Information	37
Section 4.5	Notification of Certain Matters	37
Section 4.6	Efforts to Consummate; Transition Coordination	38
Section 4.7	Satisfaction of De-Control Conditions	40
Section 4.8	Governmental Approvals	40
Section 4.9	Public Announcements	45
Section 4.10	Books and Records	45
Section 4.11	Confidentiality	43
Section 4.12	Intellectual Property Matters	45
Section 4.13	Termination of Overhead and Shared Services	47
Section 4.14	Bulk Sales	47
Section 4.15	Wrong Pocket	47
Section 4.16	Parent Support	48
Section 4.17	Further Assurances	48
Section 4.18	Exclusivity	49
Section 4.19	Insurance	49

ARTICLE 5

TAX MATTERS
Section 5.1	Allocation of Taxes	50
Section 5.2	Tax Cooperation	50
Section 5.3	Transfer Taxes	51
Section 5.4	Tax Contests	51
Section 5.5	Tax Matter Disputes	52

ARTICLE 6
EMPLOYEE MATTERS

Section 10.11	Interpretation; Construction	77
Section 10.12	Counterparts and Electronic Signatures	78
Section 10.13	Attorney-Client Privilege	79

ARTICLE 11
DEFINITIONS
Section 11.1	Definitions	79

Annexes
Annex A	Service Codes of Acquired Services
Annex B	T+1 Milestone Schedule
Annex C	Initial Authorized Representatives

Schedules
Schedule 1.1(a)	Channel Applications
Schedule 1.1(b)	Assigned Contracts
Schedule 1.1(d)	Transferred Intellectual Property
Schedule 1.1(f)	Transferred IT Assets
Schedule 1.1(h)	Additional Transferred Assets
Schedule 1.2(g)	Certain Excluded Assets
Schedule 1.11	Shared Contracts

Exhibits
Exhibit A	2020 Adjusted EBITDA Calculation
Exhibit B	Form of Bill of Sale and Assumption Assignment Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Second Amended and Restated Master Service Agreement
Exhibit E	Form of Second Amended and Restated ATH Network Participation Agreement
Exhibit F	Form of Second Amended and Restated ISO Agreement
Exhibit G	Form of Amended and Restated Technology Agreement
Exhibit H	Form of Merger Agreement Amendment and Waiver
Exhibit I	Form of Infrastructure Services SOW
Exhibit J	Form of Core API Layer SOW
Exhibit K	Form of Registration Rights and Sell-Down Agreement
Exhibit L	MSA Services Excluded from MSA Credit

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2022, is entered into among Evertec, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Seller Parent”), Evertec Group, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico and wholly owned Subsidiary of Seller Parent (“Seller”), Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Buyer Parent”) and Banco Popular de Puerto Rico, a bank chartered under the laws of the Commonwealth of Puerto Rico and wholly owned Subsidiary of Buyer Parent (“Buyer” and, together with Seller Parent, Seller and Buyer Parent, the “Parties” or each a “Party”).

RECITALS

WHEREAS, Seller, directly and indirectly through certain of its Subsidiaries, is engaged in providing, among other services, the Acquired Services; and

WHEREAS, Seller wishes to sell and transfer to Buyer, and Buyer wishes to purchase and assume, as applicable, from Seller, the Transferred Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1   Transferred Assets.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 1.2 (Excluded Assets) and Section 1.10 (Non-Transferred Assets)), at the Closing, Seller shall (and, as applicable, shall cause its Subsidiaries to) sell, transfer, convey, assign and deliver to Buyer, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire and accept from Seller (and, as applicable, its Subsidiaries), all of Seller’s and its Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights, in each case, as they exist at the Closing (collectively, the “Transferred Assets”):

(a)        all commercial applications, including those in ongoing development at the Closing and any components thereof, primarily related to the Acquired Services, including those set forth on Schedule 1.1(a), (“Channel Applications”);

(b)       all Contracts that are used or held for use primarily in connection with the Acquired Services, including those set forth on Schedule 1.1(b) and all rights relating thereto other than any Shared Contracts set forth on Schedule 1.11 or that are entered into in the Pre-Closing Period with Buyer’s consent in accordance with Section 4.1 (Conduct of the Acquired Services) (collectively, the “Assigned Contracts”);

(c)       all prepaid expenses, credits, deposits and advance payments to the extent relating to any Assigned Contract or any other Transferred Asset;

(d)         all Intellectual Property Rights set forth on Schedule 1.1(d) (the “Transferred Intellectual Property”);

(e)       all Books and Records to the extent relating to the Acquired Services, the Transferred Assets or the Assumed Liabilities; provided, that Seller shall be permitted to redact or separate therefrom any portion that does not relate to the Acquired Services;

(f)      all information technology assets set forth on Schedule 1.1(f) (collectively, together with the Channel Applications, the “Transferred IT Assets”);

(g)       all rights (other than Intellectual Property Rights, such matters being the subject of Section 1.1(d) (Transferred Assets)), including rights of set-off, rights under or pursuant to warranties, representations or guarantees, rights to indemnities, rights to refunds, rights of recoupment, causes of action, claims, credits and similar rights (in each case, other than any such rights to refunds or credits in respect of Taxes that are Excluded Assets pursuant to Section 1.2(k) (Excluded Assets) or in respect of insurance policies pursuant to Section 1.2(d) (Excluded Assets)), to the extent relating to any Transferred Asset or any Assumed Liability, including (i) those being pursued by Seller Parent or Seller or any of its Subsidiaries in connection with any Legal Proceeding of any nature to the extent relating to any Transferred Asset or any Assumed Liability and (ii) all rights under or pursuant to all warranties, representations and guarantees made by third party vendors and contractors to the extent affecting any of the Transferred Assets or any of the Assumed Liabilities; and

(h)          the assets set forth on Schedule 1.1(h).

Between the date hereof and the Closing, Buyer and Seller shall consult with one another in good faith regarding any reasonable proposal by either Party to amend Schedule 1.1(h) to include any additional Transferred Assets identified after the date hereof but not otherwise included within the definition of Transferred Assets; provided, however, that Seller shall be under no obligation to consider any such proposal except to the extent Buyer demonstrates to Seller’s reasonable satisfaction that Buyer’s acquisition of such additional Transferred Assets would be mutually beneficial to the Parties in light of the ongoing support to be provided by Seller to the Acquired Services following the Closing and the post-Closing structure of the Channel Applications, in which case Seller and Buyer shall consider such proposal in good faith.

Section 1.2    Excluded Assets.  Notwithstanding Section 1.1 (Transferred Assets) or anything else in this Agreement to the contrary, Buyer expressly acknowledges and agrees that it is not purchasing, acquiring or accepting, and neither Seller nor any of its Subsidiaries is selling, transferring, conveying, assigning or delivering, any right, title or interest in, to or under any assets, properties or rights of Seller or any of its Subsidiaries other than the Transferred Assets (collectively, the “Excluded Assets”); provided, however, that no asset specifically identified in Schedules 1.1(a), 1.1(b), 1.1(d), 1.1(f), 1.1(h) shall be an Excluded Asset.  Subject to the foregoing, the Excluded Assets shall include the following assets of Seller or any of its Subsidiaries, each of which shall be excluded from the Transferred Assets:

(a)         all accounts receivable as of the Closing;

(b)         all shares of capital stock or other equity interests in any Person;

(c)        all cash, cash equivalents and marketable securities on hand or held in deposit, checking, money market or other similar accounts by or for the benefit of Seller or any of its Subsidiaries, including all checks, drafts and wires deposited for the account of Seller or any of its Subsidiaries that have not been credited by the receiving bank, bank account and other securities of any kind of Seller or any of its Subsidiaries;

(d)        subject to Section 4.19(c) (Insurance), all insurance policies of Seller or any of its Subsidiaries, and all rights to applicable claims and proceeds thereunder (and each of Buyer Parent and Buyer acknowledges that, as of the Closing, the Acquired Services shall cease to be insured by any insurance policies of Seller or its Subsidiaries);

(e)         all (i) real property and any buildings and improvements thereon and (ii) all leasehold interests in real property, including any prepaid rent, security deposits and options to renew or purchase in connection therewith;

(f)          all Overhead and Shared Services;

(g)         all assets, properties and rights used by Seller or any of its Subsidiaries in connection with the provision of certain services to Buyer and its Affiliates unrelated to the Acquired Services that are set forth on Schedule 1.2(g);

(h)        subject to Section 4.12 (Intellectual Property Matters), all Intellectual Property Rights, other than the Transferred Intellectual Property (including, for the avoidance of doubt, the Seller Trademarks);

(i)         all Seller Benefit Plans and all assets set aside to fund the payment of benefits or liabilities related thereto, except as expressly contemplated under Article 6 (Employee Matters);

(j)        all personnel and employment records for employees and former employees of Seller or any of its Subsidiaries who are not Transferred Employees;

(k)         all rights to refunds or credits in respect of Taxes arising from the ownership, operation or use of the Acquired Services or the Transferred Assets during any tax period ending prior to the Closing or arising from any payment made to any Taxing Authority by Seller or any of Seller’s Subsidiaries;

(l)        (i) all corporate seals, minute books, stock books, Tax Returns and other Tax‑related documents, books of account or other records having to do with the corporate organization of Seller Parent, Seller or any of their Subsidiaries or relating to the process for the sale of the Acquired Services and (ii) all other Books and Records to the extent that Seller or any of its Subsidiaries is prohibited from disclosing or transferring to Buyer under any applicable Law (including any Law relating to data protection) or Order or any Contract with a Governmental Body (but in the case of each of clauses (i) and (ii), other than with respect to personnel and employment records, which are the subject of Section 1.2(j) (Excluded Assets));

(m)        all rights that accrue or will accrue to Seller Parent or any of its Subsidiaries pursuant to this Agreement or any of the Ancillary Agreements;

(n)         all Permits that are not primarily related to the Acquired Services;

(o)         all prepaid expenses, credits, deposits and advance payments to the extent not related to any Assigned Contract or Transferred Asset; and

(p)         subject to Section 1.11 (Shared Contracts), all Shared Contracts and all rights contained therein.

Section 1.3  Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 1.4 (Excluded Liabilities)), at the Closing, Buyer shall assume, and agrees to pay, perform, satisfy and discharge when due, the following Liabilities of Seller and its Subsidiaries (collectively, the “Assumed Liabilities”).  For the avoidance of doubt, Buyer’s agreement to assume the Assumed Liabilities shall not relieve Seller from liability for any breach of its representations, warranties or covenants under this Agreement or any Ancillary Agreement.

(a)         all Liabilities, to the extent arising out of or relating to the ownership, operation or use of the Transferred Assets by Buyer or its Affiliates following the Closing, including:

(i)         all Liabilities arising out of or relating to warranty obligations or any alleged or actual defect in design, provision or performance, including any alleged or actual breach of express or implied warranties or representations; and

(ii)        all Liabilities arising out of or relating to any Legal Proceeding initiated following the Closing, to the extent such Liabilities arise out of or relate to the ownership, operation or use of the Transferred Assets by Buyer or its Affiliates following the Closing;

(b)      all Liabilities relating to the employment (or termination thereof), compensation and employee benefits of Transferred Employees, in each case, in respect of any Transferred Employee’s employment by Buyer following the Closing;

(c)        all Liabilities expressly assumed by Buyer pursuant to Article 6 (Employee Matters), or in respect of which Buyer expressly agrees to indemnify and hold harmless Seller or any of its Subsidiaries pursuant to Section 6.2(b) (Liability for Employee Matters From and After Closing) or which otherwise transfer by operation of Law with respect to current or former Acquired Services Employees (the “Assumed Employee Benefit Liabilities”); and

(d)         all Taxes for which Buyer or its Affiliates are liable under applicable Law.

Section 1.4  Excluded Liabilities.  Notwithstanding anything else in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, satisfy or discharge any Liabilities of Seller or any of its Subsidiaries that are not Assumed Liabilities (the “Excluded Liabilities”).  Without limiting the generality of the preceding sentence, the Excluded Liabilities shall include the following Liabilities of Seller and its Affiliates:

(a)       all Liabilities to the extent arising out of or relating to the ownership or operation of the Acquired Services or use of the Transferred Assets (including the Assigned Contracts) at or prior to the Closing;

(b)         all Liabilities to the extent arising out of or relating to any Excluded Asset;

(c)         all accounts payable as of the Closing;

(d)        except as otherwise provided in the Transition Services Agreement, all Liabilities relating to (i) the employment (or termination thereof), compensation and employee benefits of any employee or former employee of the Seller or any of its Affiliates, including those Liabilities arising at or prior to Closing, regardless of whether such Liabilities are known as of the Closing, and (ii) any Seller Benefit Plan, in each case, other than any Assumed Liabilities (including, without limitation, the Assumed Employee Benefit Liabilities);

(e)         all Taxes for which Seller or its Affiliates are liable under applicable Law; and

(f)        all Liabilities incurred in connection with the negotiation, preparation and performance of this Agreement or any Ancillary Agreement, including fees and expenses of Seller’s and its Affiliates’ counsel, accountants, consultants, advisers and other Representatives.

Section 1.5  Retention of Copies.  Notwithstanding anything in this Agreement to the contrary, Seller and its Subsidiaries shall have the right to retain, following the Closing, copies of (a) any Books and Records or (b) any other written or recorded information constituting Transferred Assets, in the case of both clauses (a) and (b), which (i) Seller in good faith determines it or any of its Subsidiaries is reasonably likely to need in order to meet document preservation, reporting or recordkeeping requirements under applicable Law, without limiting Seller’s obligations pursuant to Section 4.11 (Confidentiality) or (ii) to the extent related to the Retained Business; provided, for the avoidance of doubt, that this Section 1.5 (Retention of Copies) shall not be construed to limit Buyer’s right of ownership with respect to any such Books and Records or information constituting a Transferred Asset from and after the Closing.

Section 1.6  Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets by Seller to Buyer pursuant to Section 1.1 (Transferred Assets), at the Closing, (a) Buyer or one of its Affiliates shall assume, and pay, perform, satisfy and discharge when due, the Assumed Liabilities, (b) Buyer shall assign, transfer and convey or cause to be assigned, transferred and conveyed to Seller the Stock Consideration (as adjusted pursuant to Section 1.7(d) (Closing; Closing Date Report) and Section 1.8(c) (Post-Closing Adjustment), to the extent applicable, the “Purchase Price”), free and clear of any Encumbrances or any other restrictions on transfer (other than any restrictions under applicable securities Law or restrictions under Seller Parent’s Organizational Documents).  Alternatively, on the Closing Date, Buyer Parent may assign, transfer and convey to Seller the Stock Consideration on behalf of Buyer.  Immediately following the Closing, Seller shall cause the Stock Consideration to be distributed to Seller Parent and Seller Parent shall cause the Stock Consideration to be cancelled.

Section 1.7   Closing; Closing Date Report.

(a)        Upon the terms and subject to the conditions of this Agreement, unless another date, place or time is agreed to in writing by Buyer and Seller, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Latham & Watkins LLP, 1271 6th Ave, New York, New York 10020, no later than the second (2nd) Business Day after which all of the conditions to the Closing set forth in Article 7 (Conditions to the Closing) have been satisfied or waived (other than the conditions set forth in Section 7.2(d) (Other Conditions to the Obligations of Buyer Parent and Buyer) and Section 7.3(d) (Other Conditions to the Obligations of Seller Parent and Seller), it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver at the Closing of such conditions); provided, that in no event shall the Closing take place prior to the Inside Date.  The date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing will be deemed effective as of the close of business on the Closing Date for tax and accounting purposes (except as otherwise required by applicable Law).

(b)         At the Closing:

(i)          Buyer shall deliver or cause to be delivered, and Seller or Seller Parent, as applicable, shall accept:

(A)          to Seller, the Stock Consideration (as adjusted pursuant to Section 1.7(d) (Closing; Closing Date Report), if applicable), pursuant to transfer instructions in a form reasonably acceptable to Seller through the facilities of The Depository Trust Company;

(B)          to Seller, the certificate contemplated by Section 7.3(d) (Other Conditions to the Obligations of Seller Parent and Seller);

(C)          to Seller, a counterpart of each Ancillary Agreement to which Buyer is a party, duly executed on behalf of Buyer;

(D)          to Seller, a counterpart to a written instrument evidencing the termination of the Stockholder Agreement; and

(E)          to Seller, such other documents or instruments as Seller reasonably requests and are reasonably necessary and commercially customary to consummate the transactions contemplated hereby.

(ii)        Buyer Parent shall deliver or cause to be delivered to Seller a counterpart of each Ancillary Agreement to which Buyer Parent or any of its Affiliates is a party that is not delivered to Seller under Section 1.7(b)(i)(C) (Closing; Closing Date Report), duly executed on behalf of Buyer Parent or such Affiliate.

(iii)         Seller shall deliver or cause to be delivered to Buyer:

(A)         the certificate contemplated by Section 7.2(d) (Other Conditions to the Obligations of Buyer Parent and Buyer);

(B)          a counterpart of each Ancillary Agreement to which Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate;

(C)         to Buyer, a counterpart to a written instrument evidencing the termination of the Stockholder Agreement; and

(D)       such other documents or instruments as Buyer reasonably requests and are reasonably necessary and commercially customary to consummate the transactions contemplated hereby.

(c)        Effective as of the Closing, Buyer Parent and its Affiliates shall be entitled to a credit against any amounts payable by Buyer Parent or Buyer under the A&R Master Service Agreement in an amount equal to 5% multiplied by the aggregate of all amounts invoiced under the Existing MSA with respect to the period from October 1, 2021 through the Closing Date in respect of all services described on Exhibit B of the Existing MSA other than the services listed on Exhibit L hereto (the “MSA Credit”).  The MSA Credit shall be equal to the Estimated MSA Credit as of Closing as adjusted and finally determined following the Closing pursuant to the procedures set forth in Section 1.8 (Post-Closing Adjustment) (at which time, the MSA Credit shall equal the Final MSA Credit).

(d)       At least five (5) Business Days prior to the anticipated Closing Date, Seller shall, after consultation with and reasonably considering any objections of Buyer, prepare and deliver to Buyer a written report (the “Closing Date Report”), which report shall set forth in reasonable detail Seller’s good faith estimate of the Specified Expenses, if any (the “Estimated Specified Expenses”) and the MSA Credit (the “Estimated MSA Credit”) provided, that Buyer shall have been provided with a reasonably detailed initial proposal of Estimated Specified Expenses and the Estimated MSA Credit, including an itemized breakdown of any matters that would reasonably be expected to be the source of any Specified Expense, at least fifteen (15) Business Days prior to Seller’s delivery of the Closing Date Report.  The number of shares of Seller Parent Common Stock required to be delivered as Stock Consideration at Closing shall be correspondingly reduced by an amount of shares of Seller Parent Common Stock equal to (x) Estimated Specified Expenses (if applicable) set forth in the Closing Date Report multiplied by 13.5 divided by (y) the Signing Stock Value.

Section 1.8   Post-Closing Adjustment.

(a)          No later than six (6) months after the Closing Date, Buyer shall, after consultation with Seller, deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good faith calculation of the Specified Expenses and the corresponding Final Specified Expenses Adjustment Amount and the MSA Credit (which shall take into consideration any invoices under the A&R MSA received by Buyer after Closing, which relate to any billing period prior to the Closing), which shall be accompanied by reasonably detailed supporting documentation related to its calculation of the Specified Expenses and the MSA Credit.  For the avoidance of doubt, except as otherwise provided for herein, there shall be no additional adjustment for any expenses (and no expenses shall be deemed “Specified Expenses” hereunder) to the extent not identified by Buyer in its initial Buyer Adjustment Report.

(b)         The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)         Seller shall have a period of thirty (30) days after receipt by Seller of the Buyer Adjustment Report for its review thereof (the “Review Period”).

(ii)        If Seller does not deliver to Buyer a written statement describing any objections Seller has to the Buyer Adjustment Report and Buyer’s calculation of the Specified Expenses, the MSA Credit and the Final Specified Expenses Adjustment Amount (which statement would need to include reasonable detail of each item or amount in dispute, along with reasonable detail of the basis therefor, supporting documentation, schedules and calculations enabling Buyer to calculate and review Seller’s calculations) (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 1.8(c) (Post-Closing Adjustment).  If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Seller and Buyer shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”).  During the Review Period and the Resolution Period, Seller and Buyer shall provide to one another and their Representatives reasonable access during normal business hours to relevant personnel and Representatives, relevant information relating to the Transferred Assets and Assumed Liabilities and the Acquired Services and other items reasonably requested by the other Party in connection with Buyer’s or Seller’s review of the Buyer Adjustment Report, the Notice of Disagreement, and any dispute with respect to those documents as contemplated by this Section 1.8 (Post-Closing Adjustment); provided, that in the event of any unreasonable delay by Buyer or Seller in providing any such access or information that was requested in writing and reasonably available, the Resolution Period shall (at the written request of the Party that made such request) be tolled (i.e., it shall not run) for so long as such access or information had been requested in writing but was not provided.  If Seller and Buyer reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 1.8(c) (Post-Closing Adjustment).  Seller and Buyer shall provide prompt written acknowledgement of such resolution in accordance with Section 10.2 (Notices).

(iii)          If such a resolution is not reached on or before the final day of the Resolution Period, then Seller and Buyer shall promptly (and in any event no later than five (5) Business Days after the final day of the Resolution Period) retain the Arbitrator (including by executing a customary agreement with the Arbitrator in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Arbitrator for resolution in accordance with this Section 1.8(b)(iii) (Post-Closing Adjustment).  The Arbitrator will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement, (2) within the range of the respective positions taken by each of Seller and Buyer and (3) based solely on written submissions to the Arbitrator provided by Seller and Buyer (i.e., not on the basis of an independent review) with respect to the Disputed Items (and only the Disputed Items) no later than fifteen (15) days after submission of the Disputed Items to the Arbitrator, and a presentation made by Seller and Buyer to the Arbitrator no later than twenty (20) days after submission of the Disputed Items to the Arbitrator; and (B) prepare and deliver to Seller and Buyer a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Arbitrator’s Report”).  Seller and Buyer shall provide the Arbitrator with such financial and other relevant information of Seller and Buyer as the Arbitrator shall reasonably request for purposes of making its final determination with respect to the Disputed Items, and Seller and Buyer shall otherwise reasonably cooperate with the Arbitrator in connection therewith.  All information (including answers to questions from the Arbitrator) submitted by Seller or Buyer to the Arbitrator must be concurrently delivered to the other Party.  Neither Seller nor Buyer, nor any of their respective Representatives, will meet or discuss any substantive matters with the Arbitrator without Seller and Buyer and their respective Representatives present or having the opportunity following at least three (3) Business Days’ advance written notice to be present, either in person or by telephone.  Each of Seller and Buyer agrees that (1) the Arbitrator’s determination with respect to each Disputed Item as reflected in the Arbitrator’s Report shall be deemed to be final, conclusive, binding and non‑appealable, (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Arbitrator’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 1.8(c) (Post-Closing Adjustment), (3) the procedures set forth in this Section 1.8 (Post-Closing Adjustment) shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report, and (4) the Arbitrator’s determination under this Section 1.8(b)(iii) (Post-Closing Adjustment) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(iv)      The Specified Expenses as set forth in the Final Adjustment Report shall be deemed to be the “Final Specified Expenses” and the MSA Credit as set forth in the Final Adjustment Report shall be deemed to be the “Final MSA Credit.”

(v)       Each of Seller and Buyer shall (A) pay its own respective costs and expenses incurred in connection with this Section 1.8 (Post-Closing Adjustment) and (B) be responsible for the fees and expenses of the Arbitrator in connection with this Section 1.8 (Post-Closing Adjustment) on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Arbitrator has accepted the respective positions of Seller and Buyer (which shall be determined by the Arbitrator and set forth in the Arbitrator’s Report).  For the avoidance of doubt, if the Arbitrator determines that it accepted seventy percent (70%) of the respective position of one Party (measured in dollars), that Party shall pay thirty percent (30%) of the fees and expenses of the Arbitrator and the other Party shall pay the remaining seventy percent (70%) of such fees and expenses.

(c)        Within three (3) Business Days after the determination of the Final Adjustment Report in accordance with this Section 1.8 (Post-Closing Adjustment) (including by failure to timely deliver a Notice of Disagreement):

(i)         if the Final Specified Expenses Adjustment Amount is a negative number, then Buyer shall assign, transfer and convey to Seller Parent or its Affiliates any additional shares of Seller Parent Common Stock and/or pay to Seller cash (by one or more wire transfers of immediately available funds to such account(s) designated in writing by Seller to Buyer) such that (i) the number of shares so delivered, if any, multiplied by the Signing Stock Value plus (ii) the amount of such cash, if any, equals the absolute value of the Final Specified Expenses Adjustment Amount; and

(ii)          if the Final Specified Expenses Adjustment Amount is a positive number, then Seller shall pay to Buyer an amount in cash equal to the Final Specified Expenses Adjustment Amount, by one or more wire transfers of immediately available funds to such account(s) designated in writing by Buyer to Seller.

Section 1.9  Allocation of Purchase Price.

(a)        Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price plus the assumption of the Assumed Liabilities (such amount, the “Consideration”) among the Transferred Assets in accordance with their relative fair market values (such allocation schedule, as further revised from time to time pursuant to this Section 1.9 (Allocation of Purchase Price), the “Allocation Schedule”).

(b)        Seller shall have thirty (30) days following receipt of the Allocation Schedule to review the allocation and to notify Buyer in writing if Seller disputes the allocation (a “Purchase Price Allocation Dispute Notice”), specifying the reasons therefor in reasonable detail.

(c)        If Seller delivers a Purchase Price Allocation Dispute Notice, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable, and, upon such resolution, if any, any adjustments to the applicable Allocation Schedule shall be made in accordance with the agreement of Buyer and Seller.  If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days of Seller’s delivery of the Purchase Price Allocation Dispute Notice (or such longer period as Buyer and Seller may mutually agree in writing), such dispute shall be resolved by the Tax Arbitrator, and such determination shall be final and binding on the Parties and accordingly reflected in a revised Allocation Schedule.  The Tax Arbitrator shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above.  In making such determination, the Tax Arbitrator may rely only upon information submitted to it by Buyer and Seller.  The Tax Arbitrator shall be instructed to use commercially reasonable efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission to it of any Allocation Schedule and Purchase Price Allocation Dispute Notice and, in any case, as promptly as practicable after such submission.  Any expenses relating to the engagement of the Tax Arbitrator in respect of its services pursuant to this Section 1.9 (Allocation of Purchase Price) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller.

(d)        For purposes of resolving any such dispute, each Party (and its Representatives) shall provide the other Party and, once engaged for purposes of resolving such dispute, the Tax Arbitrator, with reasonable access during normal business hours to all records and information in such Party’s possession or control related to the calculation of the Allocation Schedule.

(e)         The Allocation Schedule shall be (i) if no Purchase Price Allocation Dispute Notice has been timely delivered by Seller, such Allocation Schedule as originally submitted by Buyer, or (ii) if a Purchase Price Allocation Dispute Notice has been timely delivered by Seller, the calculation of such Allocation Schedule as adjusted to take into account the resolution of such dispute in accordance with this Section 1.9 (Allocation of Purchase Price), unless and until the determination of a Final Specified Expenses Adjustment Amount, in which case, such Allocation Schedule shall be revised in order to adjust the computation of the Consideration and the allocation so as to reflect such Final Specified Expenses Adjustment Amount in a manner that is consistent with the components reflected in the Final Adjustment Report.

(f)         Each of the Parties agrees to file (and cause its respective Affiliates to file) its respective Tax Returns consistent with the latest Allocation Schedule, and not take any position inconsistent with the latest Allocation Schedule in any Tax Return, Tax filing, audit, refund claim or otherwise, unless required by applicable Law.  Each Party agrees to provide notification (i) to Seller if the Party providing notification is Buyer and (ii) to Buyer if the Party providing notification is Seller if any Taxing Authority proposes changes to any allocations made pursuant to the Allocation Schedule.

Section 1.10  Non-Transferred Assets.

(a)         During the Pre‑Closing Period and any Post-Closing Transition Period, (i) each of Buyer and Seller shall and shall cause their applicable Affiliates to, use commercially reasonable efforts and cooperate in good faith to, as promptly as reasonably practicable, give all notices to, and obtain all Consents, from all Persons whose Consent is required as a condition to the transfer of any Transferred Asset; and (ii) Seller shall not and shall cause its Affiliates not to, without Buyer’s prior written consent, (A) amend, modify or waive the terms of any Contract that is an Assigned Contract or Non-Transferred Asset in a manner that would be material, and Buyer shall be under no obligation to accept any such amendment, modification or waiver or (B) take any other action with respect to such a Contract that would be restricted during the Pre-Closing Period by Section 4.1 (Conduct of the Acquired Services).

(b)        Notwithstanding Section 1.1 (Transferred Assets) or anything in this Agreement to the contrary, to the extent that the assignment or transfer (or attempted assignment or transfer) to Buyer of any Transferred Asset would require the Consent of any Person (other than a Party or any Party’s Affiliates) pursuant to its terms or applicable Law, and such Consent shall not have been obtained prior to the Closing (each such Transferred Asset with respect to which Consent has not been obtained, a “Non-Transferred Asset”), this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) thereof except to the extent provided in this Section 1.10 (Non-Transferred Assets).

(c)        From and after the Closing until the end of the Post-Closing Transition Period with respect to a particular Non-Transferred Asset, Seller and its Affiliates shall provide Buyer with the economic and operational equivalent of the transfer of such Non-Transferred Asset at cost and otherwise on the terms and conditions set forth in the Transition Services Agreement.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, under no circumstances shall any Liability arising out of or relating to any Non-Transferred Asset constitute an Assumed Liability unless and until such Non-Transferred Asset is assigned and transferred to Buyer pursuant to this Section 1.10 (Non-Transferred Assets).

Section 1.11   Shared Contracts.

(a)         Clone & Split Shared Contracts.

(i)          During the Pre‑Closing Period, and any Post-Closing Transition Period, (i) each of Buyer and Seller shall, shall cause their respective Affiliates to use commercially reasonable efforts and to cooperate in good faith with each other to cause each Clone & Split Shared Contract to be replaced with separate Contracts that (x) are with the same third party or third parties as in the Shared Contract being replaced (unless otherwise consented to by Buyer), (y) replace Seller or its Affiliate, as applicable, with Buyer Parent or Buyer as a counterparty, and (z) provide Buyer or its Affiliates rights and obligations that are substantially equivalent in the aggregate to those rights and obligations utilized by Seller or its Affiliates under the Clone & Split Shared Contract in the conduct of the Acquired Services prior to the Closing (a Contract meeting such requirements, a “Replacement Contract”); (ii) each of Seller and Buyer shall execute all documentation necessary to enter into such Replacement Contracts; and (iii) Seller shall not and shall cause its Affiliates not to, without Buyer’s prior written consent, (A) amend, modify or waive the terms of any Contract that is a Clone & Split Shared Contract in a manner that would be material, and Buyer shall be under no obligation to accept any such amendment, modification or waiver or (B) take any other action with respect to such a Contract that would be restricted during the Pre-Closing Period by Section 4.1 (Conduct of the Acquired Services).

(ii)        If Buyer and Seller are not able to enter into appropriate Replacement Contracts in respect of any Clone & Split Shared Contract prior to the Closing, then, from and after the Closing until the end of the Post-Closing Transition Period that applies with respect to such Clone & Split Shared Contract, Seller and its Affiliates shall provide Buyer with the economic and operational equivalent of such Replacement Contract at cost and otherwise on the terms and conditions set forth in the Transition Services Agreement.

(b)         De Novo Shared Contracts.

(i)         During the Pre‑Closing Period, Buyer shall and shall cause its applicable Affiliates to use commercially reasonable efforts to obtain a new Contract for Buyer with respect to those services being provided to the Acquired Services under any De Novo Shared Contract (a “Buyer New Contract”) and Seller and its Affiliates shall use commercially reasonable efforts to assist, and shall cooperate in good faith with, Buyer and its Affiliates in connection with the foregoing, including by using commercially reasonable efforts to achieve the T+1 Milestones.  Buyer shall reasonably promptly inform Seller once it has executed a Buyer New Contract.

(ii)          To the extent that the Eligible Unsatisfied T+1 Milestones that are applicable in respect of a De Novo Shared Contract are not satisfied as of Closing, then Seller shall provide to Buyer certain services under the Transition Services Agreement that relate to such De Novo Shared Contract and related Eligible Unsatisfied T+1 Milestones, in each case, as further detailed in Section 4.6(d) and the Transition Services Agreement.

Section 1.12  Allocation of Costs.

(a)         All one-time and non-recurring costs payable to a third party vendor in respect of (i) the securing of a Consent in respect of a Transferred Asset as contemplated under Section 1.10 (Non-Transferred Assets) or (ii) entry into a Replacement Contract in respect of a Clone & Split Shared Contract as contemplated in Section 1.11 (Shared Contracts) (such costs described in clauses (i) and (ii), “Arrangement Costs”) shall be borne by Seller, up to an aggregate amount of $350,000; provided, that any such Arrangement Costs in excess of $350,000 shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  In the Pre-Closing Period and any Post-Closing Transition Period, Seller shall deliver a reasonably detailed estimate of all Arrangement Costs incurred by Seller or its Affiliates to Buyer at least once every three (3) months and at such other time as may be reasonably requested by Buyer, together with such supporting documentation or other information that Buyer may reasonably request for the purpose of verifying the Arrangement Costs.

(b)       Each of Buyer and Seller shall, and shall cause their applicable Affiliates to use commercially reasonable efforts and to cooperate in good faith with each other in connection with the activities contemplated in Section 1.10 (Non-Transferred Assets) and Section 1.11 (Shared Contracts), including providing such reasonable access to Buyer’s personnel and Seller’s personnel, respectively, facilitating introductions to third parties or as otherwise may be required pursuant to Section 4.5 (Notification of Certain Matters) and by participating in meetings and calls with counterparties to the Assigned Contracts and Shared Contracts as may be reasonably requested for the purpose of coordinating on such activities.

(c)        Each of Seller and Buyer agrees that the following provisions will govern communications with counterparties to Assigned Contracts and Shared Contracts in each case, until such Assigned Contract has been assigned to Buyer or Buyer has entered into a Replacement Contract with respect to such Shared Contract, as the case may be:

(i)         Buyer shall not be permitted to contact any counterparty to any Assigned Contract or Shared Contract without the consent of (or participation by) Seller (including Seller’s Authorized Representative) except as follows:

(A)        Seller shall cooperate in good faith with Buyer to jointly initiate contact with counterparties to Assigned Contracts and Shared Contracts following the date hereof.  To the extent Seller has not initiated contact with any counterparty to an Assigned Contract or Shared Contract (other than a De Novo Shared Contract that is not a Professional Services De Novo Shared Contract) prior to the date that is thirty (30) days following the date hereof, Buyer shall be permitted to initiate communication; provided, that, prior to initiating any such communication, Buyer (x) provides Seller’s Authorized Representative twenty-four (24) hours advance notice of its intent to do so and (y) gives Seller’s Authorized Representative a reasonable opportunity to participate in any such communication (the foregoing clauses (x) and (y), the “Communication Procedures”);

(B)         To the extent that Seller has initiated contact with a counterparty to an Assigned Contract, Clone & Split Shared Contract or Professional Services De Novo Shared Contract, or Buyer has initiated contact pursuant to Section 1.12(c)(i)(A) with any counterparty to any Assigned Contract, Clone & Split Shared Contract or Professional Services De Novo Shared Contract, then Buyer shall be permitted to contact such counterparty at any time so long as Buyer complies with clause (y) of the Communication Procedures;

(C)          Buyer shall be permitted to contact any counterparty to a De Novo Shared Contract that is not a Professional Services De Novo Shared Contract at any time without the consent or involvement of Seller;

(D)      Each Party shall keep the other Party reasonably apprised regarding material communications with counterparties to Assigned Contracts or Shared Contracts that relate to the transactions contemplated hereby if the other Party is not present during such material communication; provided, that providing an update during a periodic meeting of the Transition Coordinators shall be deemed to satisfy a Party’s obligation pursuant to this sentence; and

(ii)         Neither Seller nor Buyer shall be permitted to contact any counterparty to an Assigned Contract with respect to fees or any conditions relating to a required Consent without the consent of the other Party;

provided, that nothing in the foregoing provisions of this Section 1.12 shall restrict any Party from (i) engaging in communications unrelated to the transactions contemplated hereby with any counterparty to an Assigned Contract or Shared Contract in the ordinary course of business or (ii) responding to a counterparty who initiates contact with a Party (without any solicitation or encouragement by such responding Party) so long as such responding Party uses commercially reasonable efforts to not discuss fees or any conditions relating to a required Consent (Allocation of Costs) and promptly informs the other Party of such communication (including the substance thereof).

Section 1.13  Withholding.  Buyer and any other applicable withholding agent shall make all payments due from Buyer under this Agreement without deduction or withholding for any Taxes, except as required by applicable Law.  Buyer represents that as of the date hereof, it does not expect to have to withhold any Taxes with respect to payments made hereof.  If subsequently Buyer becomes aware that applicable Law requires any such deduction or withholding, Buyer shall give prompt written notice thereof to Seller, and Buyer and Seller shall cooperate in good faith to minimize the amount of any deduction or withholding (or obtain a refund of any such deduction or withholding), including obtaining and providing, and if required, filing with the relevant Taxing Authority, any applicable documentation.  To the extent that amounts are so withheld in accordance with this Agreement, and duly deposited with the appropriate Governmental Body in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

Except as set forth in the Seller Disclosure Schedule (but subject to the limitations set forth in Section 10.11(f) (Interpretation; Construction)), Seller Parent and Seller, jointly and severally, represent and warrant to Buyer Parent and Buyer as follows:

Section 2.1  Organization and Authority; Valid and Binding Agreement.

(a)        Each of Seller Parent and Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.  Each of Seller Parent, Seller and their respective Affiliates, as applicable, has all requisite power and authority to (i) enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, (ii) carry out its obligations hereunder and thereunder, (iii) consummate the transactions contemplated hereby and thereby, and (iv) own, lease and operate the Transferred Assets, and operate the Acquired Services as they are now being conducted.  Seller or a Subsidiary of Seller, as applicable, is qualified to do business and is in good standing in each jurisdiction in which the Transferred Assets, or the operation of the Acquired Services as they are now being conducted, makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)        The execution and delivery by each of Seller Parent, Seller and any Affiliate of Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by each of Seller Parent, Seller and any Affiliate of Seller of its obligations hereunder and thereunder and the consummation by each of Seller Parent, Seller and any Affiliate of Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of each of Seller Parent, Seller and any Affiliate of Seller, and no other action on the part of Seller Parent, Seller or any Affiliate of Seller is necessary to authorize the execution and delivery by Seller Parent, Seller or any Affiliate of Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Seller Parent, Seller or any Affiliate of Seller of the transactions contemplated hereby and thereby.

(c)        This Agreement has been duly and validly executed and delivered by each of Seller Parent and Seller and (assuming due authorization, execution and delivery by Buyer Parent and Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller Parent and Seller enforceable against each of Seller Parent and Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d)         Each of the Ancillary Agreements to which Seller or any of its Affiliates is or will be a party has been or will be, as of the Closing, duly and validly executed and delivered by Seller (or such Affiliate) and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute, as of the Closing, a legal, valid and binding obligation of Seller (or such Affiliate), enforceable against Seller (or such Affiliate) in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 2.2  No Conflicts; Consents.

(a)          Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 2.2(b) (No Conflicts; Consents) or listed in Section 2.2(b) of the Seller Disclosure Schedule, neither the execution, delivery or performance by Seller or any of its Affiliates of this Agreement or any Ancillary Agreements to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will:

(i)          conflict with, or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or any of its Affiliates;

(ii)          conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Seller or any of its Affiliates, the Acquired Services or the Transferred Assets, except as would result from any facts or circumstances relating solely to Buyer or any of its Affiliates and not to Seller Parent, Seller or any of their Subsidiaries;

(iii)        (A) result in a violation or breach of, (B) constitute (with or without due notice or lapse of time or both) a default under or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any Transferred Asset pursuant to, (C) create in any party the right to terminate, modify, accelerate or cancel, or (D) require the Consent of, notice to or other action by any other Person under any of the terms, conditions or provisions of any Material Contract or other material Transferred Asset or other material Permit applicable to Seller or any of its Affiliates, the Acquired Services or the Transferred Assets;

except, in the case of clause (iii), where such violation, breach, event of default or other result described in such clauses would be expected to have a material adverse impact on the Acquired Services, taken as a whole.

(b)          No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act or (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would have, individually and in the aggregate, not more than a de minimis effect on the provision of any of the Acquired Services or on the Transferred Assets or Assumed Liabilities or (ii) such Consents, Permits, declarations, filings or notices as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates and not to Seller Parent, Seller or any of their Subsidiaries.

(c)          Subject to receipt of the Consents listed in Section 2.2(b) or Section 2.2(c) of the Seller Disclosure Schedule, no Consent is required to be obtained by Seller or any of its Affiliates in order to achieve the T+1 Milestones except to the extent any failure to secure such Consent would not reasonably be expected to have a material impact on the achievement of such T+1 Milestones.

Section 2.3  Financial Information and 2020 Adjusted EBITDA.

(a)          The Financial Information:  (i) fairly presents in all material respects the results of operations of the Acquired Services for the periods referred to therein; (ii) was derived from the financial reporting systems and the consolidated financial statements of Seller and Seller Parent, which consolidated financial statements were prepared in accordance with GAAP; and (iii) is consistent in all material respects with the methodology that Seller Parent has historically used in calculating and reporting the financial condition and results of its Business Solutions segment for purposes of Seller Parent’s public securities laws filings subject to adjustments that are accurately and completely described in the Financial Information and reflect a good faith and reasonable estimate of all costs and expenses related to the operation of the Acquired Services, including costs and expenses relating to any Overhead and Shared Services or other similar internal services or support provided in connection with the Acquired Services, but excluding, in each case, the expenses of Seller Parent’s Corporate segment as reported in Seller Parent’s public securities law filings (such adjustments referred to in this clause (iii), the “Carve-Out Adjustments”).

(b)          The Books and Records of Seller, Seller Parent and their respective Affiliates, to the extent affecting the calculation and reporting of the results of the Business Solutions segment of Seller Parent, since January 1, 2019, are currently maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.  The Financial Information (A) may not necessarily be indicative of the costs that would have resulted if the Acquired Services had been operated on a stand-alone basis prior to the Closing and may not be indicative of any such costs to Buyer and its Subsidiaries that will result following the Closing because the Acquired Services were not operated on a stand-alone basis prior to the Closing, (B) may be subject to normal year‑end adjustments, and (C) does not include footnotes and other presentation items.  Deloitte & Touche LLP has not resigned (or informed Seller Parent that it intends to resign) or been dismissed as independent public accountants of Seller Parent, in each case as a result of or in connection with any disagreements with Seller Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)          Seller and Seller Parent maintain policies and procedures requiring Seller and all its Affiliates to maintain appropriate internal controls on financial reporting. There were no “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) pursuant to such policies and procedures as applicable to the Acquired Services as of and for the year-ended December 31, 2020 (nor has there been any such “significant deficiency” or “material weakness” since such date).

(d)          The components and calculation of 2020 Adjusted EBITDA, as reflected in the Financial Information and Exhibit A, fairly account for and present in all material respects revenues and expenses of Seller and Seller Parent relating to the Acquired Services, using the same adjustments and methodology that Seller Parent has historically used in calculating and reporting “Adjusted EBITDA” of its Business Solutions segment for purposes of Seller Parent’s public securities law filings, subject to the Carve-Out Adjustments, except for the adjustment identified in the line item of Exhibit A titled “Additional Adjustments to EBITDA”.

Section 2.4  No Undisclosed Liabilities.  Neither Seller nor any of its Affiliates has any Liabilities with respect to the Acquired Services (whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP), except for Excluded Liabilities and Liabilities (a) that are specifically reserved against or reflected in the Financial Information, (b) that have been incurred in the Ordinary Course of Business since December 31, 2020, (c) for future performance under existing Contracts (none of which Liabilities arises out of or relates to any breach or violation by Seller or any of its Affiliates of any such Contract, relates to a future payment or other financial obligation of Seller or its Affiliates or is required to be reflected in the liabilities column of a statement of financial condition prepared in accordance with GAAP) or (d) that would not, individually or in the aggregate, be expected to have a material adverse impact on the Acquired Services, taken as a whole.

Section 2.5  Absence of Certain Developments.  Except for the transactions contemplated hereby, since December 31, 2020 until the date hereof, Seller and its Affiliates have operated in the Ordinary Course of Business with respect to the Acquired Services in all material respects and there has not been:

(a)          except as set forth on Section 2.5(a) of the Seller Disclosure Schedule, any action or event that would have required Buyer’s consent pursuant to Section 4.1 (Conduct of the Acquired Services) (excluding Section 4.1(b)(iv)) had such action or event occurred during the Pre-Closing Period; and

(b)          any change, effect, event or occurrence that has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 2.6  Title, Condition and Sufficiency of Assets.

(a)          Seller or one of its Subsidiaries has good, marketable and valid title to, or a valid leasehold interest in, each of the Transferred Assets (other than Intellectual Property Rights, such matters being the subject of Section 2.10 (Intellectual Property), free and clear of all Encumbrances other than Permitted Encumbrances and as set forth in Section 2.6(a) of the Seller Disclosure Schedule, except for assets, properties and rights sold or otherwise disposed of in compliance with Section 4.1 (Conduct of the Acquired Services).  All leases and licenses pursuant to which Seller or one of its Affiliates leases or licenses any Transferred Assets are valid and effective, in accordance with their respective terms, and there is not (i) with respect to Seller or its Affiliates, or (ii) with respect to any other party, to Seller’s Knowledge, any existing material default (or event which with notice or lapse of time, or both, would constitute a material default) under any of such leases or licenses.

(b)          Subject to the making of the declarations, filings and notices referred to in Section 2.2 or listed in Section 2.2 of the Seller Disclosure Schedule, the Transferred Assets and the rights of each of Buyer Parent, Buyer and their Affiliates under, and services to be provided to each such Person pursuant to, this Agreement or any of the Ancillary Agreements, include all properties, assets and rights (i) necessary for Buyer Parent, Buyer and their Affiliates to, immediately after the Closing, perform or receive the services and support in all material respects as provided by Seller and its Affiliates to Buyer Parent, Buyer and their Affiliates, taken as a whole, immediately prior to the Closing and (ii) sufficient to enable Buyer Parent, Buyer and their Affiliates to operate, in all material respects, the Channel Applications and the Acquired Services immediately after the Closing as they were operated and supported by Seller and its Affiliates as of the Closing.

Section 2.7  Compliance with Laws; Required Licenses and Permits.

(a)          With respect to their operation of the Acquired Services and otherwise with respect to the Transferred Assets, Seller and its Affiliates are, as of the date hereof, and have been since January 1, 2018, in material compliance with all applicable Laws.  Since January 1, 2018, (A) neither Seller nor any of its Affiliates has been in default or violation of any term, condition or provision of any applicable Order in connection with the operation of the Acquired Services and otherwise with respect to the Transferred Assets, nor has Seller or any of its Affiliates been subject to any inquiry, claim or allegation of any kind from any Governmental Body alleging any non-compliance with any applicable Law or Order by Seller or any of its Affiliates in connection with their operation of the Acquired Services and (B) no examination, investigation, inquiry, proceeding, audit, subpoena or disciplinary action by any Governmental Body in connection with the operation of the Acquired Services by Seller or any of its Affiliates is pending or, to Seller’s Knowledge, threatened.

(b)          Section 2.7(b) of the Seller Disclosure Schedule sets forth a correct and complete list of all Permits that are material to or necessary to conduct the Acquired Services.  All such Permits have been obtained by Seller or its applicable Subsidiary, and all such Permits are valid and in full force and effect in accordance with their terms in all material respects.  Seller and its applicable Affiliates are, as of the date hereof, in compliance in all material respects with all such Permits except where the failure to be valid and in full force and effect would not materially impair the ownership, operation or use of any of the Transferred Assets or operation of the Acquired Services or give rise to any Assumed Liability.  There are no Permits used primarily in connection with the Acquired Services.

Section 2.8  Legal Proceedings; Orders.

(a)          There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened (i) against or by Seller or any of its Affiliates with respect to their operation of the Acquired Services, or otherwise relating to any Transferred Assets or any Assumed Liabilities or (ii) against Seller or any of its Affiliates or any of their respective directors or officers (in their respective capacities as such) that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby, in each case, other than any such Legal Proceeding by Buyer Parent, Buyer or their respective Affiliates.

(b)          There are no outstanding Orders adversely affecting the operation of the Acquired Services or the consummation of the transactions contemplated in this Agreement.

Section 2.9  Material Contracts.

(a)          Section 2.9(a) of the Seller Disclosure Schedules sets forth a correct and complete list of the following Contracts (other than any Contract with Buyer or any Affiliate of Buyer) (the Contracts set forth in Section 2.9(a) of the Seller Disclosure Schedule, the “Material Contracts”):

(i)          each Assigned Contract;

(ii)          each Shared Contract;

(iii)       any Contract that materially limits or purports to materially limit the ability of Seller or any of its Affiliates to compete in any line of business or geographical area or to solicit any customer or potential customer of any Person or to solicit any Person for employment or hire any Person, in each case, to the extent that any such Contract would be binding upon, or enforceable against, Buyer or any of its Affiliates in their operation of the Acquired Services or their use of the Transferred Assets after the Closing or otherwise;

(iv)        any Contract that grants to any third party any preferential right, right of first refusal, right of first offer or similar right with respect to any Transferred Assets;

(v)       any Assigned Contract or Shared Contract that (A) contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment and (B) cannot be cancelled by Seller or its applicable Affiliate without material penalty upon no more than ninety (90) days’ notice;

(vi)       any Assigned Contract or Shared Contract that requires Seller or its Affiliates to use the products or services of the counterparty on an exclusive or preferred basis;

(vii)        any Contract with a labor union or guild (including any collective bargaining agreement) that affects any Transferred Employee;

(viii)     any Contract with a Governmental Body that relates to the Acquired Services, Transferred Assets or Assumed Liabilities;

(ix)        any Contract establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement relating to the Acquired Services, Transferred Assets or Assumed Liabilities;

(x)          any Contract that relates to the disposition by Seller or any of its Affiliates of any Transferred Asset;

(xi)       any Contract pursuant to which Seller or any of its Affiliates receives or grants any license, covenant not to sue, release, waiver, option or other similar right under, or has assigned or agreed to assign, Intellectual Property Rights that are material to the ownership, operation or use of the Transferred Assets or the Acquired Services from or to any Person other than (A) non-exclusive licenses granted to third parties by Seller or any of its Affiliates in the Ordinary Course of Business or (B) non-exclusive licenses of generally commercially available, off‑the‑shelf Software, and non-exclusive Software as service agreements (for generally commercially available, off-the-shelf Software as a service) and related services agreements, in each case, entered into in the Ordinary Course of Business;

(xii)      any Contract relating to the settlement of any threatened, pending or resolved Legal Proceeding that affects, has affected or would reasonably be expected to affect in any manner the Acquired Services, the Transferred Assets or the Assumed Liabilities, other than (A) customary releases entered into with former employees and independent contractors on an individual (and not class or collective) basis in connection with the cessation of such employee’s or independent contractor’s employment with Seller and (B) settlement agreements entered into more than three (3) years prior to the date of this Agreement under which Seller and its Affiliates have no continuing obligations or liabilities;

(xiii)      any Contract that creates or would create an Encumbrance on any material Transferred Assets or other Encumbrance material to the Acquired Services;

(xiv)      any Assigned Contract or Shared Contract that is material to the Acquired Services, including any Contract that is reasonably necessary to maintaining the ongoing operations and financial position of the Acquired Services, taken as a whole, but excluding any Contracts used to provide the Overhead and Shared Services and not otherwise relating to the Acquired Services;

(xv)        any Contract that relates to the Channel Applications, including the development thereof and any component therein, but excluding any Contracts used to provide the Overhead and Shared Services and not otherwise a Shared Contract or an Assigned Contract; and

(xvi)      any written proposal or any commitment to enter into any Contract of a type described in the foregoing clauses of this Section 2.9(a) (Material Contracts).

(b)         Seller has made available to Buyer copies of each Material Contract other than those set forth on Section 2.9(b) of the Seller Disclosure Schedule, all of which are correct and complete (subject to, in the case of Material Contracts that are not Transferred Assets or Shared Contracts, any redaction reasonably deemed necessary or appropriate by Seller of information contained therein to the extent not related to the Acquired Services, any Transferred Asset or any Assumed Liabilities), together with all modifications and amendments thereto.  Each Material Contract is in full force and effect and is a valid and binding agreement of Seller or an Affiliate of Seller, enforceable against Seller or such Affiliate, as applicable, and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  As of the date hereof, neither Seller, any of its applicable Affiliates, nor, to Seller’s Knowledge, any other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of, or material default under, or has, during the twelve (12) months prior to the date hereof, provided or received any written notice, or to the Seller’s Knowledge, oral notice, of a decision to terminate or seek a material variation of any Material Contract.

Section 2.10  Intellectual Property.

(a)        Section 2.10(a) of the Seller Disclosure Schedule sets forth a correct and complete list of any Intellectual Property Rights included in the Transferred Intellectual Property that are subject to any registration or application to register with a Governmental Body.  All such Intellectual Property Rights that are material to the Acquired Services are subsisting, valid and enforceable, and are not subject to any outstanding Order adversely affecting the validity or enforceability of, or Seller’s or its Affiliates’ ownership or use of, or rights in or to, any such Intellectual Property Rights.

(b)        Seller or a Subsidiary of Seller solely and exclusively owns the Transferred Intellectual Property free and clear of any and all Encumbrances, except for Permitted Encumbrances and as set forth in Section 2.10(b) of the Seller Disclosure Schedule.

(c)          The conduct of the Acquired Services by Seller does not, to Seller’s Knowledge, infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in the prior six (6)-year period, any Patents of any Person.  The conduct of the Acquired Services by Seller does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in the prior six (6)-year period, any Intellectual Property Rights of any Person, excluding Patents.  There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing, and within the past six (6)-year period, neither Seller nor any of its Affiliates has received any written claim, in each case that (x) claims that the operation of the Acquired Services infringes, misappropriates or otherwise violates (or has infringed, misappropriated or otherwise violated) any Intellectual Property Right of any Person, whether directly or indirectly, or (y) challenges the validity, enforceability or ownership of any Transferred Intellectual Property.

(d)        To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating the Transferred Intellectual Property and Seller and its Affiliates have not made, or threatened in writing, any claims that any Person has infringed, misappropriated or otherwise violated any Transferred Intellectual Property.

(e)        Seller and its Affiliates have taken commercially reasonable measures to protect the confidentiality and value of all Know-How that is Transferred Intellectual Property, and, to Seller’s Knowledge, such Know-How has not been used by or disclosed to any Person except pursuant to written, valid non-disclosure or license agreements which have not been breached.  Each Person who is or was an employee or contractor of Seller or any of its Affiliates and is or was involved in the development or creation of any Transferred Intellectual Property material to the Acquired Services has signed a valid and enforceable agreement containing an irrevocable present assignment to Seller or its Affiliate, as appropriate, of all such Intellectual Property Rights.  No such Person retains any right, title or interest in or to any such Intellectual Property Rights which conflicts with the right, title or interest of Seller or its Affiliates.

(f)          To Seller’s Knowledge, Seller has not incorporated, compiled, distributed or linked any Restricted Software with any Software that is part of the Transferred Assets in a manner that would subject such Software that is part of the Transferred Assets to the license conditions of any Restricted Software.  For purposes hereof, “Restricted Software” means open source Software that requires as a condition of the use, modification or distribution of such Software that such Software or other Software incorporated into, derived from, compiled with or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

Section 2.11  Data Security.

(a)         Schedule 1.1(f) sets forth a correct and complete list of all Transferred IT Assets.  Seller has made available to Buyer correct and complete copies of all documentation and functional specifications in Seller’s possession or control relating to the Transferred IT Assets.  The Transferred IT Assets are in good operating condition and repair, consistent with applicable Data Protection Legal Requirements and Industry Standards.  Seller has, consistent with applicable Data Protection Legal Requirements and Industry Standards, used applications and tools designed to detect Disabling Devices on the Transferred IT Assets and, to Seller’s Knowledge, there are no Disabling Devices on the Transferred IT Assets.

(b)        To the extent affecting in any material manner the operation or conduct of the Acquired Services by Buyer or its Affiliates following the Closing or the ownership by Buyer or its Affiliates of any Transferred Assets:

(i)          Seller and its Affiliates have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data protection consistent with (A) applicable Data Protection Legal Requirements and Industry Standards, and (B) any written privacy policies of Seller or its Affiliates (such policies and measures, collectively, the “Privacy and Data Protection Policies”).  Within the three (3)-year period prior to the date hereof, Seller and each of its Affiliates have (A) complied in all material respects with all of their respective Privacy and Data Protection Policies and related contractual and fiduciary obligations, and all applicable Data Protection Legal Requirements, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Data, and (B) used commercially reasonable measures consistent with Industry Standards to ensure the confidentiality, privacy and security of Personal Data.  To the extent required by applicable Data Protection Legal Requirements or the Privacy and Data Protection Policies, (A) Personal Data is stored and transmitted by Seller and its Affiliates in an encrypted manner, and (B) Personal Data is not maintained by Seller or its Affiliates for longer than is required.

(ii)         Seller and each of its Affiliates (A) have not been subject to any Legal Proceeding and there are no claims pending or, to Seller’s Knowledge, threatened, (B) have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Body or Person alleging noncompliance or potential noncompliance with any applicable Data Protection Legal Requirements or the Privacy and Data Protection Policies, and (C) have not been subject to any written, or, to Seller’s Knowledge, oral regulatory inquiries from any Governmental Body regarding potential noncompliance with applicable Data Protection Legal Requirements; in the case of each of clauses (A), (B) and (C), with respect to Seller or its Affiliates’ collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure or protection of Personal Data.  Seller and its Affiliates are not prohibited by any applicable Data Protection Legal Requirements or their respective Privacy and Data Protection Policies from providing Buyer with any Personal Data that has been provided to Buyer as of the date hereof, or that is contemplated to be provided to Buyer, by Seller pursuant to this Agreement and the Ancillary Agreements.

(iii)       During the three (3)-year period prior to the date hereof, (A) except as set forth in Section 2.11(b)(iii) of the Seller Disclosure Schedule, there have been no Data Incidents related to the Transferred IT Assets or data processed thereby, or with respect to any Personal Data maintained by or on behalf of Seller or its Affiliates with respect to the Acquired Services, (B) Seller and its Affiliates have not been required to notify any Person or regulators (including any Governmental Body) of any Data Incident, and (C) Seller and its Affiliates have not been unable to operate the Acquired Services for any material period of time due to any Disabling Device on any Transferred IT Assets or other systems, networks, data or devices used by Seller and its Affiliates in the conduct of the Acquired Services.

(iv)        Except as set forth in Section 2.11(b)(iv) of the Seller Disclosure Schedule, Seller and its Affiliates have implemented and maintain commercially reasonable backup and disaster recovery technologies, processes and procedures consistent with applicable contractual obligations and Industry Standards.  Seller and its Affiliates have established and performed periodic (A) risk assessments and testing of the Privacy and Data Protection Policies and procedures and (B) business continuity, vulnerability, penetration and source code tests, in each case, in compliance with applicable Laws and consistent with applicable Industry Standards.  Any exceptions and vulnerabilities noted in such tests will not materially adversely affect the financial condition, operation or value of any Transferred Assets, Transferred IT Assets or the Acquired Services.

(v)       All application diagrams set forth in Section 2.11(b)(v) of the Seller Disclosure Schedule are accurate high-level representations as to the application architecture covered (or purported to be covered) by such diagrams.

(c)       Seller has made available to Buyer its most recent System and Organization Control (“SOC”) 1 and SOC 2 audits for the Acquired Services.  Except as set forth on Section 2.11(c) of the Seller Disclosure Schedule, Seller has remediated any high-level or medium-level security issues identified in such reports.  Any security issues identified in such reports that have not been remediated by Seller will not materially adversely affect the financial condition, operation or value of any Transferred Assets, Transferred IT Assets or the Acquired Services.

(d)         Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements, nor the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreements, nor Seller’s and its Affiliates’ provision to Buyer of possession or use of the Transferred IT Assets or Personal Data violates any applicable Data Protection Legal Requirements or Privacy and Data Protection Policies.

Section 2.12  Employee Benefit Plans.

(a)         Section 2.12(a) of the Seller Disclosure Schedule sets forth a correct and complete list of each material Seller Benefit Plan and separately identifies each such Seller Benefit Plan that is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Seller or any of its Affiliates who reside or work outside of the United States (a “Non-U.S. Seller Benefit Plan”).  For each Seller Benefit Plan, Seller has made available to Buyer a correct and complete copy of (i) the plan document, including any amendments, thereto and most recent summary plan description, if any, (ii) the trust agreement or annuity Contract, if any, (iii) all material correspondence to or from any Governmental Body received in the last year with respect to such Seller Benefit Plan (to the extent related to the participation of any Acquired Services Employee (or any dependent thereof) therein), and (iv) a written description of such Seller Benefit Plan if such plan is not set forth in a written document, in effect as of the date hereof.  For the avoidance of doubt, the term “United States”, as used in this Section 2.12(a) (Employee Benefit Plans), includes the Commonwealth of Puerto Rico.

(b)         Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 1081.01(a) of the Puerto Rico Code (each, a “Qualified Seller Benefit Plan”) has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the U.S. Internal Revenue Service or Puerto Rico Treasury Department, as applicable, and to Seller’s Knowledge, no event has occurred since the date of the most recent determination letter or application therefor that would reasonably be expected to adversely affect the qualification of such Qualified Seller Benefit Plan.  Section 2.12(b) of the Seller Disclosure Schedule sets forth a correct and complete list of each Qualified Seller Benefit Plan.  Seller has made available to Buyer copies of the most recent determination letters issued by the U.S. Internal Revenue Service and Puerto Rico Treasury Department, as applicable, with respect to each such Qualified Seller Benefit Plan.

(c)         Except as would not reasonably be expected to result in any material liability to Buyer or any of its Affiliates, (i) each Seller Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Law, including, without limitation, ERISA, the Code and the Puerto Rico Code, (ii) all contributions or other amounts payable by Seller or any Affiliate of Seller with respect to each Seller Benefit Plan in respect of current or prior plan years have been timely paid or accrued to the extent required by generally accepted accounting principles, and (iii) there are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) or Legal Proceedings by any plan participant or beneficiary or by a Governmental Body by, on behalf of or against any Seller Benefit Plan or any trust related thereto.

(d)         Except as would not reasonably be expected to result in any material liability to Buyer or any of its Affiliates, (i) all Non-U.S. Seller Benefit Plans comply with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and (ii) as of the date hereof, there is no pending or threatened Legal Proceedings relating to any Non-U.S. Seller Benefit Plan.

(e)        Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any Acquired Services Employee to any material increase in the amount of compensation or benefits due to such Acquired Services Employee from Seller or any of its Affiliates, (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit due from Seller or any of its Affiliates to a Acquired Services Employee, (iii) entitle any current or former Acquired Services Employee to severance, change in control, or similar pay or any material increase in severance pay, (iv) directly or indirectly cause Seller or any of its Affiliates to transfer or set aside any assets to fund any material benefits to any Acquired Services Employee under any Seller Benefit Plans, or (v) result in the payment of any amount that could, individually or in combination with any other payment constitute an “excess parachute payment” under Section 280G of the Code to any Acquired Services Employee (excluding any payments made by, at the direction of, or otherwise pursuant to any agreement or arrangement with, Buyer or any of its Affiliates).

(f)        Within the last three (3) years, (i) to the Seller’s Knowledge, no allegations, claims, or accusations of sexual harassment or sexual misconduct have been made against any Acquired Services Employee who has a base salary or wage rate greater than or equal to $60,000, and (ii) Seller has not entered into any settlement agreement related to any allegations, claims, or accusations of sexual harassment or sexual misconduct by any Acquired Services Employee who has a base salary or wage rate greater than or equal to $60,000.

Section 2.13  Labor Matters.

(a)        Set forth in Section 2.13(a) of the Seller Disclosure Schedule is a list, as of the date hereof, of all Acquired Services Employees, along with each Acquired Services Employee’s (i) full legal name, (ii) home address, (iii) location of employment, (iv) current annual base salary or base hourly wage rates, (v) if applicable, annual incentive compensation opportunity and the actual amount of the 2020 annual incentive, (vi) scheduled or regular and overtime hours (as applicable) on Seller’s human resources system of record, (vii) for Acquired Services Employees based in Costa Rica and Colombia, a list of benefit entitlements, (viii) job title, (ix) date of hire, (x) service date used for crediting length of service for purposes of the Seller Benefit Plans (if different than date of hire), and (xi) status as active or on leave; provided, that the Seller Disclosure Schedule shall not include any information required to be redacted or otherwise withheld in order to comply with applicable Law.

(b)        There is not currently existing or, to Seller’s Knowledge, threatened, any material labor strike, slowdown, work stoppage, unfair labor practice or other labor dispute, lockout or other industrial action against or affecting the Acquired Services, nor has there been any such activity within the past three (3) years.

(c)        Seller and its Affiliates are in material compliance with all Laws governing the terms and conditions of employment of the Acquired Services Employees, including, but not limited to, Laws respecting labor, employment and employment practices, terms and conditions of employment, employee and independent contractor classification, immigration, wages and hours, and occupational safety and health.

(d)       Neither the Seller nor any of its Affiliates is a party to, or bound by, any collective bargaining agreement, works council agreement or other similar agreement with any labor union or labor organization with respect to any Acquired Services Employee and there are no labor unions or other labor organizations representing, or to Seller’s Knowledge, no activities or proceedings by any individual or group of individuals, including representatives of labor unions or other labor organizations, attempting to represent, any Acquired Services Employees.

(e)          Except as would not reasonably be expected to result in any material liability to Buyer or any of its Affiliates, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates and brought in any forum by or on behalf of any current or former Acquired Services Employee, any applicant for employment as an Acquired Services Employee or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Seller or any of its Affiliates in connection with the employment relationship of any Acquired Services Employee.

Section 2.14  Brokers.  Except for Goldman Sachs & Co. LLC and Evercore Group L.L.C. (the fees of which have been or will be paid by Seller), no broker, finder, investment banker, agent or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 2.15  Suppliers.  Section 2.15 of the Seller Disclosure Schedule sets forth a correct and complete list of the top ten (10) suppliers of products or services in support of the Acquired Services (by amounts incurred) during (a) the twelve (12)-month period ended December 31, 2020 and (b) the six (6)-month period ended June 30, 2021 (collectively, the “Top Suppliers”).  Since June 1, 2020, neither Seller nor any of its Affiliates has received any written notice from any Top Supplier stating that such Top Supplier has ceased or will cease to, as applicable, supply products or services in support of the Acquired Services.

Section 2.16  Insurance.  Section 2.16 of the Seller Disclosure Schedule sets forth a list that is correct and complete in all material respects, as of the date hereof, of all material insurance policies maintained by Seller or its Affiliates with respect to the Acquired Services or any Transferred Asset (for the avoidance of doubt, inclusive of any such insurance policies of broader applicability to Seller’s or its Affiliates’ other businesses and assets).  As of the date hereof, such policies are in full force and effect, and all premiums due on such policies have been paid.

Section 2.17  Foreign Asset Control.  Seller maintains a risk-based system of controls which reasonably assures, as applicable, the monitoring, prevention, detection, and reporting of transactions involving OFAC Specially Designated Nationals and Blocked Persons, as required by applicable Law.  There are no facts or circumstances that would cause Seller or any Affiliate to be deemed to be not operating in compliance, in all material respects, with any order or regulation issued by OFAC, or any other applicable executive order issued by the U.S. Department of State or the President of the U.S.  Since January 1, 2016, none of Seller or any of its Affiliates has entered into any transaction with any Person subject to sanctions administered by OFAC.

Section 2.18  Anti-Money Laundering.  Seller maintains a risk-based system of controls that reasonably assures the monitoring, prevention, detection, and reporting of transactions violating any applicable Law relating to anti-money laundering or anti-terrorist financing, including the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (collectively, the “Anti-Money Laundering Laws”) and has complied in all material respects with any requirements to file reports and other necessary documents as required by the Anti-Money Laundering Laws.  Since January 1, 2016, the Acquired Services have been conducted at all times in all material compliance with the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Body or any arbitrator involving Seller or its Affiliates with respect to the Anti-Money Laundering Laws is pending or, to Seller’s Knowledge, threatened.

Section 2.19 Anti-Corruption.  Seller maintains a risk-based system of controls which reasonably assures, as applicable, the monitoring, prevention, detection, and reporting of transactions violating any applicable Law relating to anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977.  Since January 1, 2016, none of Seller (or any of its Affiliates) or any individual employed by Seller (or any of its Affiliates) in operation of the Acquired Services has paid, offered or promised to pay, or authorized or ratified the payment directly or indirectly, of any monies or anything of value to any official or employee of any Governmental Body or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the Governmental Body to obtain or retain business, direct business to any person or secure any other improper benefit or advantage, in each case, in violation of any applicable Law.

Section 2.20  Export Controls.  Since January 1, 2016, Seller has complied in all material respects with all applicable U.S. and non-U.S. export control requirements, including regulations controlling the export of certain products, services, and technologies and anti-boycott requirements as set forth in the Export Administration Regulations (EAR), 15 CFR Parts 730-774, and any related or similar rules, regulations or guidelines.

Section 2.21  Ancillary Agreements.  As of the date hereof, Seller is not aware of any fact or circumstance which would render it unable to make the representations and warranties set forth in the A&R Master Service Agreement, the A&R ATH Network Participation Agreement and the A&R ISO Agreement when such agreements are entered into on the Closing Date.  At the Closing, each representation and warranty that will be provided by Seller or any of its Affiliates in the A&R Master Service Agreement, the A&R ATH Network Participation Agreement and the A&R ISO Agreement in connection with the execution and delivery of each such agreement (in each case, were such agreement to be executed and delivered on the Closing Date in the form of the applicable exhibit hereto) will be true and correct.

Section 2.22  Omitted Applications.  To Seller’s Knowledge as of the date hereof, there are no Omitted Applications.

Section 2.23  No Other Representations or Warranties.  Each of Seller Parent and Seller acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 (Representations and Warranties of Buyer Parent and Buyer) or in any Ancillary Agreement, none of Buyer Parent, Buyer, any of their Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) neither Seller Parent nor Seller will have any right or remedy (and Buyer Parent, Buyer or their Affiliates will have no Liability whatsoever) arising out of, and each of Seller Parent and Seller expressly disclaims any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Buyer Parent, Buyer or any of their Affiliates (including in any materials, documentation or other information regarding the transactions contemplated by this Agreement or any Ancillary Agreement made available to Seller Parent, Seller or their representatives in connection with this Agreement or their investigation thereof), or any errors therein or omissions therefrom, other than for Fraud and the representations and warranties expressly set forth in Article 3 (Representations and Warranties of Buyer Parent and Buyer) or in any Ancillary Agreement and the rights of each of Seller Parent and Seller expressly set forth in this Agreement in respect of such representations and warranties (subject in each case to Section 9.1 (Survival)).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Except as set forth in the Buyer Disclosure Schedule (but subject to the limitations set forth in Section 10.11(f) (Interpretation; Construction)), Buyer Parent and Buyer, jointly and severally, represent and warrant to Seller Parent and Seller as follows:

Section 3.1  Organization and Authority; Valid and Binding Agreement.

(a)         Each of Buyer Parent and Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation (as applicable).  Each of Buyer Parent and Buyer (and, if applicable, its relevant Affiliates) has all requisite power and authority to (i) enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, (ii) carry out its obligations hereunder and thereunder, (iii) consummate the transactions contemplated hereby and thereby (including all power and authority to assign, transfer and convey the Stock Consideration as provided by this Agreement), and (iv) own, lease and operate its properties, and conduct its business as it is now being conducted.  Each of Buyer Parent and Buyer is qualified to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the properties and assets owned or leased by it, or the operation of its business as it is now being conducted, makes such qualification necessary.

(b)         The execution and delivery by each of Buyer Parent and Buyer (and, if applicable, its relevant Affiliates) of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by each of Buyer Parent and Buyer (and, if applicable, its relevant Affiliates) of its obligations hereunder and thereunder and the consummation by each of Buyer Parent and Buyer (and, if applicable, its relevant Affiliates) of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of each of Buyer Parent and Buyer (and, if applicable, its relevant Affiliates) and no other action on the part of Buyer Parent or Buyer (or, if applicable, its relevant Affiliates) is necessary to authorize the execution and delivery by Buyer Parent or Buyer (or, if applicable, its relevant Affiliates) of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by Buyer Parent or Buyer (or, if applicable, its relevant Affiliates) of the transactions contemplated hereby and thereby.

(c)        This Agreement has been duly and validly executed and delivered by each of Buyer Parent and Buyer and, assuming due authorization, execution and delivery by Seller Parent and Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer Parent and Buyer, enforceable against each of Buyer Parent and Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  Each of the Ancillary Agreements to which Buyer Parent or Buyer (or, if applicable, its relevant Affiliates) is or will be a party has been or will be, as of the Closing, duly and validly executed and delivered by such Person, and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes or will constitute a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2  No Conflicts; Consents.

(a)      Subject to receipt of the Consents and Permits, and the making of the declarations, filings and notices, referred to in Section 3.2(b) (No Conflicts; Consents), neither the execution, delivery or performance by Buyer Parent or Buyer (or if applicable, its relevant Affiliates) of this Agreement or any Ancillary Agreement to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby, will:

(i)          conflict with, or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer Parent or Buyer (or if applicable, its relevant Affiliates);

(ii)         conflict with, or result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer Parent or Buyer (or if applicable, its relevant Affiliates), except as would result from any facts or circumstances relating solely to Seller or any of its Affiliates and not to Buyer Parent, Buyer or any of their Subsidiaries; or

(iii)       (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel, or (D) require the Consent of any other Person under, any Contract to which Buyer Parent or Buyer is a party or is bound or to which any of the properties or assets of Buyer Parent or Buyer (or if applicable, its relevant Affiliates) are subject.

except, in the case of clause (iii) where such violation, breach, event of default or other result described in such clauses has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b)        No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer Parent or Buyer (or if applicable, its relevant Affiliates) in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby, except for compliance with and filings under the HSR Act.

Section 3.3  Legal Proceedings; Orders.  As of the date hereof, (a) there is no pending Legal Proceeding and, to Buyer’s Knowledge, no Person has threatened to commence any Legal Proceeding against Buyer Parent, Buyer or any of their respective Affiliates that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby and (b) there is no Order applicable to any of Buyer Parent or Buyer or any of their respective Affiliates that could have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

Section 3.4  Stock Consideration.  Buyer Parent and/or a Subsidiary thereof is (or are) the sole beneficial and record owners of, and have good, valid and marketable title to, all of the Stock Consideration, free and clear of any Encumbrances or any other restrictions on transfer, including any preemptive right or any purchase option, call option, right of first refusal, subscription right or any similar right (other than any restrictions under applicable securities Law or restrictions under Seller Parent’s Organizational Documents).  Immediately after the Closing, Seller will own all of the Stock Consideration that was owned by Buyer Parent or any of its Subsidiaries as of immediately prior to the Closing, free and clear of all Encumbrances (other than any restrictions under applicable securities Law or restrictions under Seller Parent’s Organizational Documents), other than as a result of any Encumbrance or other event or circumstance resulting from any action or failure to act by Seller or its Affiliates.  For the avoidance of doubt, this Section 3.4 (Stock Consideration) shall not apply with respect to any shares of Seller Parent Common Stock not required to be delivered to the Closing, as determined in accordance with Section 1.7 (Closing; Closing Date Report).

Section 3.5  Certain Matters as to Buyer Parent and Buyer.  Neither Buyer Parent nor Buyer is a Person with whom Seller is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Body, or any terrorism or money laundering Laws, including due to Buyer Parent, Buyer or any Person that has ownership in or control over either Buyer Parent or Buyer, except to the extent such ownership or control derives solely from such Person’s ownership of publicly traded securities of Buyer Parent, being (a) subject to embargos or sanctions of any Governmental Body, (b) in violation of any terrorism or money laundering Laws or (c) listed on a published Governmental Body list, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC in the U.S. or other lists of similar import in any jurisdiction.

Section 3.6  Brokers.  Except for J.P. Morgan Securities LLC (the fees of which have been or will be paid by Buyer), no broker, finder, investment banker, agent or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer Parent, Buyer or any of their respective Affiliates.

Section 3.7  Ancillary Agreements.  As of the date hereof, Buyer is not aware of any fact or circumstance which would render it unable to comply with the representations and warranties set forth in the A&R Master Service Agreement, the A&R ATH Network Participation Agreement and the A&R ISO Agreement when such agreements are entered into on the Closing Date.  At the Closing, each representation and warranty that will be provided by Buyer or any of its Affiliates in the A&R Master Service Agreement, the A&R ATH Network Participation Agreement, the A&R ISO Agreement in connection with the execution and delivery of each such agreement (in each case, were such agreement to be executed and delivered on the Closing Date in the form of the applicable exhibit hereto, but without regard to any other date specified therein), will be true and correct.

Section 3.8  Omitted Applications.  As of the date hereof, Buyer has no Knowledge of an Omitted Application.

Section 3.9 Independent Investigation; Non-Reliance; No Other Representations and Warranties.

(a)        Buyer acknowledges that it has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Acquired Services, the Transferred Assets and the Assumed Liabilities.  Each of Buyer Parent and Buyer has relied and shall rely solely on its own investigations and has not relied on, and hereby expressly waives any reliance upon, any representation, warranty or other statement made by, on behalf of or relating to Seller Parent, Seller, any of their Affiliates or the Acquired Services, or any omissions therefrom, other than representations and warranties of Seller in Article 2 (Representations and Warranties of Seller Parent and Seller) and any certificate delivered by Seller under Section 7.2 (Other Conditions to the Obligations of Buyer Parent and Buyer) (and, with respect to such representations and warranties, subject to any limitations included in this Agreement), Buyer has not relied and shall not rely on any oral or written statements or representations by Seller, any Affiliates of Seller or any of Seller’s Representatives.

(b)       Except for the representations and warranties contained in Article 3 (Representations and Warranties of Buyer Parent and Buyer) of this Agreement and any certificate delivered by Buyer under Section 7.3 (Other Conditions to the Obligations of Seller Parent and Seller), neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or any of its Affiliates in connection with this Agreement.  Each of Buyer Parent and Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 2 (Representations and Warranties of Seller Parent and Seller) or in any Ancillary Agreement, none of Seller Parent, Seller, any of their Affiliates or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Acquired Services, the Transferred Assets or the Assumed Liabilities and (ii) neither Buyer Parent nor Buyer will have any right or remedy (and Seller Parent, Seller or their Subsidiaries will have no Liability whatsoever) arising out of any representation, warranty or other statement made by on behalf of Seller Parent, Seller, any of their Affiliates or the Acquired Services (including in any materials, documentation or other information regarding the Acquired Services made available to Buyer Parent, Buyer or any of their Representatives in connection with this Agreement or their investigation of the Acquired Services (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports)), or any errors therein or omissions therefrom, other than, in each case, for Fraud and the representations and warranties expressly set forth in Article 2 (Representations and Warranties of Seller Parent and Seller) or in any Ancillary Agreement and the rights of each of Buyer Parent and Buyer expressly set forth in this Agreement in respect of such representations and warranties.

ARTICLE 4
COVENANTS

Section 4.1  Conduct of the Acquired Services.

(a)          During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Pre‑Closing Period”), except (i) as otherwise expressly provided in this Agreement, (ii) as set forth in Section 4.1 (Conduct of the Acquired Services) of the Seller Disclosure Schedule, (iii) to the extent the action or omission is in respect of (or results in) an Excluded Liability or Excluded Asset; provided, that the foregoing exception in this clause (iii) shall not excuse any breach of this Agreement’s provisions relating to Shared Contracts and shall not apply to actions or omissions taken for the purpose of discriminating against the Acquired Services as compared to another business unit of Seller in a manner inconsistent with past practice, (iv) as required by any Law or Order applicable to Seller or any of its Subsidiaries or the Transferred Assets or operation of the Acquired Services or required pursuant to the terms of (1) any Contract binding on Seller or any of its Affiliates which was made available to Buyer after October 1, 2021 in connection with Buyer’s due diligence relating to the transactions contemplated herein or (2) any Contract between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, or (v) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (the foregoing clauses (i) – (v), the “Agreed Exceptions”), Seller and Seller Parent shall, and shall cause their Subsidiaries to, (A) operate the Acquired Services in the Ordinary Course of Business, (B) not accelerate or delay the collection of receivables or payment of payables due to or from the Acquired Services (including pursuant to Assigned Contracts) in a manner inconsistent with past practice, (C) use commercially reasonable efforts to maintain and preserve intact the present business organizations, business relationships and assets of the Acquired Services, including the Transferred Assets, and relationships and goodwill with employees, suppliers and other third parties having material business dealings with the Acquired Services and (D) use commercially reasonable efforts consistent with past practice to meet project timelines agreed upon between Buyer and Seller (if applicable) with respect to any development, maintenance or enhancement projects that relate to the Acquired Services or Transferred Assets, including the Channel Applications or any components thereof; provided, however, that (1) the failure of Seller or any of its Affiliates to take any action otherwise prohibited by this Agreement, including pursuant to Section 4.1(b) (Conduct of the Acquired Services) shall in no circumstances be deemed a breach of this Section 4.1(a) (Conduct of the Acquired Services) and (2) Buyer’s consent with respect to any action or matter pursuant to Section 4.1(b) (Conduct of the Acquired Services) shall be deemed to constitute consent for purposes of this Section 4.1(a) (Conduct of the Acquired Services).

(b)       Without limiting the generality of the foregoing Section 4.1(a) (Conduct of the Acquired Services), during the Pre‑Closing Period, except for the Agreed Exceptions, Seller and Seller Parent shall not, and shall cause their Subsidiaries, as applicable, not to, take any of the following actions with respect to the Acquired Services without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed in the case of Seller’s reasonable request to take actions referred to in (x) Section 4.1(b)(i)(B), Section 4.1(b)(v), Section 4.1(b)(vii) or (y) Section 4.1(b)(i)(A) or (C) if such actions are necessary to maintain Seller’s compliance with a requirement of the Existing MSA:

(i)         (A) with respect to any Assigned Contract or Clone & Split Shared Contract, terminate any such Contract, fail to renew any such Contract that by its terms would otherwise expire or take any action prohibited in Sections 1.10 (Non-Transferred Assets) and 1.11 (Shared Contracts) with respect to such Contracts; (B) enter into any Contract that creates an Assumed Liability or that would constitute a Material Contract if it were in effect on the date of this Agreement; or (C) cancel, compromise or settle any claim, or intentionally waive or release any right that, in each case, would have been a material Transferred Asset had such action not been taken or to the extent such action would result in a material Assumed Liability;

(ii)          grant or suffer to exist any Encumbrance, other than any Permitted Encumbrance, on any of the Transferred Assets;

(iii)        sell, lease, license, pledge, assign or otherwise dispose of any Transferred Assets (other than any de minimis actions taken in the Ordinary Course of Business);

(iv)        except (1) as otherwise required by applicable Law or (2) as otherwise required by the terms and conditions of any Seller Benefit Plan as in effect on the date hereof and set forth on Section 2.12(a) of the Seller Disclosure Schedule, Seller shall not, and shall not permit its Subsidiaries to:

(A)        grant any new cash-based, equity or equity-based incentive compensation or awards to any Acquired Services Employee, including any new long-term incentive or equity-based awards (other than short-term cash incentive compensation or awards in the Ordinary Course of Business), or materially amend or modify the terms of any such outstanding awards, under any Seller Benefit Plan, in either case, solely to the extent any such grant, amendment or modification would result in any liability to Buyer or its Affiliates after Closing;

(B)          grant any transaction or retention bonuses to any Acquired Services Employee;

(C)        materially increase or change the base salary or wage rate or annual incentive compensation for any Acquired Services Employee (other than base salary or wage rate (and corresponding annual incentive compensation) increases in the Ordinary Course of Business for Acquired Services Employees having a base salary or wage rate less than $80,000 that would not exceed eight percent (8%) in the aggregate);

(D)        materially increase or change other compensation or benefits (including but not limited to, retirement, pension, welfare or fringe benefits, through changes in actuarial or other assumptions, or loan forgiveness) payable to any Acquired Services Employee having a base salary or wage rate greater than or equal to $80,000;

(E)          increase or change the non-statutory severance terms applicable to any Acquired Services Employee;

(F)          hire any Acquired Services Employee having a base salary or wage rate greater than or equal to $80,000 or engage any independent contractor (who is a natural person) with duties that relate primarily to the Acquired Services and with a base annual fee rate greater than or equal to $80,000 or terminate the employment of any such Acquired Services Employee or such independent contractor other than for cause;

(G)          change the status of an independent contractor (who is a natural person) with duties that relate primarily to the Acquired Services and has a base annual fee rate greater than or equal to $80,000 to that of an “employee” (other than in the Ordinary Course of Business);

(H)          forgive any loans or issue any loans (other than routine travel advances or similar obligations issued in the Ordinary Course of Business) to any Acquired Services Employee;

(I)           become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; or

(J)          become a party to, establish, adopt, amend, commence participation in or terminate any Seller Benefit Plan or any arrangement that would have been a Seller Benefit Plan had it been entered into prior to this Agreement to the extent such Seller Benefit Plan or arrangement or such action is directly targeted at Acquired Services Employees and will result in Buyer or any of its Affiliates bearing any liability after the Closing;

(v)         commence any Legal Proceeding relating to the Acquired Services, any Transferred Assets or any Assumed Liabilities that is not in the Ordinary Course of Business or settle or compromise any Legal Proceeding relating to the Acquired Services, any Transferred Assets or any Assumed Liabilities, other than any Legal Proceeding the settlement, compromise or other disposition of which will not involve (A) material or restrictive covenants or conditions binding on the Acquired Services, any Transferred Assets or the Buyer or any of its Affiliates after the Closing, (B) admissions of any violation of Law or (C) any payment obligation other than any payments that will be made solely by Seller or one of its Subsidiaries (and not by Buyer Parent, Buyer or any of their respective Affiliates);

(vi)       abandon any Transferred Intellectual Property or otherwise permit any of their rights to any Transferred Intellectual Property to lapse (other than in the Ordinary Course of Business in connection with the application for or maintenance of any immaterial registered Transferred Intellectual Property to the extent that such Transferred Intellectual Property is no longer used or useful in any material respect in the conduct of the Acquired Services);

(vii)     materially alter the design or development of any Channel Applications or make material vendor or component selection decisions relating to the Channel Applications; or

(viii)     agree or make any commitment to take, or adopt any resolution in support of, any of the actions in the foregoing clauses of this Section 4.1(b) (Conduct of the Acquired Services).

(c)        Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Acquired Services prior to the Closing.  Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Services.  Nothing in this Agreement shall prohibit Seller or any of its Subsidiaries from transferring employees (including Acquired Services Employees) among Seller and its Subsidiaries.

Section 4.2  Ancillary Agreements.  During the Pre-Closing Period, except as required by any Law or Order, no Party shall take any action for the purpose of depriving in any material respect any other Party, its Affiliates or its or their customers of the benefits they would reasonably expect to derive from the execution and delivery, at the Closing, of the Material Ancillary Agreements, or for the purpose of increasing in any material respect the costs or obligations to such Persons arising under any such agreement.

Section 4.3  Stock Consideration.  During the Pre‑Closing Period, Buyer Parent shall not, and shall cause its Affiliates not to, (a) sell, transfer, convey, assign, deliver or otherwise dispose of any portion of the Stock Consideration to any Person (other than to Seller Parent, Seller or any of their Affiliates in accordance with the terms of this Agreement) or (b) grant or suffer to exist any Encumbrance on the Stock Consideration other than any restrictions under applicable securities Law or restrictions under Seller Parent’s Organizational Documents.

Section 4.4  Access to Information.

(a)         During the Pre‑Closing Period, Seller shall, and shall cause its applicable Affiliates and their respective Representatives to, upon reasonable advance notice and at Buyer’s reasonable request, for the purposes of verifying the representations and warranties of Seller and preparing for Buyer’s operation or use of the Transferred Assets and Acquired Services following the Closing and any other matter or transaction contemplated by this Agreement or any Ancillary Agreement, provide Buyer and its Representatives with reasonable access, during normal business hours, to Seller’s and its applicable Affiliates’ properties, assets, facilities, Books and Records and data, in each case, only to the extent relating to the Transferred Assets, Assumed Liabilities and Acquired Services and to the Acquired Services Employees who have knowledge relating to the Acquired Services, the Transferred Assets or the Assumed Liabilities; provided, that nothing herein will obligate Seller to take or permit any action that would interfere unreasonably with the normal operations of the Acquired Services or any Retained Business.  Seller shall have the right to have one or more of its Representatives present at all times during any inspections, interviews and examinations.  Notwithstanding anything in this Agreement to the contrary, during the Pre‑Closing Period, Seller shall not be required to provide copies of, access to or disclose any information, or cause any of its Subsidiaries to provide copies of, access to or disclose any information that would (i) jeopardize the attorney‑client privilege or other immunity or protection from disclosure of Seller or any of its Subsidiaries, (ii) conflict with any applicable Law (including any Law relating to data protection or privacy) or Order or any Contract to which Seller or any of its Affiliates is a party as of the date hereof which was made available to Buyer after October 1, 2021 in connection with Buyer’s due diligence relating to the transactions contemplated herein, or (iii) result in the disclosure of competitively sensitive information; provided, that Seller shall use commercially reasonable efforts to make alternative disclosure arrangements and/or obtain any consent or waiver required in order to provide copies of, access to or otherwise disclose such information in a manner that would not jeopardize such privilege, immunity or protection, or conflict with any such Law or Order (the foregoing restrictions and mitigation obligations, collectively the “Disclosure Limitations and Procedures”).

(b)        During the Pre-Closing Period the Parties will reasonably cooperate with respect to communications with the employees of Seller or its Affiliates regarding the transactions contemplated by this Agreement.  All communications with any employee of Seller or its Affiliates (including any Acquired Services Employee) shall be coordinated through Seller and Buyer shall not be permitted to have any unilateral communication with any employee of Seller or its Affiliates (including in respect of post-Closing employment of any Acquired Services Employee) without the participation of Seller or Seller’s Authorized Representative unless Seller consents to such unilateral communication without the participation of Seller or Seller’s Authorized Representative (which participation or consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing shall prohibit Buyer from engaging in communications in the ordinary course of the Parties’ existing commercial relationship or as permitted under Section 6.1(j) (Offers and Terms of Employment).

(c)          Buyer will hold and protect any information obtained pursuant to Section 4.4(a) (Access to Information) in confidence to the extent required in accordance with Section 4.11(a) (Confidentiality).

Section 4.5  Notification of Certain Matters.  During the Pre‑Closing Period, each Party shall promptly notify each other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 (Conditions to the Closing) becoming incapable of being satisfied; provided, however, that such Party’s failure to give notice of any such occurrence as required pursuant to this Section 4.5 (Notification of Certain Matters) shall not be (a) deemed to be a breach of the covenant contained in this Section 4.5 (Notification of Certain Matters), but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (b) taken into account in determining whether the conditions to the Closing set forth in Article 7 (Conditions to the Closing) have been satisfied.  Notwithstanding anything to the contrary, in no event shall any Party be required to disclose any information if doing so would violate applicable Laws or regulatory expectations relating to confidential supervisory information.

Section 4.6  Efforts to Consummate; Transition Coordination.

(a)         Subject to applicable Law, during the Pre-Closing Period, each Party shall reasonably cooperate with the other Party to assist each other in responding to information requests or other queries relating to the preparation of Buyer’s operation or use of the Transferred Assets or the Acquired Services following the Closing, taking the actions contemplated by Section 1.10 (Non-Transferred Assets) and Section 1.11 (Shared Contracts) with respect to the Transferred Assets and Shared Contracts, planning and implementing necessary and appropriate policies, procedures and other arrangements in connection with the transition of ownership of the Transferred Assets (including any required data migration) and the retention by Seller of ownership of the Excluded Assets or delayed transition of the Non-Transferred Assets, the preparation of, completion of and entry into the Ancillary Agreements, the provision of services to be provided pursuant to the Transition Services Agreement and the other Ancillary Agreements, the implementation and completion of the Phase 1 interim network segmentation contemplated by the Network Segmentation Interface SOW and the other transactions contemplated hereby, and completion of those activities that relate to certain milestones set forth on Annex B (such activities classified as  a “T+1 Milestone” on Annex B, a “T+1 Milestone” and together the “T+1 Milestones”).

(b)         Each of Buyer and Seller shall designate one or more of its respective employees as a “Transition Coordinator” to coordinate planning and implementation contemplated by this Section 4.6(b) (Efforts to Consummate; Transition Coordination), shall provide such employee(s) with any authorizations or delegations of authority necessary to give effect to the purposes of this Section 4.6(b) (Efforts to Consummate; Transition Coordination) and shall otherwise use their commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to achieve the T+1 Milestones as promptly as practicable.  In furtherance of the foregoing, to the extent that any prior consent is required to be obtained from a Party pursuant to this Agreement (the “Granting Party”) prior to another Party taking any action (the “Requesting Party”) and such topic is discussed at a meeting of the Transition Coordinators or among Authorized Representatives of both Parties, the Requesting Party shall circulate an email that includes the applicable Authorized Representatives of the Granting Party detailing the items so discussed and the consent being requested, and such consent shall be deemed to be granted for all purposes under the Agreement in the event the Authorized Representative from the Granting Party responds to the email confirming consent.  For the avoidance of doubt, no consent granted pursuant to this Section 4.6(b) shall operate as an Amendment or waiver of any term of this Agreement.  The Transition Coordinators shall meet at least weekly or at such other frequency as the Transition Coordinators may determine from time to time.

(c)      Subject to Section 4.7 (Satisfaction of De-Control Conditions) and Section 4.8 (Governmental Approvals), during the Pre‑Closing Period, each of Buyer Parent, Buyer, Seller Parent and Seller shall, and Seller shall cause its applicable Subsidiaries to, use commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including satisfaction (but not waiver) of the conditions to the Closing set forth in Article 7 (Conditions to the Closing).

(d)         In the event that Buyer determines in its discretion that any T+1 Milestones may not be met on or prior to the Inside Date (as such may be extended pursuant to this Section 4.6(d) (Efforts to Consummate; Transition Coordination), Buyer may extend the Inside Date by up to a maximum of three (3) successive thirty (30)-day periods by providing Seller written notice thereof not less than five (5) Business Days prior to the then-applicable Inside Date.  For the avoidance of doubt, the Inside Date shall not be subject to extension for more than ninety (90) days following the initial Inside Date.  If the Closing occurs or is expected to occur prior to the satisfaction of all T+1 Milestones (for clarity, including in the event that the parties waive the closing condition relating to the Key T+1 Milestones set forth in Section 7.1(f) or in the event that one or more T+1 Milestones have not been achieved as of the Inside Date and the conditions to Closing set forth in Article 7 have been satisfied or waived), then at Buyer’s request, with respect to any T+1 Milestone other than an Excluded T+1 Milestone that will not be achieved or is not expected to be achieved prior to the Closing (an “Eligible Unsatisfied T+1 Milestone”) (i) Seller and its Affiliates shall, pursuant to the Transition Services Agreement, provide Buyer with the economic and operational equivalent of such Eligible Unsatisfied T+1 Milestone at a price not in excess of Seller’s cost to enable the continuous provision, operation and use of any Acquired Services affected by such Eligible Unsatisfied T+1 Milestone, and (ii) the Parties shall consult in good faith to negotiate such modifications to Schedule A of the Transition Services Agreement as may be appropriate so that the services provided under the Transition Services Agreement give effect to the foregoing clause (i).

(e)          Each Party shall reasonably cooperate with the other Parties and Virtusa to assist each other with respect to, and shall otherwise use commercially reasonable efforts to, complete, execute and deliver the Virtusa Work Order and the Core API Layer SOW as promptly as practicable following the date hereof, including by providing Virtusa with such information and assistance as it may request in order to define any deadline with respect to the delivery of the Core API Layer; provided, that, the Core API Layer SOW shall be completed, executed and delivered within five (5) Business Days after the completion of the Virtusa Work Order.  Upon completion of the Virtusa Work Order, the last day of the project schedule prepared by Virtusa Corporation in accordance with the Virtusa Work Order will be the deadline for Seller or its Affiliates to implement and complete the activities and deliverables contemplated by the Core API Layer SOW (the “Core API Deadline”).  Seller shall begin the implementation of the activities and deliverables contemplated by the Core API Layer SOW within thirty (30) days after Buyer Parent and Buyer execute and deliver the Core API Layer SOW to Seller.  The start date of the Core API Deadline will begin upon the earlier of (A) thirty (30) days after Buyer Parent and Buyer execute and deliver the Core API Layer SOW or (B) sixty (60) days after Buyer Parent and Buyer execute and deliver the Core API Layer SOW if Seller extends the execution and delivery of the Core API Layer SOW as provided in the Core API Layer SOW in the form attached as Exhibit J.

(f)          Each Party shall use commercially reasonable efforts to negotiate,  complete, execute and deliver the Phase 2 SOW as promptly as practicable after the date hereof, and in any event within sixty (60) days of the Closing.  All out-of-pocket and internal costs incurred by the Parties in connection with the Phase 2 SOW shall be borne fifty percent (50%) by Buyer or its Affiliates and fifty percent (50%) by Seller or its Affiliates.

(g)          Buyer and Seller will negotiate in good faith to reach agreement, as soon as practicable after the date hereof and in any event prior to the Closing, regarding the scope of services to be provided under the Transition Services Agreement and the other terms to be included on Schedule A to the Transition Services Agreement (for the avoidance of doubt, subject to Section 4.6(d) in the case of any services to be provided in respect of any Eligible Unsatisfied T+1 Milestones) and shall cause their respective Transition Coordinators to cooperate and consult in good faith in connection with the foregoing.

Section 4.7  Satisfaction of De-Control Conditions.  Buyer and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate and use their respective commercially reasonable efforts to take any and all actions required to satisfy the De-Control Conditions prior to the end of the Sell-Down Period (as defined in the Registration Rights and Sell-Down Agreement).

Section 4.8  Governmental Approvals.

(a)          Subject to the other terms and conditions of this Section 4.8 (Governmental Approvals), during the Pre-Closing Period, each of the Parties shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to (i) obtain, or cause to be obtained, all Consents and Permits from Governmental Bodies that are or become necessary or advisable in connection with the consummation of the transactions contemplated hereby, including to cause the waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire at the earliest possible date after filing, (ii) obtain, or cause to be obtained, the De-Control Confirmation, (iii) respond promptly to any requests for information made by any Governmental Body, including any request from the FTC, the DOJ or the Federal Reserve Board for additional information or documentary materials, (iv) cooperate with the other Parties in promptly seeking to obtain all such Consents, Permits, the De-Control Confirmation and fulfilling the De-Control Conditions, and (v) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the fulfillment of the De-Control Conditions or the receipt of any such Consents, Permits, or the De-Control Confirmation; provided, that no Party shall be deemed to have breached the foregoing sentence by virtue of taking any action or omitting to take any action that such Party determines in good faith to be necessary to comply with applicable bank regulatory requirements or supervisory guidance, instructions or expectations.  Buyer and Seller shall prepare and file (A) the required Notification and Report Forms under the HSR Act with the FTC and the DOJ no later than twenty (20) Business Days after the date hereof and (B) any required notifications, filings, registrations, submissions and other materials required and advisable under any other applicable Law, including any applicable Antitrust Law, as promptly as practicable after the date hereof.  All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws.  All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 4.8(a) (Governmental Approvals) shall be paid entirely by Buyer, including those fees related to the HSR Act.

(b)         To the extent permitted by applicable Law, each of the Parties shall use commercially reasonable efforts to (i) promptly notify and furnish the other Parties with copies of any substantive correspondence or communication (including any written objection or in the case of any substantive oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, with respect to the transactions contemplated hereby, (ii) consult with and permit each other Party’s legal counsel to review in advance any material filing or correspondence by such Party to any Governmental Body in relation to the transactions contemplated hereby, (iii) respond to all inquiries received from any Governmental Body involved in the review or investigation of the transactions contemplated hereby for additional information or documentation within the amount of time permitted by such Governmental Body, and (iv) consider in good faith the views of such other Parties in connection with any proposed filing and any material communication or correspondence to any Governmental Body, in each case, to the extent relating to the transactions contemplated by this Agreement.  If and to the extent reasonably practicable, no Party shall agree to, or permit any of its Affiliates or Representatives to, participate in any substantive meeting or discussion with any Governmental Body relating to transaction contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate in such meeting or discussion.  Notwithstanding the other provisions of this Agreement, any Party may redact or withhold any information to the extent necessary or advisable to comply with applicable Laws relating to confidential supervisory information, and no Party’s communications with bank regulators in the course of routine supervisory discussions or in connection with examinations shall be subject to this Section 4.8(b) or otherwise be deemed a breach of this Agreement.

(c)       Without limiting any of the foregoing in this Section 4.8 (Governmental Approvals), each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain (x) the Required Antitrust Approvals and (y) any other regulatory Consents required under applicable Antitrust Law, to enable all waiting periods under any applicable Antitrust Law to expire, and to avoid or eliminate each and every impediment under any applicable Antitrust Law asserted by any Governmental Body, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date hereof and, in any event, prior to the Termination Date.

(d)        Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be obligated to (i) take any action that would, individually or in the aggregate, reasonably be expected to have a material and adverse effect on Buyer and its Affiliates (taken as a whole), on the Transferred Assets (taken as a whole) or on the Acquired Services (taken as a whole); (ii) accept any limitation on the ownership or operation of all or any portion of its business or assets or (iii) dispose of or hold separate all or any portion of its business or assets.

(e)         Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require Seller or any of its Affiliates to modify, relinquish, forbear or narrow in any material manner any material rights, or agree to any material restriction on the conduct of any Retained Business or the ownership or exercise of any assets, properties or rights, except solely with respect to Transferred Assets and solely as is conditioned on the consummation of the Closing, it being understood that Seller shall be permitted to take such actions with respect to Transferred Assets in connection with its efforts under this Section 4.8 (Governmental Approvals) to the extent consented to in advance by Buyer.

Section 4.9  Public Announcements.  Except as otherwise expressly contemplated by this Agreement, and except for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties (or any public statement or disclosure that contains or reflects only such information with respect to the transactions contemplated hereby and by the Ancillary Agreements as was previously disclosed in press releases or other public disclosures made in accordance with this Section 4.9 (Public Announcements)), no Party shall, and each Party shall cause its Affiliates not to, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated hereby and by the Ancillary Agreements without the prior written consent of each non-Affiliated Party.  Notwithstanding the forgoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure shall promptly notify each non-Affiliated Party thereof and the Parties shall use efforts reasonable under the circumstances to cause a mutually agreeable release or announcement to be issued.

Section 4.10  Books and Records.

(a)          Subject to Section 5.2 (Tax Cooperation), from and after the Closing Date for a period of six (6) years (or for any longer period as may be required by any Governmental Body or necessary in accordance with any Legal Proceeding), each of Buyer and Seller shall use commercially reasonable efforts to (i) give Buyer or Seller, as the case may be, and its Representatives reasonable access to (x) its Representatives, including employees, and (y) solely to the extent relating to the Acquired Services or the Transferred Assets or Assumed Liabilities, Books and Records and other information with respect to the Acquired Services or the Transferred Assets or Assumed Liabilities relating to periods prior to the Closing, in each case for any reasonable purpose, including as may be necessary for (A) the preparation of Tax Returns and financial statements and (B) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Claim pursuant to Article 9 (Survival; Indemnification; Limitations on Liability)), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable legal privilege, Laws or contractual requirements relating to the confidentiality of information (including any Antitrust Laws), and (ii) maintain all such Books and Records in accordance with such Party’s record retention policies.  All access provided pursuant to this Section 4.10 (Books and Records) shall be conducted (A) during normal business hours upon reasonable advance notice to the Party providing access, (B) in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party providing access and its Subsidiaries and (C) at the accessing Party’s sole out-of-pocket cost and expense (including any costs and expenses for making copies of Books and Records), and the Party providing access shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.10 (Books and Records).

(b)          Neither Buyer nor Seller shall be required by Section 4.10(a) (Books and Records) to provide copies of, access to or disclose to the other Party any information to the extent it contains any information relating to (1) in the case of Seller, the Retained Business and, in the case of Buyer, any other business of Buyer or its Subsidiaries, other than the Acquired Services, (2) Taxes (except as provided in Section 5.2 (Tax Cooperation)) or (3) subject to Section 4.10(e) (Books and Records), individual performance or evaluation records or medical histories and any such disclosure of information shall be subject to the Disclosure Limitations and Procedures, applied mutatis mutandis.

(c)       Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records with regard to such Legal Proceeding in accordance with Section 4.10(a) (Books and Records) shall be subject to any applicable rules relating to discovery.

(d)        With respect to any access pursuant to this Section 4.10 (Books and Records) by a Party or its Representatives to any Books and Records or other information, including electronic Books and Records, of the other Party or its Subsidiaries, the terms of Section 4.11 (Confidentiality) shall apply to such Books and Records or other information.

(e)       Seller shall provide to Buyer copies of all Books and Records relating to Transferred Employees’ employment with Seller (including copies of personnel and employment records with respect to the Transferred Employees), to the extent permitted by applicable Law on or as soon as reasonably practicable following the Closing Date.

(f)       (f)           Without limitation of the Parties’ covenants with respect to the T+1 Milestones, Seller and Buyer shall use commercially reasonable efforts to cooperate with one another to migrate any of the electronic data contained in the Books and Records that are to be transferred to Buyer pursuant to this Agreement.

Section 4.11  Confidentiality.

(a)       The Parties agree hereby, effective upon the Closing, to terminate or cause their respective Affiliates (as applicable) to terminate, the Confidentiality Agreement, which shall be superseded by this Section 4.11 (Confidentiality) and shall be of no further force and effect.

(b)         For three (3) years after the Closing, unless Seller or Seller Parent has otherwise consented in writing and except with respect to the use restrictions on any confidential information (including any Know-How) that is licensed to Buyer, Buyer Parent shall not, and shall cause its Subsidiaries, its Affiliates and its and their respective Representatives not to, use, directly or indirectly, for the benefit of Buyer Parent or its Affiliates, or disclose or provide access to any and all confidential or proprietary information relating to the Retained Businesses that becomes known to Buyer Parent, its Affiliates or its or their respective Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to any other Person, and to treat and hold the same as confidential by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such confidential or proprietary information, knowledge and data as Buyer Parent or Buyer used with respect thereto prior to the execution of this Agreement.

(c)        For three (3) years after the Closing, Seller Parent shall not, and shall cause its Subsidiaries, its Affiliates and its and their respective Representatives not to, use, directly or indirectly, for the benefit of Seller Parent or its Affiliates, or disclose or provide access to:

(i)          any and all confidential or proprietary information, knowledge or data to the extent constituting a Transferred Asset or otherwise relating to the Acquired Services, any Transferred Asset or any Assumed Liability; or

(ii)       all confidential or proprietary information relating to the business of Buyer Parent, its Affiliates or its or their respective Representatives that becomes known to Seller Parent, its Affiliates or its or their respective Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

in the case of each of clause (i) and (ii), to any other Person, and to treat and hold the same as confidential by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such confidential or proprietary information, knowledge and data as Seller Parent or Seller used with respect thereto prior to the execution of this Agreement.

(d)       Section 4.11(b) and Section 4.11(c) (Confidentiality) shall not apply to any information that:  (i) is or becomes generally available to the public other than as a result of a violation of this Section 4.11 (Confidentiality) or any of the Ancillary Agreements; (ii) becomes available on a non-confidential basis from a source other than a Person owing a duty of confidentiality with respect to such information, or (iii) is independently developed by a Party without reference to or use of confidential information of the other Parties (the information described in the foregoing clauses (i) – (iii) being referred to, collectively, as the “Excluded Information”).

(e)        If any Party or any of their respective Affiliates or Representatives is required by any applicable Governmental Body or becomes legally compelled by any applicable Law or Order or pursuant to a court order, subpoena or administrative, legal or judicial proceeding to disclose any of the information subject to Section 4.11(b) or Section 4.11(c) (Confidentiality), as applicable, the applicable Party shall, and shall cause its respective Affiliates and Representatives to, (i) to the extent reasonably practicable and permitted by applicable Law, provide the other Parties with reasonable prior written notice of such required disclosure so that the other Parties may seek a protective order, injunctive relief or other remedy, (ii) if such protective order or other remedy is not obtained, furnish only that portion of such information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (iii) use commercially reasonable efforts to promptly furnish to the other Parties a copy (in whatever form or medium) of such information that it intends to furnish or has furnished.  Notwithstanding the foregoing, Buyer and Seller and their respective Affiliates may disclose such information to any Governmental Body having authority to regulate or oversee any portion of the business of Buyer or Seller or their respective Affiliates, as applicable, in the context of a routine audit or supervisory examination of the business activities of Buyer, Seller or their respective Affiliates, as applicable; provided, that prior to such disclosure, such Governmental Body is advised of the confidential nature of such information and confidential treatment of such information is requested.

Section 4.12  Intellectual Property Matters.

(a)       Effective as of the Closing, Seller (on behalf of itself and its Affiliates) hereby grants to Buyer a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth in Section 4.12(e) (Intellectual Property Matters)), non-transferable (except as set forth in Section 4.12(g) (Intellectual Property Matters)), non-exclusive, royalty-free, fully paid-up license under all Patents that are owned by Seller or any of its Affiliates immediately following the Closing (for the avoidance of doubt, after giving effect to the transfer of the Transferred Intellectual Property) that are practiced by, or claim or cover, the conduct of the Acquired Services as conducted as of the Closing (or the making, use or sale of any Software, systems, networks, data or devices used or otherwise exploited by Seller and its Affiliates in connection therewith as of the Closing (such Software, systems, networks, data and devices being referred to, collectively, as the “Technology Assets”)), to make, have made, use, offer for sale, sell and import the Acquired Services as conducted as of immediately prior to the Closing, and any natural evolutions thereof, including as they may be integrated or combined with other assets and services of Buyer and its Affiliates, and practice any method in connection with the foregoing; provided, that the license granted under this Section 4.12(a) (Intellectual Property Matters) excludes any Patents practiced in connection with, or that claim or cover, solely the activities and Technology Assets used or otherwise provided or exploited by Seller or its Affiliates under the Transition Services Agreement, the A&R Master Service Agreement, the A&R ATH Network Participation Agreement, the A&R ISO Agreement, the Virgin Islands Services Agreement, or the A&R Technology Agreement (including any Statement of Work, Service Addendum or similar document under any of the foregoing agreements) (each a “Commercial Agreement”, and collectively, the “Commercial Agreements”) except to the extent the conduct of the Acquired Services as of the Closing would infringe such Patents.

(b)       Effective as of the Closing, Seller (on behalf of itself and its Affiliates) hereby grants to Buyer a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth in Section 4.12(e) (Intellectual Property Matters)), non-transferable (except as set forth in Section 4.12(g) (Intellectual Property Matters)), non-exclusive, royalty-free, fully paid-up license under all Copyrights embodied by the Acquired Services (as conducted as of the Closing) or the Technology Assets, that are owned by Seller or any of its Affiliates immediately following the Closing (for the avoidance of doubt, after giving effect to the transfer of the Transferred Intellectual Property), to use, reproduce, display, transmit, distribute, disclose (in the case of any display, transmission, distribution or disclosure, solely to internal users, other than with respect to aspects or components of the Acquired Services that are designed to be made available for use by customers of the Acquired Services), and prepare derivative works based on the foregoing, solely for purposes of operating the Acquired Services as conducted as of immediately prior to the Closing and any natural evolutions thereof, including as they may be integrated or combined with other assets and services of Buyer and its Affiliates; provided, that the license granted under this Section 4.12(b) (Intellectual Property Matters) excludes any Copyrights solely embodied by Software, systems, networks, data or devices used or otherwise provided or exploited by Seller or its Affiliates any Commercial Agreement.

(c)       Effective as of the Closing, Seller (on behalf of itself and its Affiliates) hereby grants to Buyer a perpetual, irrevocable, worldwide, non-terminable, non-sublicensable (except as set forth in Section 4.12(e) (Intellectual Property Matters)), non-transferable (except as set forth in Section 4.12(g) (Intellectual Property Matters)), non-exclusive, royalty-free, fully paid-up license under all Know-How embodied by the Acquired Services or the Technology Assets, or the use or other exploitation of the Acquired Services or the Technology Assets (in each case, as conducted as of the Closing), that is owned by Seller or any of its Affiliates immediately following the Closing (for the avoidance of doubt, after giving effect to the transfer of the Transferred Intellectual Property), to use such Know-How and to provide such Know-How to permitted sublicensees under Section 4.12(f) (Intellectual Property Matters), solely for purposes of operating the Acquired Services as conducted as of immediately prior to the Closing and any natural evolutions thereof, including as they may be integrated or combined with other assets and services of Buyer and its Affiliates; provided, that the license granted under this Section 4.12(c) (Intellectual Property Matters), excludes any Know-How solely embodied by Software, systems, networks, data or devices used or otherwise provided or exploited by Seller or its Affiliates under any Commercial Agreement.  To the extent any Know-How constitutes trade secrets of Seller and its Affiliates, the provisions of Section 4.11 (Confidentiality) shall apply to such trade secrets; provided that (x) the use restriction set forth in Section 4.11 (Confidentiality) shall not apply to such Know-How, (y) such Know-How may be disclosed to permitted sublicensees under Section 4.12(f) (Intellectual Property Matters), and (z) such provisions shall survive the Closing indefinitely until such trade secrets are disclosed publicly by Seller or its Affiliates.

(d)         During the twelve (12) month period following the Closing, if Buyer identifies any Software, data or documentation owned by Seller and its Affiliates and necessary for Buyer to provide the Acquired Services that is neither a Transferred Asset nor used or otherwise provided or exploited by Seller or its Affiliates under any Commercial Agreement, then, at Buyer’s request, Seller shall provide such Software, data or documentation to Buyer, at no cost and pursuant to the other terms and conditions thereof, so as to enable Buyer’s continuous provision of any Acquired Services affected by such Software, data or documentation, and such Software, data and documentation shall be subject to the license grants set forth in the foregoing provisions of this Section 4.12 (Intellectual Property Matters).

(e)        Buyer shall not incorporate, compile, distribute or link any Software that Buyer knows is Restricted Software with any Software that is subject to the license set forth in this Section 4.12 (Intellectual Property Matters) in a manner that would subject such Software to the license conditions of any Restricted Software.  Buyer shall use commercially reasonable efforts to determine whether any Software that is incorporated, compiled, distributed or linked with the Software subject to the license set forth in this Section 4.12 (Intellectual Property Matters) is Restricted Software. Buyer acknowledges and agrees that the Software licensed pursuant to this Section 4.12 (Intellectual Property Matters) embodies a valuable trade secret asset of Seller and its Affiliates.  Buyer shall, and shall cause its Affiliates and sublicensees to, take commercially reasonable steps to ensure that no Person shall have unauthorized access to any of such Software, including implementing reasonable technical measures to restrict access that are in no event less strict than the measures employed to protect Buyer’s and its Affiliates’ own material Intellectual Property Rights.

(f)         The rights granted in Section 4.12(a), Section 4.12(b) and Section 4.12(c) (Intellectual Property Matters) include the right to grant sublicenses within the scope of the respective license, solely to (i) Affiliates of Buyer and any divested Affiliate, business unit or division of Buyer (a “Spin-Out”), with the right to grant further sublicenses in accordance with clauses (ii) and (iii), (ii) third-party contractors of Buyer or its Affiliates or Spin-Outs, but only to the extent necessary for such contractors’ performances of services for, or on behalf of, Buyer or its Affiliates or Spin-Outs in connection with the Acquired Services or natural evolutions thereof, and (iii) to customers of the Acquired Services, solely with respect to aspects or components of the Acquired Services that are designed to be made available for use by customers of the Acquired Services.  Buyer shall be responsible for any breach of this Section 4.12 (Intellectual Property Matters) by its Affiliates or sublicensees.

(g)          Buyer may not assign the rights contained within Section 4.12(a), Section 4.12(b) or Section 4.12(c) (Intellectual Property Matters), as applicable, without the prior written consent of Seller; provided, that Buyer may assign such rights in whole (but not in part) without the prior written consent of Seller in connection with any sale, divestiture or spin-off of all or substantially all of the Acquired Services.  Any purported assignment by Buyer that does not comply with the terms of this Section 4.12(g) (Intellectual Property Matters) shall be null and void.

Section 4.13  Termination of Overhead and Shared Services. Buyer acknowledges and agrees that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, effective as of the Closing Date, all Overhead and Shared Services provided to the Acquired Services shall cease, and Seller and its Subsidiaries shall have no further obligation to provide any such Overhead and Shared Services to the Acquired Services.

Section 4.14  Bulk Sales.  Buyer hereby waives compliance by Seller and its Subsidiaries with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer.

Section 4.15  Wrong Pocket.

(a)         Subject to the terms of this Agreement and the Ancillary Agreements, at any time after the Closing, if either Buyer or Seller becomes aware that any of the Transferred Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable thereafter, cause the transfer, assignment, conveyance and delivery of such asset to the other Party or its designated Affiliate, without paying any additional consideration (other than a nominal fee, e.g., $1), but at the expense of Seller and with any necessary prior Consent, to (i) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing or (ii) Buyer, in the case of any Transferred Asset which was not transferred to Buyer at or in connection with the Closing.

(b)         From and after the Closing, if either Party or any of its Affiliates receives any (i) funds or property intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) forward such document or property to, the other Party.

(c)         To the extent that any third party invoice is presented to a Party hereto for amounts that constitute liabilities for which another Party hereto is responsible under this Agreement (for clarity, including vendor payables that are charged with respect to the pre-Closing portion of any invoice period or that otherwise arise out of the pre-Closing operation of the Acquired Services), such Party shall promptly forward a copy of such invoice to the applicable other Party as well as a statement of the amount of such invoice apportioned to such other Party.  Such other Party shall pay the portion of such invoice relating to the pre-Closing period promptly, and in any event within 10 days of such Party’s receipt of such invoice.

(d)         From and after the Closing, if either Party or any of its Affiliates, with the consent of the other Party, pays any amount to any third party in satisfaction of any Liability of the other Party properly payable pursuant to the terms of this Agreement or any of the Ancillary Agreements, (i) the paying Party shall promptly notify the other Party of such payment and (ii) the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise).

(e)        During the twelve (12) month period following the Closing, if Buyer identifies any asset necessary for Buyer to provide, operate or use the Acquired Services that is not a Transferred Asset (excluding any Shared Contract) or any asset being provided to Buyer pursuant to this Agreement, the Ancillary Agreements or any other Contract between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, then, at Buyer’s request, Seller shall provide such asset to Buyer under the Transition Services Agreement, at cost and pursuant to the other terms and conditions thereof, so as to enable the continuous provision, operation and use of any Acquired Services affected by such asset.

Section 4.16  Parent Support.  Buyer Parent shall cause Buyer to take all actions necessary to perform and comply with all agreements, covenants and obligations of Buyer hereunder and under the Ancillary Agreements.  Seller Parent shall cause Seller to take all actions necessary to perform and comply with all agreements, covenants and obligations of Seller hereunder and under the Ancillary Agreements.

Section 4.17  Further Assurances.  Following the Closing, and subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its respective Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as each Party may reasonably request or as may be reasonably required to carry out the provisions hereof and to effect, consummate or evidence the transactions contemplated hereby (including the transfer to Buyer of the Transferred Assets and the entry into the Ancillary Agreements) and to preserve or perfect Buyer’s rights in the Transferred Assets.

Section 4.18  Exclusivity.  During the Pre-Closing Period, Seller and Seller Parent will not, and will not authorize or permit any of their Affiliates or any of their respective Representatives, including investment bankers retained by Seller or any of its controlled Affiliates, to, (a) directly or indirectly, solicit, initiate, knowingly encourage, continue to engage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person (other than Buyer or an Affiliate of Buyer) concerning any merger, consolidation, sale of all or substantially all of the Transferred Assets or of equity interests comprising all or substantially all of the Acquired Services, recapitalization, restructuring, reorganization or any other similar business combination transaction relating to the Acquired Services or the Transferred Assets (each, an “Acquisition Proposal”), (b) disclose, directly or indirectly, to any Person known by Seller or any Affiliate to be considering an Acquisition Proposal any non-public information concerning the Acquired Services or the Transferred Assets, or (c) enter into any understanding, agreement or commitment with any third party concerning any Acquisition Proposal.

Section 4.19  Insurance.

(a)         During the Pre-Closing Period, Seller and its Affiliates shall (i) keep, or cause to be kept, all insurance policies related to the Acquired Services or the Transferred Assets (with terms, conditions, retentions and limits of liability that are substantially similar in all material respects to the existing policies or otherwise consistent with the market practice of businesses of a similar size and type), in full force and effect through the close of business on the Closing Date; and (ii) use commercially reasonable efforts to protect the rights of the insured Persons under such insurance policies or replacements in all material respects.

(b)         From and after the Closing Date, the Acquired Services and the Transferred Assets shall cease to be insured by the insurance policies of Seller or its Subsidiaries and any insurance policies related to the Acquired Services or the Transferred Assets shall continue in force only for the benefit of the Retained Business and not for the benefit of Buyer, the Acquired Services or the Transferred Assets.  Buyer shall arrange for its own insurance policies with respect to the Acquired Services and the Transferred Assets.

(c)         Notwithstanding the foregoing Section 4.19(b) (Insurance), from and after the Closing Date and solely to the extent permitted under the terms and conditions of Seller’s and its Subsidiaries’ insurance policies and applicable Law, Buyer, the Acquired Services and the Transferred Assets shall be entitled to the benefits of such insurance policies that are occurrence-based (as opposed to “claims-made”) (the “Occurrence-Based Insurance Policies”) with respect to claims for loss arising out of events or occurrences that take place (in whole or in part) prior to the Closing or which could be deemed to have taken place prior to the Closing, subject to the terms and conditions of such Occurrence-Based Insurance Policies (including any caps or other limitations set forth in such Occurrence-Based Insurance Policies).  By making any claims under the Retained Business’ Occurrence-Based Insurance Policies, Buyer agrees to reimburse Seller and its Subsidiaries for any reasonable and documented out-of-pocket costs incurred by Seller and its Subsidiaries as a result of such claims; provided, that Buyer shall exclusively bear (and Seller and its Subsidiaries shall have no obligation to repay or reimburse Buyer for) the amount of any “deductibles” or net retentions associated with claims under the Occurrence-Based Insurance Policies and shall be liable for all uninsured or uncovered amounts of such claims.  Seller shall cooperate and provide access to the Occurrence-Based Insurance Policies to Buyer, the Acquired Services and the Transferred Assets with respect to such claims, including in connection with the filing of insurance claims and the collection of insurance proceeds.  For the avoidance of doubt, Seller and its Subsidiaries shall retain all rights to control their respective Occurrence-Based Insurance Policies.

ARTICLE 5
TAX MATTERS

Section 5.1  Allocation of Taxes.

(a)         Allocation of Taxes.  For purposes of this Agreement, Taxes shall be allocated and payable entirely by the party liable for the payment of such Taxes in accordance with applicable Law. For the avoidance of doubt, any personal property taxes paid or payable by Seller with respect to the Transferred Assets prior to the Closing Date shall be the sole responsibility of Seller, as the owner of the property as of January 1, 2022, and shall not be subject to allocation between Buyer and Seller.

(b)          Tax Returns for Taxes.  All Tax Returns required to be filed shall be prepared and filed by the party responsible for the filing of such Tax Returns in accordance with applicable Law. All such Tax Returns shall be prepared in accordance with past practices except to the extent different treatment is required by an intervening change in Law.

Section 5.2  Tax Cooperation.  Seller and Buyer agree to cooperate in good faith and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to Books and Records) and assistance relating to the Transferred Assets or the Acquired Services as is reasonably requested for the preparation and filing of any Tax Returns or otherwise in connection with complying with their obligations under this Agreement relating to Taxes, including executing and delivering such powers of attorney and other documents as are reasonably requested.  Any information obtained under this Section 5.2 (Tax Cooperation) shall be kept confidential except (a) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or (b) with the prior written consent of Seller or Buyer, as the case may be.  Seller and Buyer agree to, and after the Closing Buyer shall, (a) retain all Books and Records with respect to Tax matters pertinent to the Acquired Services until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, (b) abide by all record retention agreements entered into with any Taxing Authority and (c) give the other Party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other Party so requests, shall allow the requesting Party to take possession of such Books and Records.  Buyer shall have no right or access to Tax records or Tax-related documents and information related to Seller or any of Seller’s Affiliates, except to the extent such information relates exclusively to the Acquired Services or a Transferred Asset.  Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be required to provide copies of, access to or disclose any information, or cause any of its Subsidiaries to provide copies of, access to or disclose any information that would jeopardize the attorney client privilege or other immunity or protection from disclosure of Buyer or Seller (as applicable) or any of their respective Subsidiaries; provided, that Buyer or Seller (as applicable) shall use commercially reasonable efforts to separate or redact information, make alternative disclosure arrangements and/or obtain any consent or waiver required in order to provide copies of, access to or otherwise disclose such information in a manner that would not jeopardize such privilege, immunity or protection.

Section 5.3  Transfer Taxes.  Buyer will be responsible for the payment of all excise, sales, use, value added, transfer (including real property transfer), indirect capital gains, indirect transfer stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transactions contemplated hereby (the “Transfer Taxes”), whether levied on Buyer or Seller or any of their respective Affiliates.  Buyer shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes and shall promptly reimburse Seller for any payments made by Seller of any Transfer Taxes.  Buyer Parent, Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, including by timely signing and delivering (or causing to be timely signed and delivered) such certificates or forms as appropriate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes (including any exemption for transfer of a going concern).

Section 5.4  Tax Contests.

(a)        Notice of Tax Contests.  If any Party receives written notice of a proposed or actual Tax Contest relating to Taxes that are or may be another Party’s responsibility under this Agreement, the Party receiving such written notice shall, within ten (10) days following receipt of such written notice, provide written notice of such Tax Contest to Buyer if the Party receiving the notice is Seller or Seller Parent and to Seller if the Party receiving the notice is Buyer or Buyer Parent (except to the extent another Party was the source of such written notice); provided, however, that no failure to give such written notice shall relieve any Party of any Liability hereunder except to the extent that such Party is prejudiced by such failure.

(b)          Control of Tax Contests.

(i)         Seller shall control any Tax Contest relating to the Transferred Assets for any tax period ending prior to or on the Closing Date that involves a tax for which it could be liable (including any settlement or other disposition of such Tax Contest), employing counsel of its choice at its own cost and expense; provided, that, Seller shall keep Buyer reasonably informed regarding such Tax Contest and Buyer shall be allowed to participate in such proceeding (at its own cost and expense) and Seller shall not settle or dispose of such Tax Contest without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement or disposition would result in any additional Taxes being due by Buyer in accordance with this Agreement.

(ii)         Buyer shall have the right to control at its own cost and expense the conduct of any other Tax Contest relating to the Transferred Assets not covered in clause (i) of this Section 5.4(b) (Tax Contests) (provided, that, for the avoidance of doubt, the Tax Contests described in this Section 5.4(b)(ii) (Tax Contests) shall exclude any Tax Contest involving Seller or any of its Affiliates); provided, that Buyer shall not settle or dispose of any such Tax Contest without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement or disposition would reasonably be expected to impact the Tax computations of Seller or any Affiliate of Seller for any tax period.

Section 5.5  Tax Matter Disputes.

(a)          If, after negotiating in good faith, Buyer and Seller are unable to reach an agreement relating to any Tax matter for purposes of this Agreement, Buyer and Seller shall promptly retain the Tax Arbitrator (including by executing a customary agreement with the Tax Arbitrator in connection with its engagement) and submit the disputed Tax matter (the “Disputed Tax Matter”) to the Tax Arbitrator for resolution in accordance with this Section 5.5 (Tax Matter Disputes).  The Tax Arbitrator will be instructed to (i) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Tax Matter) with respect to the Disputed Tax Matter that is within the range of the respective positions taken by each of Buyer and Seller and (ii) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to the Disputed Tax Matter (the “Tax Arbitrator’s Tax Report”).  During the ten (10) days after submission of the Disputed Tax Matter to the Tax Arbitrator, each of Buyer and Seller may provide the Tax Arbitrator with a definitive statement in writing of its positions with respect to the Disputed Tax Matter.  The Tax Arbitrator will be provided with reasonable access to the Books and Records of Buyer Parent, Buyer and Seller for purposes of making its final determination with respect to the Disputed Tax Matter, and Buyer Parent, Buyer and Seller shall otherwise reasonably cooperate with the Tax Arbitrator in connection therewith.  The Parties shall promptly act to implement the Tax Arbitrator’s determination with respect to the Disputed Tax Matter as reflected in the Tax Arbitrator’s Tax Report.  Each of Buyer Parent, Buyer and Seller agrees that (A) the Tax Arbitrator’s determination with respect to the Disputed Tax Matter as reflected in the Tax Arbitrator’s Tax Report shall be deemed to be final, conclusive, binding, and non-appealable, (B) the procedures set forth in this Section 5.5 (Tax Matter Disputes) shall be the sole and exclusive remedy with respect to the resolution of the Disputed Tax Matter and (C) the Tax Arbitrator’s determination under this Section 5.5 (Tax Matter Disputes) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(b)         Any expenses relating to the engagement of the Tax Arbitrator in respect of its services pursuant to this Section 5.5 (Tax Matter Disputes) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller.

ARTICLE 6
EMPLOYEE MATTERS

Section 6.1  Offers and Terms of Employment.

(a)          At least ten (10) Business Days prior to the Closing Date, or such earlier date as may be required by applicable Law, Buyer shall, or shall cause one of its Subsidiaries to, provide to each Acquired Services Employee then actively employed a written offer of employment with Buyer or any of its Affiliates, with employment effective as of the Closing Date, subject to each such Acquired Services Employee’s satisfactory completion of Buyer’s background checks, COVID-19 vaccination requirements and other onboarding processes consistent with Buyer’s customary practice (in each case, performed in accordance with policies that comply with applicable Law).  In addition, Buyer shall, or shall cause one of its Subsidiaries to, provide to each Leave Employee a written offer of employment with Buyer or one of its Subsidiaries upon the expiration of such Leave Employee’s leave, provided, that such Leave Employee is able to return to work as of such expiration, with such offer to become effective upon acceptance by the applicable Leave Employee.  Notwithstanding the foregoing, a Leave Employee’s leave period must have expired and such Leave Employee must have returned to active employment status within six (6) months of the Closing Date in order for Buyer to be required to extend an offer of employment to such Leave Employee pursuant to this Section 6.1(a) (Offers and Terms of Employment).  Upon reasonable request, Buyer shall provide to Seller copies of any such offer of employment provided pursuant to this Section 6.1 (Offers and Terms of Employment).  Each Acquired Services Employee who accepts Buyer’s or one of its Affiliates’ offer of employment and commences employment with Buyer or one of Buyer’s Affiliates shall be referred to herein as a “Transferred Employee.”  Any Acquired Services Employee who is not a Transferred Employee shall be referred to herein as a “Non‑Transferred Employee.”  If any Acquired Services Employee receives an offer of employment from Buyer and rejects such offer (and, for the avoidance of doubt, allowing such offer to expire without being accepted by the Closing Date (or, with respect to a Leave Employee, the tenth (10th) Business Day following return to active employment) shall be treated as a rejection), then Buyer may, within ten (10) Business Days of such rejection, request that Seller or its applicable Affiliate terminate the employment of such Acquired Services Employee; provided that, Seller shall not be required to terminate, any Acquired Services Employees who are not hired by Buyer due to failing to satisfactorily complete Buyer’s onboarding processes (including any background checks, COVID-19 vaccination requirements or otherwise) or Leave Employees who are not extended offers of employment by Buyer. Prior to or on the later of (A) the date that is twenty (20) Business Days after such request by Buyer and (B) the Closing Date of such request by Buyer, Seller shall, or shall cause its applicable Affiliate to, terminate the employment of such Acquired Services Employee and Seller and its Affiliates shall not re-hire or otherwise re‑engage such Acquired Services Employee for the provision of services to Seller or any of its Affiliates for a period of one year after such Acquired Services Employee’s employment with Seller or its applicable Affiliate is terminated.  Any Acquired Services Employee who is so terminated by Seller shall be referred to herein as a “Terminated Employee.”  Acquired Services Employees who do not become Transferred Employees or Terminated Employees may remain employed by Seller or any of its Affiliates with no employment or other restrictions, and all Liabilities and obligations with respect to the employment of such employees shall remain with Seller, in each case following the Closing.  Buyer and its Subsidiaries hereby explicitly assume, and shall be solely responsible for, any and all Liabilities in relation to the termination of employment of the Terminated Employees in accordance with this Section 6.1(a) (Offers and Terms of Employment), including (i) any Liability arising in connection with any actual or threatened claim by any Terminated Employee that his or her employment with Seller or any of its Affiliates has been actually or constructively terminated due to such Terminated Employees’ termination of employment in accordance with this Section 6.1(a) (Offers and Terms of Employment), (ii) any Liability relating to any mandatory statutory severance payments required by applicable Law (including pursuant to the Law of 80, if applicable) incurred by Seller or its Affiliates as a result of the termination of the employment of the Terminated Employees in accordance with this Section 6.1(a) (Offers and Terms of Employment) and (iii) any non-contractual Liability arising in connection with or related to termination of the employment of the Terminated Employees; provided, in all cases, Buyer and its Subsidiaries shall not assume, and shall not be responsible for, any and all such Liabilities incurred solely due to Seller terminating such Terminated Employee’s employment prior to the Closing Date instead of on or after the Closing Date or any and all such contractual Liabilities arising in connection with or related to termination of the employment of the Terminated Employees, including, for the avoidance of doubt, any and all Liabilities arising under any Seller Benefit Plan (except to the extent an Assumed Liability).

(b)         As soon as reasonably practicable following the Closing (and no later than the first anniversary of the Closing Date, unless the Parties agree otherwise), Buyer and its Affiliates shall use commercially reasonable efforts to promptly take, or to cause to be promptly taken, all actions necessary or appropriate to secure employment by Buyer or one of its Affiliates for the Delayed Acquired Services Employees.  Notwithstanding the foregoing in Section 6.1(a) (Offers and Terms of Employment) (but for the avoidance of doubt, subject to the immediately preceding sentence), Buyer and its Subsidiaries shall not be required to provide to any Delayed Acquired Services Employee a written offer of employment in accordance with Section 6.1(a) (Offers and Terms of Employment) until ten (10) Business Days after the date the parties agree in writing (such agreement not unduly withheld, conditioned or delayed) that Buyer has completed, or has caused to be completed, all actions necessary to secure employment by Buyer or one of its Affiliates for the Delayed Acquired Services Employees (or, if earlier, the date that is the first anniversary of the Closing Date) or such other date that is agreed by the Parties; provided that the Parties may agree that the Delayed Acquired Services Employees may be transferred to Buyer in a different manner.  After Buyer provides a written offer of employment to any Delayed Acquired Services Employee, such Delayed Acquired Services Employee shall have a reasonable time period to accept such offer (as determined by Buyer in good faith).  Each Delayed Acquired Services Employee who accepts Buyer’s or one of its Affiliates’ offer of employment and commences employment with Buyer or one of Buyer’s Affiliates shall be deemed to be, and treated as, a Transferred Employee under this Agreement.  Any Delayed Acquired Services Employee who is not deemed to be a Transferred Employee shall be deemed to be, and treated as, a Non-Transferred Employee under this Agreement.  If any Delayed Acquired Services Employee receives an offer of employment from Buyer or one of its Affiliates and rejects such offer (and, for the avoidance of doubt, allowing such offer to expire without being accepted by the time period following receipt of such offer (as described above) shall be treated as a rejection), then Buyer may, within ten (10) Business Days of such rejection of an offer, request that Seller or its applicable Affiliate terminate the employment of such Delayed Acquired Services Employee; provided that, Seller shall not be required to terminate, any Delayed Acquired Services Employees who are not hired by Buyer due to failing to satisfactorily complete Buyer’s onboarding processes (including any background checks, COVID-19 vaccination requirements or otherwise).  Prior to or on the later of (A) the date that is twenty (20) Business Days after such request by Buyer and (B) the date such Delayed Acquired Services Employee would have commenced employment if such Delayed Acquired Services Employee had accepted Buyer’s offer, Seller shall, or shall cause its applicable Affiliate to, terminate the employment of such Delayed Acquired Services Employee and Seller and its Affiliates shall not re-hire or otherwise re‑engage such Delayed Acquired Services Employee for the provision of services to Seller or any of its Affiliates for a period of one year after such Delayed Acquired Services Employee’s employment with Seller or its applicable Affiliate is terminated.  Any Delayed Acquired Services Employee who is so terminated by Seller shall be referred to herein as a “Terminated Delayed Acquired Services Employee.”  Delayed Acquired Services Employees who do not become Transferred Employees or Terminated Delayed Acquired Services Employees may remain employed by Seller and its Affiliates with no employment or other restrictions.  Buyer and its Subsidiaries hereby explicitly assume, and shall be solely responsible for, any and all Liabilities in relation to the termination of employment of the Terminated Delayed Acquired Services Employees in accordance with this Section 6.1(b) (Offers and Terms of Employment), including (i) any Liability arising in connection with any actual or threatened claim by any Terminated Delayed Acquired Services Employee that his or her employment with Seller or any of its Affiliates has been actually or constructively terminated due to such Terminated Delayed Acquired Services Employees’ termination of employment in accordance with this Section 6.1(b) (Offers and Terms of Employment), (ii) any Liability relating to any mandatory statutory severance payments required by applicable Law (including pursuant to the Law of 80, Article 64 of the Substantive Labor Code of Colombia (Código Sustantivo del Trabajo) and Article 29 of the Labor Code of Costa Rica (Código del Trabajo), if applicable) incurred by Seller or its Affiliates as a result of the termination of the employment of the Terminated Delayed Acquired Services Employees in accordance with this Section 6.1(b) (Offers and Terms of Employment) and (iii) any non-contractual Liability arising in connection with or related to termination of the employment of the Terminated Delayed Acquired Services Employees; provided, in all cases, Buyer and its Subsidiaries shall not assume, and shall not be responsible for, any and all such Liabilities incurred solely due to Seller terminating such Terminated Delayed Acquired Services Employee’s employment prior to the date such Delayed Acquired Services Employee would have commenced employment if such Delayed Acquired Services Employee had accepted Buyer’s offer instead of on or after such date or any and all such contractual Liabilities arising in connection with or related to termination of the employment of the Terminated Delayed Acquired Services Employees, including, for the avoidance of doubt, any and all Liabilities arising under any Seller Benefit Plan (except to the extent an Assumed Liability). Notwithstanding the foregoing, nothing herein limits or modifies the allocation of Liabilities related to the Delayed Acquired Services Employees pursuant to the Transition Services Agreement.  Notwithstanding the foregoing, for any Delayed Acquired Services Employee located in Costa Rica or Colombia, such Delayed Acquired Service Employee may be transferred through any process authorized by such jurisdiction and agreed to between Parties (such agreement not unreasonably withheld, conditioned or delayed), and any such Delayed Acquired Service Employee who is so transferred shall be deemed to be, and treated as, a Transferred Employee under this Agreement, and if any Delayed Acquired Services Employee is not so transferred, such Delayed Acquired Services Employee shall be deemed to be, and treated as, a Non-Transferred Employee under this Agreement; it being understood if any such Delayed Acquired Services Employee located in Costa Rica or Colombia objects to his or her transfer of employment through such mutually agreed process, then Buyer may request that Seller or its applicable Affiliate, and Seller shall or shall cause its applicable Affiliate to, if so requested, terminate the employment of such Delayed Acquired Services Employee in accordance with the provisions of this Section 6.1(b) regarding Terminated Delayed Acquired Services Employees.  For purposes of Section 1.4(d), 6.1(d), 6.1(e), 6.1(g), 6.1(h), 6.1(i), 6.1(j) and 6.2 through 6.5, references to Closing or the Closing Date shall mean, with respect to Delayed Acquired Services Employees, the date that such Delayed Acquired Services Employee commences employment with Buyer or one of its Affiliates; provided, that the Parties may agree otherwise.

(c)        For purposes of Section 1.4(d), 6.1(d), 6.1(e), 6.1(g), 6.1(h), 6.1(i), 6.1(j) and 6.2 through 6.5, references to Closing or the Closing Date shall mean, with respect to Leave Employees, the date that such Leave Employee commences employment with Buyer or one of its Subsidiaries after receiving an offer of employment as described in Section 6.1(a) (Offers and Terms of Employment) above.

(d)         Buyer shall cause each offer of employment delivered pursuant to Section 6.1(a) (Offers and Terms of Employment) to provide for (i) recognition of the service of the Transferred Employees prior to the Closing Date with Seller, any of its Affiliates and any of their respective predecessors as service with Buyer consistent with Section 6.4(b) (Participation in Buyer Benefit Plans); (ii) an annual salary or hourly wage rate (as applicable) and target annual cash incentive and equity compensation opportunities that are no less favorable, in the aggregate, than the aggregate amount of the annual salary or hourly wage rate and target annual cash and equity incentive compensation opportunities provided to such Acquired Services Employee immediately prior to the Closing (determined, in the case of equity incentive compensation, on the basis of target grant value); provided that Buyer may elect to provide the value of the target equity incentive compensation opportunities in the form of cash rather than equity, (iii) employee benefits on the same terms and conditions as offered to similarly situated employees of Buyer, (iv) a primary place of employment within twenty-five (25) miles of such Acquired Services Employee’s primary place of employment immediately prior to Closing, and (v) other terms and conditions of employment as provided to similarly situated employees of Buyer.

(e)         For at least the one (1)-year period immediately following the Closing Date, Buyer shall or shall cause one of its Subsidiaries to continue to provide each Transferred Employee with (i) an annual salary or hourly wage rate (as applicable) and target annual cash and equity incentive compensation opportunities that are no less favorable, in the aggregate, than those initially provided to such Transferred Employee by Buyer or any of its Affiliates pursuant to Section 6.1(d) (Offers and Terms of Employment) (determined, in the case of equity incentive compensation, on the basis of target grant value); provided that Buyer may elect to provide the value of the target equity incentive compensation opportunities in the form of cash rather than equity and (ii) aggregate employee benefits, on the same terms and conditions as those offered to similarly situated employees of Buyer.  Nothing herein shall restrict the right of Buyer or any of its Affiliates to terminate the employment of any Transferred Employee; provided, that any such termination is effected in accordance with applicable Law and the terms of any applicable Benefit Plan or applicable collective agreement or collective bargaining agreement of Buyer.

(f)        Buyer shall be permitted, but not required, to make offers for the provision of services to Buyer or one of its Subsidiaries following the Closing to each Acquired Services Independent Contractor on the terms and conditions specified by Buyer in such offer, including such independent contractor’s satisfactory completion of Buyer’s background checks, COVID-19 vaccination requirements and other onboarding processes consistent with Buyer’s customary practice (in each case, performed in accordance with policies that comply with applicable Law) (such independent contractors who receive and accept offers of engagement from Buyer, the “Transferred Independent Contractors”).  If any Acquired Services Independent Contractor receives an offer of engagement from Buyer and rejects such offer (and, for the avoidance of doubt, allowing such offer to expire without being accepted shall be treated as a rejection), then Buyer may, within ten (10) Business Days of such rejection, request that Seller or its applicable Affiliate terminate the engagement of such Acquired Services Independent Contractor.  Prior to or on the later of (A) the date that is twenty (20) Business Days after such request by Buyer and (B) the Closing Date of such request by Buyer, Seller shall, or shall cause its applicable Affiliate to, terminate the engagement of such Acquired Services Independent Contractor and Seller and its Affiliates shall not re‑engage such Acquired Services Independent Contractor for the provision of services to Seller or its Affiliates for a period of one year after such Acquired Services Independent Contractor’s engagement with Seller or its applicable Affiliate is terminated.  Any Acquired Services Independent Contractor who is so terminated by Seller shall be referred to herein as a “Terminated Independent Contractor.”  Acquired Services Independent Contractors who do not become Transferred Independent Contractors or Terminated Independent Contractors may remain engaged by Seller, and all Liabilities and obligations with respect to the engagement of such independent contractor shall remain with Seller, in each case following the Closing.  Buyer and its Subsidiaries hereby explicitly assumes, and shall be solely responsible, for any and all Liabilities in relation to the termination of services of the Terminated Independent Contractors in accordance with this Section 6.1(f) (Offers and Terms of Employment), including (i) any Liability arising in connection with any actual or threatened claim by any Terminated Independent Contractor that his or her engagement in connection with the Acquired Services with Seller or any of its Affiliates has been actually or constructively terminated due to such Acquired Services Independent Contractor’s termination of services in accordance with this Section 6.1(f) (Offers and Terms of Employment) and (ii) any Liability relating to any mandatory payments or any payments during any notice periods (or pay in lieu of such notice) required by applicable Law or Contract incurred by Seller or its Affiliates as a result of the termination of the engagement of the Terminated Independent Contractors in accordance with this Section 6.1(f) (Offers and Terms of Employment); provided, in all cases, Buyer and its Subsidiaries shall not assume, and shall not be responsible for, any and all such Liabilities incurred solely due to Seller terminating such Terminated Independent Contractor’s service prior to the Closing Date instead of on the Closing Date.  Upon Buyer’s reasonable request and to the extent that the information is available in Seller’s records, Seller shall use commercially reasonable efforts to provide to Buyer with each Acquired Services Independent Contractor’s:  (i) full legal name, (ii) home address, (iii) current fees and basis of compensation, and (iv) date of commencement of engagement.

(g)         If any Acquired Services Employee that is expected to become a Transferred Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with Buyer or a Subsidiary of Buyer following the Closing Date, Buyer shall undertake commercially reasonable efforts to secure the necessary visa, permit or other approval as of the Closing Date, and Seller shall use commercially reasonable efforts to provide any assistance, including documents or information with respect to such Acquired Services Employees, access to such Acquired Services Employees or access to representatives of Seller who have information with respect to such Acquired Services Employees, no later than five (5) Business Days following a request by Buyer in connection therewith.  Notwithstanding the foregoing, any failure to obtain any such visa, work permit or other approval as a result of the policies, practices, actions or omissions of any Governmental Body, including the limited availability of any such visa, work permit or other approval, shall not be deemed a breach of this Section 6.1(g) (Offers and Terms of Employment).

(h)        Prior to the Closing and following the Closing, Seller shall use commercially reasonable efforts to assist and cooperate with Buyer in the process of communicating with and making offers to Acquired Services Employees that are expected to become Transferred Employees and provide Buyer with reasonable access to such Acquired Services Employees.

(i)        Prior to the Closing, Seller shall, upon reasonable request from Buyer, assist and cooperate with Buyer in the process of communicating with and making offers to Acquired Services Employees that are expected to become Transferred Employees, including by providing any information as reasonably requested by Buyer to the extent permitted under applicable Law about individual Acquired Services Employees and groups of Acquired Services Employees with respect to their roles, job descriptions, performance, compensation components and levels, immigration status or related information with respect to visas or other employment approvals, and other similar employment-related information, no later than five (5) Business Days following a request by Buyer in connection therewith, and providing Buyer with reasonable access during business hours to such Acquired Services Employees.  In connection with the foregoing, upon Buyer’s reasonable request, Seller shall provide Buyer with written notice of any changes to the list of Acquired Services Employees set forth on Section 2.13(a) (Labor Matters) of the Seller Disclosure Schedule as promptly as reasonably practicable following such request and shall provide Buyer with the actual amount of the 2021 annual incentive for each Acquired Services Employee as promptly as reasonably practicable following such request (for the avoidance of doubt, solely for as long as such Acquired Services Employees remain employed by Seller or an Affiliate thereof) and shall provide Buyer with an updated list of Acquired Services Employees, in the form of Section 2.13(a) (Labor Matters) of the Seller Disclosure Schedule, which list shall be accurate as of three (3) days prior to the expected Closing Date and shall be delivered to Buyer not later than three (3) days prior to the expected Closing Date.

(j)          Without limiting Section 4.1(a) (Conduct of the Acquired Services), between the date hereof and the Closing Date, Seller shall notify Buyer promptly following Seller’s Knowledge (determined without regard for any requirement of reasonable inquiry required by the definition thereof), if any Acquired Services Employee who has a base salary or wage rate greater than or equal to $60,000 submits a resignation to terminate employment or otherwise notifies the human resources department of Seller of his or her contemplated resignation.  After such notification, and notwithstanding anything to the contrary, Seller shall allow Buyer, and shall upon Buyer’s reasonable request (and at Buyer’s sole cost and expense) use commercially reasonable efforts to assist and cooperate with Buyer, to communicate with such Acquired Services Employee who has submitted a resignation or notified of his or her contemplated resignation for the purpose of retaining such Acquired Services Employee; provided that (i) Buyer shall provide Seller with a reasonable opportunity to review and comment on any such written communications (and Buyer shall consider all such comments in good faith), (ii) Seller shall be notified of, and shall be entitled to attend, any meetings (whether in-person, telephonic, virtual or otherwise) between Buyer and such Acquired Services Employees, and (iii) Seller shall not in any event be required to provide any Acquired Services Employee with any change in duties, responsibilities, position or title or increase or other modification to any compensation or benefit in connection with its obligations under this Section 6.1(j) (Offers and Terms of Employment) unless (A) otherwise agreed by Seller in its sole discretion (such agreement not to be unreasonably withheld, conditioned or delayed if Buyer bears all Liability in connection with such change, increase or modification) (including by reimbursing Seller or its applicable Affiliate for any payroll or similar Taxes incurred by Seller or such Affiliate) or (B) with respect to any increase or other modification to any compensation or benefit, such increase or modification is in the form of a one-time cash incentive or cash retention payment for which Buyer will bear all Liability (including by reimbursing Seller or its applicable Affiliate for any payroll or similar Taxes incurred by Seller or such Affiliate) (and, for the avoidance of doubt, an Acquired Services Employee may receive more than one such one-time cash incentive or cash retention payment).

Section 6.2  Liability for Employee Matters From and After Closing.

(a)          From and after the Closing, except as set forth in Section 6.1(a) (Offers and Terms of Employment) or otherwise set forth in the Transition Services Agreement, Seller and its Subsidiaries shall be solely responsible for any and all Liabilities in relation to the Non-Transferred Employees, including any Liability arising in connection with any actual or threatened claim by any Non-Transferred Employee that his or her employment in connection with the Acquired Services or otherwise with Seller or any of its Affiliates has been actually or constructively terminated as a direct or indirect result of or otherwise in connection with the consummation of the transactions contemplated hereby; provided, that, except as otherwise set forth in the Transition Services Agreement, (i) none of Seller or any of its Affiliates shall be responsible for, or retain, any Liabilities arising in connection with any of the above-described claims of actual or constructive termination unless Buyer has complied with all of its obligations under Section 6.1 (Offers and Terms of Employment), and (ii) if Buyer does not fully comply with its obligations under Section 6.1 (Offers and Terms of Employment), from and after the Closing, Buyer hereby explicitly assumes, and shall be solely responsible for, any and all Liabilities (including any such Liabilities incurred under any Seller Benefit Plan or applicable Law) for the above-described claims of actual or constructive termination.

(b)          Without limiting Section 6.1(a) (Offers and Terms of Employment) (including in respect of Terminated Employees), after the Closing, Buyer hereby explicitly assumes, and shall be solely responsible for, any and all Liabilities for severance pay, separation benefits or other obligations related to Transferred Employees arising from any termination of employment of the Transferred Employees that is incurred after the Closing pursuant to and in accordance with the terms of applicable Law, including P.R. Law 80 of May 30, 1976 (“Law 80”), and Buyer shall indemnify, defend and hold harmless each of the Seller Indemnitees from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all such Liabilities incurred or sustained by, or imposed upon, any of the Seller Indemnitees pursuant to applicable Law, including Law 80, if any.

Section 6.3  Assumption of Certain Benefit Plan Liabilities.

(a)          Effective after the Closing, Buyer shall assume, honor and perform all obligations of Seller and its Affiliates for all accrued but unused vacation and sick leave with respect to each Transferred Employee, and each such Transferred Employee shall be permitted to use such accrued but unused vacation and sick leave in accordance with applicable Law and Buyer’s policies and procedures, as in effect from time to time.

(b)          Annual Bonus.

(i)          To the extent not paid prior to the Closing, Seller shall be responsible for paying to each Transferred Employee the full annual cash bonus (including any “Christmas bonus”) that such Transferred Employee earned, or would have earned had they remained an employee of Seller or its Subsidiaries through the date such bonus would have been deemed earned in respect of the 2021 calendar year under the applicable annual bonus plans of Seller, with the amount of any such annual bonus to be determined in the sole discretion of Seller.

(ii)          As soon as reasonably practicable following the Closing, Seller or its Subsidiaries shall pay to each Transferred Employee a pro rata portion of any annual cash bonus (including any “Christmas bonus”) that such Transferred Employee would have been paid had such Transferred Employee remained an employee of Seller or its Subsidiaries through the date such bonus would have been deemed earned in respect of the calendar year during which Closing occurs under the applicable annual bonus plans of Seller.  The amount to be paid will be based on target performance and prorated based on the number of days worked from the start of the performance period through the Closing Date relative to the total number of days in the applicable performance period.  With respect to the remaining portion of the calendar year during which Closing occurs, annual or other bonus eligibility and any and all bonus, incentive or other compensation, if any, for each Acquired Services Employee will be pursuant to the plans and policies of Buyer and its Affiliates and at the discretion of Buyer and its Affiliates, subject to the terms set forth this Article 6 (Employee Matters) and to applicable Law.

Section 6.4  Participation in Buyer Benefit Plans.

(a)          Effective as of the Closing Date, except as otherwise expressly provided in this Article 6 (Employee Matters), each Transferred Employee shall cease all active participation in and accrual of benefits under any Seller Benefit Plan.  For the avoidance of doubt, Leave Employees shall continue to be eligible to participate in Seller Benefit Plans following the Closing until such Leave Employees become Transferred Employees in accordance with Section 6.1(a) (Offers and Terms of Employment) after receiving an offer of employment with Buyer.

(b)          From and after the Closing Date, Buyer shall recognize the service of the Transferred Employees prior to the Closing Date with Seller, any of its Affiliates and any of their respective predecessors as service with Buyer (or an applicable Subsidiary of Buyer, if any) for purposes of eligibility to participate, vesting, level of benefits and benefit accruals under the Buyer Benefit Plans to the extent that the Transferred Employee’s service was taken into account under an analogous Seller Benefit Plan as in effect immediately prior to the Closing, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or benefits pursuant to any Buyer Benefit Plan that are frozen as of the Closing, or to the extent that providing such credit would result in a duplication of benefits.  In addition, from and after the Closing Date, Buyer shall use commercially reasonable efforts to provide that each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any Buyer Benefit Plans to the extent coverage under such Buyer Benefit Plan replaces coverage under a comparable Seller Benefit Plan in which such Transferred Employee participated immediately prior to the Closing.  With respect to any Buyer Benefit Plan that is a medical, dental, other health, life insurance or disability plan Buyer shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing condition exclusions and requirements that would result in a lack of coverage of any pre‑existing condition of a Transferred Employee (or any dependent thereof) that would have been covered under the Seller Benefit Plan in which such Transferred Employee (or dependent thereof) was a participant immediately prior to the Closing Date, (ii) ensure that any medical, dental or other health expenses incurred by a Transferred Employee (or dependent thereof) in the calendar year that includes the Closing Date for which payment has been made is recognized for purposes of calculating any deductible, co‑payment, benefit limitations or similar provisions for such calendar year under the Buyer Benefit Plans and (iii) waive any health eligibility or medical examination requirements under the Buyer Benefit Plans.  As soon as practicable after the Closing, Buyer shall permit a rollover of the Transferred Employees’ accounts (excluding any outstanding plan loans) from Seller’s 401(k) plan to Buyer’s 401(k) plan, to the extent such rollover is requested by the Transferred Employee.

Section 6.5  Employee Notices.

(a)        Subject to Buyer’s compliance with Section 6.1(a) (Offers and Terms of Employment), Seller agrees to provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting Acquired Services Employees (including as a result of the consummation of the transactions contemplated hereby) and occurring on or prior to the Closing, including in connection with such terminations pursuant to Section 6.1(a) (Offers and Terms of Employment).

(b)         Buyer agrees to provide any required notice under any applicable Law and otherwise comply with any Law with respect to any “plant closing” or “mass layoff” or group termination or similar event affecting Transferred Employees and occurring after the Closing, including in connection with such terminations pursuant to Section 6.1(a) (Offers and Terms of Employment).

Section 6.6  No Third Party Beneficiaries.  Without limiting the generality of Section 10.8 (Assignment), this Article 6 (Employee Matters) shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns.  Without limiting the generality of Section 10.7 (No Third Party Beneficiaries), nothing in this Article 6 (Employee Matters), express or implied, is intended to or shall be construed to confer upon any other Person (including any present or former employee or Acquired Services Employee of or service provider to the Acquired Services, or any such Person’s alternative payees, dependents or beneficiaries or any collective bargaining representative thereof) any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including, but not limited, to any third-party beneficiary rights, whether in respect of continued employment or resumed employment, compensation, benefits, terms of employment or otherwise.  No provision in this Agreement shall (i) be treated as an amendment of any particular Seller Benefit Plan or Buyer Benefit Plan, (ii) prevent Buyer, Seller or their respective Affiliates from amending or terminating any of their respective Benefit Plans, or (iii) following the Closing, prevent Buyer or any of its Affiliates from terminating the employment of any Transferred Employee.

ARTICLE 7
CONDITIONS TO THE CLOSING

Section 7.1  Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver, to the extent permitted by applicable Law, by both Buyer and Seller), at or prior to the Closing, of each of the following conditions:

(a)         All Consents required under any Antitrust Law shall have been obtained.

(b)        No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make any of the transactions contemplated hereby illegal, (ii) otherwise prohibit or enjoin consummation of the transactions contemplated hereby or (iii) cause any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)         The De-Control Confirmation shall have been obtained.

(d)       No Legal Proceeding shall have been commenced (by a Person other than the respective Parties and their Affiliates) which would be reasonably expected to prevent the Closing.

(e)        The activities contemplated in Section 7.1 of the Network Segmentation Interface SOW with respect to the Phase 1 interim network segmentation shall have been completed.

(f)          The Key T+1 Milestones have been achieved in all material respects.

Section 7.2  Other Conditions to the Obligations of Buyer Parent and Buyer.  The obligations of Buyer Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer at or prior to the Closing, of each of the following conditions:

(a)         Each representation and warranty of Seller and Seller Parent contained in Article 2 (Representations and Warranties of Seller Parent and Seller) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date); except where the failure of such representations and warranties to be so true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein except in the case of Section 2.5(b) (Absence of Certain Developments)) would not, individually or in the aggregate, have a Material Adverse Effect.

(b)         Each Fundamental Warranty of Seller and Seller Parent shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such Fundamental Warranty that is specifically made as of a particular date shall be true and correct as of such date) in all material respects (without regard to any qualification as to materiality or Material Adverse Effect included therein).

(c)          Seller Parent and Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Closing (including the obligation of Seller to deliver or cause to be delivered to Buyer each Material Ancillary Agreement to which Seller is a party, duly executed on behalf of Seller in the form attached hereto).

(d)         Buyer and Buyer Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized representative of each of Seller Parent and Seller, stating on behalf of Seller Parent and Seller that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) (Other Conditions to the Obligations of Buyer Parent and Buyer) were satisfied or had been waived by Buyer as of the Closing Date.

(e)         Since the date hereof, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)         Buyer and Buyer Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller Parent certifying the names and signatures of the officers of Seller and Seller Parent authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

(g)         Since the date hereof, there shall not have occurred any Material Ancillary Agreement Effect.

Section 7.3  Other Conditions to the Obligations of Seller Parent and Seller.  The obligations of Seller Parent and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a)         Each representation and warranty of Buyer and Buyer Parent contained in Article 3 (Representations and Warranties of Buyer Parent and Buyer) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date); except where the failure of such representations and warranties to be so true and correct (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)         Each Fundamental Warranty of Buyer and Buyer Parent shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such Fundamental Warranty that is specifically made as of a particular date shall be true and correct as of such date) in all material respects (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein).

(c)         Each of Buyer Parent and Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it at or prior to the Closing (including the obligation of Buyer to deliver or cause to be delivered to Seller each Material Ancillary Agreement to which Buyer is a party, duly executed on behalf of Buyer in the form attached hereto).

(d)         Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of Buyer Parent and Buyer, stating on behalf of each of Buyer Parent and Buyer, that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) (Other Conditions to the Obligations of Seller Parent and Seller) have been satisfied or waived by Seller as of the Closing Date.

(e)       Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer Parent certifying the names and signatures of the officers of Buyer and Buyer Parent authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

Section 7.4   Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 7 (Conditions to the Closing) to be satisfied if such failure was caused by such Party’s failure to comply with or use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 4.6 (Efforts to Consummate; Transition Coordination) and Section 4.8 (Governmental Approvals).

ARTICLE 8
TERMINATION

Section 8.1  Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (Termination) (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)          by the mutual written consent of Buyer and Seller;

(b)         by either Buyer or Seller, if the Closing shall not have occurred on or before February 24, 2023 or such other date that Buyer and Seller may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) (Termination) shall not be available to Buyer or Seller, as the case may be, if a material breach of this Agreement by such Party (or in the case of Buyer, by either Buyer Parent or Buyer, or in the case of Seller, by either Seller Parent or Seller) has resulted in the failure of the Closing to occur before the Termination Date; and provided, further, that if the Closing shall not have occurred prior to the Termination Date and all the conditions to the Closing, other than those that relate to the receipt of any required consents, authorizations, orders and approvals from a Governmental Body, shall have been satisfied or shall be capable of being satisfied at such time, the Termination Date may be extended once (but not more than once) by either Buyer or Seller for a period of ninety (90) days by written notice to the other Party;

(c)         by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated hereby, and such Order shall have become final and non‑appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) (Termination) shall have used the efforts required by Section 4.6 (Efforts to Consummate; Transition Coordination) and Section 4.8 (Governmental Approvals) to contest and remove such Law or Order;

(d)        by Buyer, if (i) there shall have been a breach by either Seller Parent or Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligations) or Section 7.2 (Other Conditions to the Obligations of Buyer Parent and Buyer) to be satisfied, (ii) each of Buyer Parent and Buyer is not then in breach of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligations) or Section 7.3 (Other Conditions to the Obligations of Seller Parent and Seller) to be satisfied and (iii) such breach by Seller Parent or Seller, as applicable, shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) Business Days after receipt by Seller of written notice of such breach from Buyer; or

(e)        by Seller, if (i) there shall have been a breach by either Buyer Parent or Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligations) or Section 7.3 (Other Conditions to the Obligations of Seller Parent and Seller) to be satisfied, (ii) each of Seller Parent and Seller is not then in breach of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 (Conditions to Each Party’s Obligations) or Section 7.2 (Other Conditions to the Obligations of Buyer Parent and Buyer) to be satisfied and (iii) such breach by Buyer Parent or Buyer, as applicable, shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) thirty (30) Business Days after receipt by Buyer of written notice of such breach from Seller.

Section 8.2  Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 8 (Termination):

(a)        this Agreement shall forthwith become null and void (except for this Section 8.2, Section 4.9, Section 4.11, Section 9.4(e), Article 10 (Miscellaneous) and any related definitional provisions set forth in Article 11 (Definitions), each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with its terms); provided, that such termination shall not affect any rights or obligations of a Party which may have accrued prior to such termination; and

(b)         there shall be no liability of any kind on the part of any Party or any Party’s former, current or future Affiliates or any of the foregoing’s former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing; provided, however, that termination pursuant to this Article 8 (Termination) shall not relieve any Party from such liability (i) pursuant to the Sections specified in Section 8.2(a) (Effect of Termination) that survive termination, (ii) for any willful (in the sense that such action was both intentional and known to be a violation of this Agreement) and material breach of any covenant of this Agreement prior to such termination, or (iii) for Fraud.  In determining losses or damages recoverable upon termination of this Agreement by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such Party, which shall be deemed to be damages payable to such Party to the extent proven.

ARTICLE 9
SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1  Survival.

(a)         Each of the representations and warranties set forth in this Agreement (other than the representation and warranties set forth in Section 2.21 (Ancillary Agreements) and Section 3.7 (Ancillary Agreements)) or any certificate delivered by or on behalf of a Party pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 9.2(a) (Indemnification by Seller) or Section 9.3(a) (Indemnification by Buyer), as applicable) on the date that is eighteen (18) months after the Closing Date, except that (i) the Fundamental Warranties and any certificate delivered pursuant hereto to the extent relating to such Fundamental Warranties (together with any right to assert a claim under Section 9.2(a) (Indemnification by Seller) or Section 9.3(a) (Indemnification by Buyer), as applicable) shall survive until the expiration of the applicable statute of limitations, giving effect to any extensions thereof and (ii) the representations and warranties made in Section 2.21 (Ancillary Agreements) and Section 3.7 (Ancillary Agreements) shall not survive (and shall terminate on) the Closing and no recourse under Section 9.2(a) (Indemnification by Seller) or Section 9.3(a) (Indemnification by Buyer) shall be had against or from any Person in respect of such representations and warranties; provided, further, for the avoidance of doubt, the foregoing exception shall not relieve any Party of liability under any provision of any Ancillary Agreement.

(b)         Each of the covenants and other agreements set forth in this Agreement or any certificate delivered by or on behalf of a Party pursuant to this Agreement (together with any right to assert a claim under Section 9.2(b) (Indemnification by Seller) or Section 9.3(b) (Indemnification by Buyer), as applicable) that explicitly contemplates performance in whole or in part (i) prior to the Closing (each, a “Pre‑Closing Covenant”) shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 9.2(b) (Indemnification by Seller) or Section 9.3(b) (Indemnification by Buyer), as applicable) on the date that is one (1) year following the Closing and (ii) at or after the Closing (each, a “Post‑Closing Covenant”) shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 9.2(b) (Indemnification by Seller) or Section 9.3(b) (Indemnification by Buyer), as applicable) for the respective terms specified therein or, if no term is specified, until fully discharged in accordance with this Agreement, except that the covenants contained in Section 4.2 (Ancillary Agreements) shall not survive (and shall terminate on) the Closing and no recourse under Section 9.2(b) (Indemnification by Seller) or Section 9.3(b) (Indemnification by Buyer) shall be had against or from any Person in respect of such covenants; provided, further, for the avoidance of doubt, the foregoing exception shall not relieve any Party of liability under any provision of any Ancillary Agreement.

(c)         It is the express intent of the Parties that (i) if the applicable period set forth in Section 9.1(a) or Section 9.1(b) (Survival) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 9.1(a) or Section 9.1(b) (Survival), as applicable, and (ii) neither Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse the other Party after the last date that is within the survival period set forth in Section 9.1(a) or Section 9.1(b) (Survival), as applicable, with respect to any particular claim for indemnification, and all rights and remedies that may be exercised by a Party with respect to such representations, warranties, covenants and other agreements and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of the survival period set forth in Section 9.1(a) or Section 9.1(b) (Survival), as applicable.  The Parties further acknowledge that (i) the survival periods set forth in Section 9.1(a) and Section 9.1(b) (Survival) are the result of arm’s-length negotiations between the Parties, (ii) the Parties intend for such survival periods to be enforced as agreed by the Parties and (iii) such survival periods shall not be deemed to be tolled following the Closing Date or to otherwise extend beyond the end of such survival periods for any reason, other than Section 9.1(d) (Survival).

(d)         Notwithstanding anything to the contrary herein, (i) any Claim asserted in good faith pursuant to Section 9.5 (Indemnification Procedures) by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 9.1(a) or Section 9.1(b) (Survival) shall survive until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice shall extend the applicable survival period until such Claim is fully and finally resolved, irrespective of whether the party delivering such Claim Notice has initiated any Legal Proceeding or otherwise taken any further action in connection with the matters constituting the basis for such Claim.

Section 9.2  Indemnification by Seller.  Subject to the other terms and conditions of this Article 9 (Survival; Indemnification; Limitations on Liability) but notwithstanding anything to the contrary elsewhere in this Agreement, without duplication, from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees (whether in connection with a Direct Claim or a Third Party Claim) to the extent arising out of:

(a)          any inaccuracy in or breach of any representation or warranty of Seller set forth in Article 2 (Representations and Warranties of Seller Parent and Seller) of this Agreement, or any certificate delivered by or on behalf of Seller or its Affiliates pursuant to this Agreement (in each case, other than the representations and warranties made in Section 2.21 (Ancillary Agreements) and Section 2.23 (No Other Representations)), in each case, as of the Closing Date as if it had been made as of the Closing Date (except for any such representation or warranty specifically made as of a particular date, in which case as of such date); provided, that any qualifications as to materiality, “Material Adverse Effect” or other materiality qualifications and any qualifications based on Seller’s Knowledge included in such representation or warranty or other certificate or instrument shall be disregarded for purposes of the determination of whether or not such breach has occurred and for purposes of calculating the amount of any Losses subject to indemnification hereunder;

(b)          any breach of any Pre-Closing Covenant or Post‑Closing Covenant to be performed by Seller Parent or Seller (in each case, other than the covenants included in Section 4.2 (Ancillary Agreements)); and

(c)          any Excluded Asset or Excluded Liability, including, for the avoidance of doubt, the express line items set forth in the definitions thereof.

Section 9.3  Indemnification by Buyer.  Subject to the other terms and conditions of this Article 9 (Survival; Indemnification; Limitations on Liability) but notwithstanding anything to the contrary elsewhere in this Agreement, without duplication, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees (whether in connection with a Direct Claim or a Third Party Claim) to the extent arising out of the following; provided, that any indemnification obligations arising under this Section 9.3 (Indemnification by Buyer) as a result of any breach by Buyer Parent (or any other Affiliate of Buyer) shall, to the extent required by applicable Law (as determined in Buyer’s discretion), be treated as an obligation of, and be fulfilled by, Buyer Parent rather than by Buyer:

(a)          any inaccuracy in or breach of any representation or warranty of Buyer Parent or Buyer set forth in Article 3 (Representations and Warranties of Buyer Parent and Buyer) of this Agreement or any certificate delivered by or on behalf of Buyer or its Affiliates pursuant to this Agreement (in each case, other than the representations and warranties in Section 3.7 (Ancillary Agreements), Section 3.8 (Omitted Applications) or Section 3.8 (Independent Investigation), in each case, as of the Closing Date as if it had been made as of the Closing Date (except for any such representation or warranty specifically made as of a particular date, in which case as of such date); provided, that any qualifications as to materiality, Buyer Material Adverse Effect or other similar materiality qualifications and any qualifications based on Buyer’s Knowledge included in such representation or warranty or other certificate or instrument shall be disregarded for purposes of the determination of whether or not such breach has occurred and for purposes of calculating the amount of any Losses subject to indemnification hereunder;

(b)         any breach of any Pre-Closing Covenant or Post‑Closing Covenant to be performed by Buyer Parent, Buyer (in each case, other than the covenants included in Section 4.2 (Ancillary Agreements));

(c)          the ownership, use or operation of the Transferred Assets after the Closing Date (in each case, except for such matters to which Seller is obligated to indemnify Buyer Indemnitees pursuant to Section 9.2 (Indemnification by Seller));

(d)          the Assumed Liabilities; or

(e)          any Transfer Taxes.

Section 9.4  Limitations and Other Matters Relating to Indemnification.

(a)        Subject to Section 9.7(b) (Exclusive Remedy; No Duplication; No Set‑off), Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 9.2(a) (Indemnification by Seller) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) (Indemnification by Seller) exceeds $983,000 (the “Indemnification Threshold”), and once the Indemnification Threshold has been exceeded, Seller shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Indemnification Threshold (subject to the limitations set forth in Section 9.4(b) (Limitations and Other Matters Relating to Indemnification)).

(b)        Subject to Section 9.7(b) (Exclusive Remedy; No Duplication; No Set‑off), Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees (i) under Section 9.2(a) (Indemnification by Seller) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) (Indemnification by Seller) exceeds $19,660,000(the “Cap Amount”) (and, for the avoidance of doubt, the maximum amount of payments required to be made by Seller pursuant to Section 9.2(a) (Indemnification by Seller) shall not exceed the Cap Amount) and (ii) under Section 9.2(a) or Section 9.2(b) (Indemnification by Seller) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) and Section 9.2(b) (Indemnification by Seller) exceeds the Purchase Price (and, for the avoidance of doubt, the maximum amount of payments required to be made by Seller pursuant to Section 9.2(a) and Section 9.2(b) shall not exceed the Purchase Price).

(c)        Subject to Section 9.7(b) (Exclusive Remedy; No Duplication; No Set‑off), Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 9.3(a) (Indemnification by Buyer) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) (Indemnification by Buyer)exceeds the Indemnification Threshold, and once the Indemnification Threshold has been exceeded, Buyer shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Indemnification Threshold (subject to the limitations set forth in Section 9.4(d) (Limitations and Other Matters Relating to Indemnification)).

(d)        Subject to Section 9.7(b) (Exclusive Remedy; No Duplication; No Set‑off), Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees (i) under Section 9.3(a) (Indemnification by Buyer) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) (Indemnification by Buyer) exceeds the Cap Amount (and, for the avoidance of doubt, the maximum amount of payments required to be made by Buyer pursuant to Section 9.3(a) (Indemnification by Buyer) shall not exceed the Cap Amount) and (ii) under Section 9.3(a) or Section 9.3(b) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) and Section 9.3(b) (Indemnification by Buyer) exceeds the Purchase Price (and, for the avoidance of doubt, the maximum amount of payments required to be made by Buyer pursuant to Section 9.3(a) and Section 9.3(b) (Indemnification by Buyer) shall not exceed the Purchase Price).

(e)         Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under this Article 9 (Survival; Indemnification; Limitations on Liability), or otherwise be liable in connection with this Agreement, for any incidental, indirect, special, multiple, exemplary or punitive damages unless such Losses are (i) non-punitive damages that are a reasonably foreseeable result of the underlying breach or inaccuracy giving rise to the Loss or (ii) found by a court of competent jurisdiction to be owed to a non‑Affiliated third party in connection with a Third Party Claim.

(f)         The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 (Survival; Indemnification; Limitations on Liability) shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (net of collection expenses, increase in premiums and retentions) in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third Party Payments”).  If an Indemnified Party receives any Third Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such Third Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.

(g)        Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to mitigate and minimize any Losses subject to indemnification pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability) promptly upon becoming aware of any claim that is subject to indemnification pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability).

(h)        Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be required to indemnify, defend, hold harmless, pay or reimburse any Buyer Indemnitee for Losses under this Article 9 (Survival; Indemnification; Limitations on Liability) to the extent such Losses (i) would, if indemnified pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability), be duplicative of any item expressly set forth in the Final Adjustment Report pursuant to Section 1.8 (Post-Closing Adjustment) or (ii) were paid by any Party pursuant to Article 5 (Tax Matters).

Section 9.5  Indemnification Procedures.

(a)         All claims for indemnification pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability) shall be made in accordance with the procedures set forth in this Section 9.5 (Indemnification Procedures).  A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability) (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”).  Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (i) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than a Buyer Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third Party Claim”), promptly, but in any event not later than twenty-five (25) Business Days, following receipt of written notice of the assertion or commencement of such Legal Proceeding, which Claim Notice shall include a description in reasonable detail of (A) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (B) to the extent then known, the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim, and (ii) in the case of a Claim other than a Third Party Claim (a “Direct Claim”), with reasonable promptness, which Claim Notice shall include a description in reasonable detail of the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any such Claim.  For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by a Seller Indemnitee) or Seller (in the case of a claim for indemnification by a Buyer Indemnitee).

(b)         With respect to any Third Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third Party Claim, to assume control of the defense of such Third Party Claim at the Indemnifying Party’s expense with counsel of its choosing, unless the assumption of such defense by such counsel would be inappropriate or inadvisable due to an actual or reasonably likely potential conflict of interest (notwithstanding anything in this Agreement to the contrary), and the Indemnified Party shall cooperate in good faith in such defense.  The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it.  If the Indemnifying Party elects not to control the defense of such Third Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 9.5(b) (Indemnification Procedures)), the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required.  Each of the Parties shall reasonably cooperate with each other in connection with the defense of any Third Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof, and shall respond to any reasonable queries from the other Party with respect to the same, and shall, in conducting the defense and investigation of a Third Party Claim, take into account any reasonable requests of the other Party.  The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(c)        Notwithstanding anything in this Agreement to the contrary, if an Indemnified Party determines in good faith that it is reasonably likely that a Third Party Claim (i) may materially adversely affect it other than solely as a result of monetary damages for which it could be entitled to indemnification under this Agreement, or (ii) may have a material and adverse effect upon the conduct or reputation of it or any Affiliate (which shall include any claim based on an investigation, inquiry or other proceeding by a Governmental Body, or that involves any customer of the Acquired Services other than the Indemnified Party), the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend such Third Party Claim at the Indemnifying Party’s expense.  The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of, the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(d)         Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities with respect thereto, (B) not impose any Liability (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third Party Claim without the prior written consent of the Indemnifying Party.

(e)        With respect to any Direct Claim, the Indemnifying Party shall have thirty (30) days from the receipt of a Claim Notice to notify the Indemnified Party that the Indemnifying Party disputes such claim.  If the Indemnifying Party does not timely notify the Indemnified Party of such dispute, then the amount of such claim included in the Claim Notice (if any) shall be deemed, conclusively, a Loss of the Indemnified Party subject to indemnification hereunder.  If the Indemnifying Party does timely notify the Indemnified Party of such dispute, then the Indemnified Party shall have thirty (30) additional days to respond in a written statement to the objection of the Indemnifying Party.  If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Indemnified Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Direct Claim.  If the parties do not agree within such additional thirty (30)-day period, then the Indemnified Party may pursue any and all other remedies available to it hereunder.

(f)         The provisions of Article 5 (Tax Matters), and not the provisions set forth in this Section 9.5 (Indemnification Procedures), shall control with respect to all Tax matters that are addressed in Section 9.5 (Indemnification Procedures).

Section 9.6  Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article 9 (Survival; Indemnification; Limitations on Liability) shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.7  Exclusive Remedy; No Duplication; No Set‑off.

(a)        From and after the Closing, (i) except for the express dispute resolution procedures set forth in Section 1.8 (Post-Closing Adjustment) and Section 1.9 (Allocation of Purchase Price) and equitable relief as contemplated by Section 10.10 (Remedies), this Article 9 (Survival; Indemnification; Limitations on Liability) shall be the sole and exclusive remedy of the Indemnified Parties (including Buyer Parent, Buyer and Seller) in connection with this Agreement and the transactions contemplated hereby, (ii) none of Buyer Parent, Buyer or Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of any representation or warranty set forth in this Agreement, except pursuant to the indemnification provisions set forth in this Article 9 (Survival; Indemnification; Limitations on Liability), and (iii) except pursuant to the indemnification provisions set forth in this Article 9 (Survival; Indemnification; Limitations on Liability), each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) in respect of, including for any breach of, any representation, warranty, covenant, agreement or obligation set forth herein, (B) otherwise relating to the subject matter of this Agreement (excluding any Ancillary Agreements, for which no waiver applies), any process related to this Agreement (including any process for the sale of the Acquired Services or the Transferred Assets including the process by which any proposals were solicited from, negotiated with or discussed with any Person) and any transaction contemplated hereby, (C) as it relates to Seller and its Affiliates’ operation of the Acquired Services prior to the Closing or (D) other than as provided in this Agreement, for subrogation, that it may have against the other Party and such Party’s former, current or future Affiliates, or any of its or their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing, or any heir, executor, administrator, successor or assign of any of the foregoing, in each case, arising under or based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise; provided, however, that nothing in this Section 9.7(a) (Exclusive Remedy; No Duplication; No Set‑off) shall limit the remedies expressly set forth in any Ancillary Agreement in respect of such Ancillary Agreement or any other Contract between Buyer and/or its Affiliates, on the one hand, and Seller and/or its Affiliates, on the other hand.

(b)       The Parties agree that nothing in this Agreement shall limit any Party’s right to bring a claim based on Fraud at any time following the Closing until the latest time permitted by applicable Law.

(c)       No Party shall have any right to set‑off any unresolved claim for indemnification pursuant to this Article 9 (Survival; Indemnification; Limitations on Liability) against any payment due pursuant to any other provision of this Agreement or any other Contract between Seller Parent, Seller or their respective Affiliates, on the one hand, and Buyer Parent, Buyer or their respective Affiliates, on the other hand.

ARTICLE 10
MISCELLANEOUS

Section 10.1  Fees and Expenses.  Except as otherwise expressly provided in this Agreement, or in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, accountants, consultants, advisers and other Representatives in connection with this Agreement and the transactions contemplated hereby, shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party (subject to the terms and limitations of this Agreement) arising from a breach of this Agreement by any other Party prior to such termination.

Section 10.2  Notices.  All notices or other communications to be delivered in connection with this Agreement shall be in writing, shall be delivered by email (and may also be delivered by any other form of transmission contemplated by this Section 10.2 (Notices)) and shall be deemed to have been properly delivered, given and received as of the earlier of (a) the date of successful transmission if sent via email or facsimile during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, and (b) the date of receipt by the addressee if sent (i) by a nationally recognized overnight courier or (ii) by registered or certified mail, return receipt requested, if received on a Business Day, and otherwise on the next Business Day.  Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 10.2 (Notices)):

If to Seller or Seller Parent:	Evertec, Inc.
Cupey Center Building, Road 176, Kilometer 1.3
San Juan, Puerto Rico 00926
Facsimile:  787-766-4585
Email:  luis.rodriguez@evertecinc.com
Attention: Luis A. Rodríguez, General Counsel and Executive Vice President of Corporate Development

with copies (which shall not constitute notice) to:	Latham & Watkins LLP 1271 6th Ave, New York New York, NY 10020 Facsimile: 212-751-4864 Email: Peter.Harwich@lw.com Attention: Peter Harwich

and

Latham & Watkins LLP 1271 6th Ave, New York New York, NY 10020 Facsimile: 212-751-4864 Email: Alex.Kelly@lw.com Attention: Alexandra Kelly

If to Buyer or Buyer Parent:	Popular, Inc. PO Box 362708 San Juan, Puerto Rico 00936-2708 Email: Jose.ColemanTio@popular.com Attention: Jose R Coleman Tio, Executive Vice President and Chief Legal Officer

with copies (which shall not constitute notice) to:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Facsimile: 212-291-9156 Email: toumeyd@sullcrom.com; Attention: Donald J. Toumey

and

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Facsimile: 212-291-9156 Email: liken@sullcrom.com Attention: Ken Li

Section 10.3  Entire Agreement.  This Agreement (including the Exhibits hereto), the Seller Disclosure Schedule, the Confidentiality Agreement (unless and until terminated in accordance with the terms hereof), the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4  Amendment.  This Agreement (including the Exhibits hereto) shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties.

Section 10.5  Waivers.  Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in a written instrument executed and delivered by the Party so waiving.  No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver.  Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.

Section 10.7  No Third Party Beneficiaries.  Except to the extent provided in Article 9  (Survival; Indemnification; Limitations on Liability) (the provisions of which shall inure to the benefit of the Persons referenced therein as third party beneficiaries of such provisions, including, as applicable, the Buyer Indemnitees and Seller Indemnitees), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin‑off or otherwise), by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.8 (Assignment) shall be null and void and of no force and effect.

Section 10.9  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b)         Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (or, in the event, but only in the event, that such court does not have subject matter jurisdiction over such Legal Proceeding, the Superior Court of the State of Delaware (Complex Commercial Division)) or if the subject matter jurisdiction over such Legal Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware located in Wilmington, Delaware, (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  For the avoidance of doubt, the preceding sentence shall not limit the jurisdiction of the Arbitrator as set forth in Section 1.8 (Post-Closing Adjustment) or the Tax Arbitrator as set forth in Section 1.9(c) (Allocation of Purchase Price) or Section 5.5 (Tax Matter Disputes) and shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Arbitrator, such disagreement resolution arbitrator or the Tax Arbitrator, as applicable.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in accordance with this Section 10.9 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial).

(c)        EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c) (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.

Section 10.10  Remedies.

(a)        Except as otherwise provided in this Agreement (including Section 9.7(a) (Exclusive Remedy; No Duplication; No Set‑off)), any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)         The Parties agree (subject to the other provisions of this Section 10.10 (Remedies)) that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor.  Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to seek and obtain an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.  A Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection therewith, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity (such bases, collectively, the “Prohibited Defenses”).

(c)         Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief in accordance with the terms of this Agreement on the basis of any of the Prohibited Defenses.

Section 10.11  Interpretation; Construction.

(a)        The table of contents, articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.  The Seller Disclosure Schedule and Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.  In the event of a conflict or inconsistency between the terms of this Agreement, on the one hand, and the Exhibits and Schedules hereto or the Seller Disclosure Schedule, on the other hand, this Agreement will prevail and control.  In the event of a conflict or inconsistency between the terms of this Agreement (including the Exhibits and Schedules hereto and the Seller Disclosure Schedule), on the one hand, and the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement, on the other hand, this Agreement (including the Exhibits and Schedules hereto and the Seller Disclosure Schedule) will prevail and control.

(b)       For purposes of this Agreement:  (i) “include”, “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof”, “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “dollars” and “$” shall mean United States dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented, modified and in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(c)         Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(d)         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.  The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)          References to any document or information having been “made available” prior to any particular date by Seller to Buyer Parent or Buyer shall include Seller or its Representatives having posted such document or information to the Data Room at least one (1) Business Day prior to such date or otherwise having made a copy of such document or information available (electronically or otherwise) to any Representatives of Buyer Parent or Buyer at least one (1) Business Day prior to such date. References to any document or information having been “made available” without specifying the date prior to which such document or information was made available shall mean that such document or information was made available prior to 11:59 p.m., Eastern Time on the date that is two (2) days prior to the date hereof.

(f)          The Seller Disclosure Schedule and Buyer Disclosure Schedule are numbered in accordance with the Sections (or subdivisions) of this Agreement to which the disclosures relate.  Each Section (or subdivision thereof) of the Seller Disclosure Schedule and Buyer Disclosure Schedule qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section (or subdivision thereof) of this Agreement and (ii) any other Section (or subdivision thereof) of this Agreement to the extent it is reasonably apparent upon reading the disclosure contained in such Section (or subdivision thereof) of the Seller Disclosure Schedule or Buyer Disclosure Schedule that such disclosure is applicable to such other Section (or subdivision thereof) of this Agreement.

Section 10.12  Counterparts and Electronic Signatures.  This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document.  A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 10.13  Attorney-Client Privilege.  All communications involving attorney-client confidences between Seller Parent, Seller or their respective Subsidiaries, on the one hand, and Seller Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller Parent, Seller and their respective Subsidiaries.  Accordingly, neither Buyer Parent nor Buyer (including the Acquired Services) shall have access to any such communications or to the files of Seller Counsel relating to such engagement from and after the Closing.  Without limiting the generality of the foregoing, from and after the Closing, (i) Seller Parent, Seller and their respective Subsidiaries shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Buyer Parent nor Buyer (including the Acquired Services) shall be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of such engagement constitute property of the client, only Seller Parent, Seller and their respective Subsidiaries shall hold such property rights and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer Parent or Buyer (including the Acquired Services) by reason of any attorney-client relationship of Seller Counsel related to the Acquired Services or otherwise.

ARTICLE 11
DEFINITIONS

Section 11.1  Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“2020 Adjusted EBITDA” means $14,563,000, as determined in accordance with Exhibit A.

“A&R ATH Network Participation Agreement” means that certain Second Amended and Restated ATH Network Participation Agreement in the form of Exhibit E.

“A&R ISO Agreement” means that certain Second Amended and Restated Independent Sales Organization Sponsorship and Services Agreement in the form of Exhibit F.

“A&R Master Service Agreement” means that certain Second Amended and Restated Master Service Agreement in the form of Exhibit D.

“A&R Technology Agreement” means that certain Amended and Restated Technology Agreement in the form of Exhibit G.

“Acquired Services” means the provision of services associated with the service codes that are listed on Annex A; provided, that any references herein to the “operation of” or “provision of” the Acquired Services (or words of similar import) shall be understood to include the provision of services or functions (including Overhead and Shared Services) that facilitate the provision of the Acquired Services and the operation or use of any Transferred Assets in connection with the Acquired Services.

“Acquired Services Employee” means (i) each employee of Seller and its Subsidiaries that is directly and primarily involved in the provision of the Acquired Services and (ii) each employee of Seller and its Subsidiaries set forth on Section 11.1(a) of the Seller Disclosure Schedule, excluding the Excluded Employees.

“Acquired Services Independent Contractor” means each independent contractor (who is a natural person) whose duties relate primarily to the Acquired Services as of the Closing Date.

“Acquisition Proposal” has the meaning set forth in Section 4.18 (Exclusivity).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that Buyer and its Subsidiaries shall not be deemed to be an Affiliate of Seller or any of its Subsidiaries, and Seller and its Subsidiaries shall not be deemed to be an Affiliate of Buyer or any of its Subsidiaries.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Exceptions” has the meaning set forth in Section 4.1(a) (Conduct of the Acquired Services).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 1.9(a) (Allocation of Purchase Price).

“Ancillary Agreements” means the Bill of Sale and Assumption Assignment Agreement, the Transition Services Agreement, the A&R Master Service Agreement, the A&R ATH Network Participation Agreement, the A&R ISO Agreement, the A&R Technology Agreement, the Registration Rights and Sell-Down Agreement, the Infrastructure Services SOW and the Core API Layer SOW, the Merger Agreement Amendment and Waiver and all other documents, certificates and instruments delivered by the Parties and their respective Affiliates pursuant to this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 2.18 (Anti-Money Laundering).

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body, including the HSR Act.

“Arbitrator” means a certified public accountant with at least fifteen (15) years of professional accounting experience who will accept such appointment, who is not associated with the primary audit firm for either Seller Parent or Buyer Parent or any of their respective Affiliates, and who is mutually agreed to by Buyer and Seller.

“Arbitrator’s Report” has the meaning set forth in Section 1.8(b)(iii) (Post-Closing Adjustment).

“Arrangement Costs” has the meaning set forth in Section 1.12 (Allocation of Costs).

“Assigned Contracts” has the meaning set forth in Section 1.1(b) (Transferred Assets).

“Assumed Employee Benefit Liabilities” has the meaning set forth in Section 1.3(b) (Assumed Liabilities).

“Assumed Liabilities” has the meaning set forth in Section 1.3 (Assumed Liabilities).

“Authorized Representative” means a person having authority to make decisions with respect to a particular matter as set forth on Annex C, as it may be amended.  Annex C may be amended upon the written notice by any Party with respect to its Authorized Representatives.

“Benefit Plan” means any employment, management, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity‑based, savings, life, health, disability, accident, medical, dental, vision, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit, policy, plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in section 3(3) of ERISA providing benefits to any current or former employee, consultant, officer or director of an employer or any of its Subsidiaries or any current or former employee, consultant, officer or director of any entity with respect to which the employer or its Subsidiaries is a successor, in each case, other than any plan, program or arrangement sponsored or maintained by a Governmental Body solely to the extent providing the minimum statutorily required level of compensation or benefits thereunder.

“BHCA” means the Bank Holding Company Act of 1956.

“Bill of Sale and Assumption Assignment Agreement” means a bill of sale and assumption assignment agreement in the form of Exhibit B.

“Books and Records” means all written files, data, databases, information, documents, papers, books of account, reports, records, plans, ledgers, financial and accounting records and other similar documents, including Assigned Contracts and manuals, development notes, change logs and other materials, in each case, to the extent primarily relating to the Acquired Services (or any Transferred Asset or Assumed Liability) and in the possession or control of Seller or its Subsidiaries, in each case, whether or not in electronic form.  For the avoidance of doubt, Books and Records, subject to applicable Law, shall include personnel and employment records relating to Transferred Employees, and shall not include any income Tax Returns or any supporting documentation or workpapers except to the extent such income Tax Returns, supporting documentation or workpapers are requested by the Puerto Rico Treasury Department for purposes of determining the amount of the gain realized by Buyer or Buyer Parent on the delivery of the Stock Consideration that is attributable to the Seller’s tax exempt operations under Act 73-2008.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York or San Juan, Puerto Rico are authorized or required by Law to be closed.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 1.8(a) (Post-Closing Adjustment).

“Buyer Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Buyer or any of its Subsidiaries or with respect to which Buyer or any of its Subsidiaries is a party and in which any Transferred Employee is or becomes eligible to participate or derive a benefit.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement dated as of the date hereof

“Buyer Indemnitees” means Buyer and its Affiliates, and any of its and their respective direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees, Representatives, heirs, executors, administrators, successors and permitted assigns.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer Parent or Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Buyer New Contract” has the meaning set forth in Section 1.11(b)(i) (Shared Contracts).

“Buyer Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer’s Knowledge” and words of similar import mean the actual knowledge of Buyer Parent or Buyer, and in the case of the use of such term in Section 3.3 (Legal Proceedings; Orders) but not Section 3.8 (Omitted Applications), after reasonable inquiry.

“Cap Amount” has the meaning set forth in Section 9.4(b) (Limitations and Other Matters Relating to Indemnification).

“Carve-Out Adjustments” has the meaning set forth in Section 2.3(a) (Financial Information and 2020 Adjusted EBITDA).

“Channel Applications” has the meaning set forth in Section 1.1(a) (Transferred Assets).

“Claim” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Claim Notice” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Clone & Split Shared Contract” means those Shared Contracts included under the heading “Clone & Split Shared Contracts” on Schedule 1.11.

“Closing” has the meaning set forth in Section 1.7(a) (Closing; Closing Date Report).

“Closing Date” has the meaning set forth in Section 1.7(a) (Closing; Closing Date Report).

“Closing Date Report” has the meaning set forth in Section 1.7(c) (Closing; Closing Date Report).

“Code” means the United States Internal Revenue Code of 1986.

“Commercial Agreement” has the meaning set forth in Section 4.12(a) (Intellectual Property Matters).

“Communication Procedures” has the meaning set forth in Section 1.12(c)(i)(A) (Allocation of Costs).

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 12, 2021, between Buyer Parent and Seller Parent.

“Consent” means any approval, authorization, clearance, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof).

“Consideration” has the meaning set forth in Section 1.9(a) (Allocation of Purchase Price).

“Contract” means any written or legally binding oral contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license, sublicense, purchase order or joint venture or any other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Core API Deadline” has the meaning set forth in Section 4.6(e).

“Core API Layer SOW” means that certain Core API Layer Statement of Work in the form of Exhibit J.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“Data Incident” means an intentional or accidental unauthorized event that could reasonably pose a threat to the confidentiality, privacy, security, integrity or availability of the Transferred IT Assets, the operation of the Acquired Services or any Transferred Assets or any Personal Data processed through or using the Acquired Services that could result in harm or inconvenience to customers, employees or other natural persons.  A Data Incident includes, but is not limited to, (i) unauthorized access or disclosure or inadvertent exposure of any data or Transferred IT Assets; (ii) unauthorized access or intrusion to information systems including a denial of service attack; (iii) the loss/theft of an electronic or storage device containing Personal Data; (iv) the loss/theft of printed materials containing Personal Data; and (v) unauthorized Disabling Devices.

“Data Protection Legal Requirements” mean any applicable federal, state, Puerto Rico, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, ordinance, principle of law, regulation, statute, rule, regulation, guidance or treaty, and any policy statement or interpretation that has the force of law, issued by a Governmental Body related to information security, data privacy and data protection now existing or hereafter enacted, adopted, issued or amended that are applicable to Seller and/or the Acquired Services.  Without limiting the foregoing, Data Protection Legal Requirements include:  the Interagency Guidelines Establishing Standards for Safeguarding Customer Information; the standards set forth in the Federal Financial Institutions Examination Council’s IT Examination Handbook; and the Securities and Exchange Commission’s Statement and Guidance on Public Company Cybersecurity Disclosures.

“Data Room” means the electronic data site established for “Project Bridge” by Datasite on behalf of Seller and to which certain of the Representatives of Buyer have been given access in connection with the transactions contemplated hereby.

“De Novo Shared Contract” means those Shared Contracts included under the heading “De Novo Shared Contracts” on Schedule 1.11.

“De-Control Conditions” means, collectively, the following: (a) the termination of the Stockholder Agreement, effective as of the Closing, and (b) within ninety (90) days of the Closing, Buyer Parent and its Affiliates ceasing to own more than 4.99% of the issued and outstanding shares of Seller Parent Common Stock or any other class of voting securities of Seller Parent.

“De-Control Confirmation” means a written or verbal non-objection or confirmation from the staff of the Federal Reserve Board that, upon the satisfaction of De-Control Conditions, neither Seller Parent nor Seller will be a “subsidiary” of, an “affiliate” of, or “controlled” by (each as defined in the BHCA and in Regulation Y promulgated by the Federal Reserve Board), Buyer Parent, Buyer or any of Buyer’s affiliates in any respect; provided, that the Parties may agree, prior to Closing, to an alternative formulation of the De-Control Confirmation, such as (but not limited to) an opinion of counsel acceptable to the Parties.

“Delayed Acquired Services Employees” means (i) any Acquired Services Employees located in Costa Rica or Colombia and (ii) Acquired Services Employees whose transfer is delayed by mutual agreement of the Parties in order to enable such Acquired Services Employees to provide services under the Transition Services Agreement.

“Direct Claim” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Disabling Device” means any program, mechanism, programming device, malware or other computer code:  (i) designed to disrupt, disable, harm, or otherwise impede in any manner the operation of any software program or code, or any computer system or network (commonly referred to as “malware”, “spyware”, “viruses” or “worms”); (ii) that would disable or impair the operation thereof or of any software, computer system or network in any way based on the elapsing of a period of time or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); (iii) designed, or that could reasonably be used, to permit a party or any third party to access any computer system or network (referred to as “trojans”, “traps”, “access codes” or “trap door” devices); or (iv) designed to or that could reasonably be used to permit a party or any third party to track, monitor or otherwise report the operation and use of any software program or any computer system or network by the other party or any of its customers.

“Disclosure Limitations and Procedures” has the meaning set forth in Section 4.4(a).

“Disputed Items” has the meaning set forth in Section 1.8(b)(iii) (Post-Closing Adjustment).

“Disputed Tax Matter” has the meaning set forth in Section 5.5(a) (Tax Matter Disputes).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Eligible Unsatisfied T+1 Milestone” has the meaning set forth in Section 4.6(d).

“Encumbrance” means, with respect to any property or asset, any mortgage, deed of trust, easement, declaration, restriction, lien (statutory or other), covenant not to sue, license, pledge, charge, hypothecation, encumbrance, tax-related encumbrance, assignment, deposit arrangement, option, equity interest, preference, participation interest, security interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Enforceability Limitations” has the meaning set forth in Section 2.1(c) (Organization and Authority; Valid and Binding Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated MSA Credit” has the meaning set forth in Section 1.7(c) (Closing; Closing Date Report).

“Estimated Specified Expenses” has the meaning set forth in Section 1.7(c) (Closing; Closing Date Report).

“Excluded Assets” has the meaning set forth in Section 1.2(a) (Excluded Assets).

“Excluded Employees” means the employees of Seller and its Subsidiaries set forth on Section 11.1(b) of the Seller Disclosure Schedule.

“Excluded Information” has the meaning set forth in Section 4.11(d) (Confidentiality).

“Excluded Liabilities” has the meaning set forth in Section 1.4 (Excluded Liabilities).

“Existing MSA” means that certain Amended and Restated Master Service Agreement, dated September 30, 2010.

“Excluded T+1 Milestones” means the T+1 Milestones identified as “Excluded T+1 Milestones” on Annex B.

“Federal Reserve Board” means the Board of Governors of the U.S. Federal Reserve System or any successor thereto.

“Final Adjustment Report” has the meaning set forth in Section 1.8(b)(ii) or Section 1.8(b)(iii) (Post-Closing Adjustment).

“Final MSA Credit” has the meaning set forth in Section 1.8(b)(iv) (Post-Closing Adjustment).

“Final Specified Expenses” has the meaning set forth in Section 1.8(b)(iv) (Post-Closing Adjustment).

“Final Specified Expenses Adjustment Amount” means (i) Final Specified Expenses minus Estimated Specified Expenses (which difference, for the avoidance of doubt, may be a positive or negative number), (ii) multiplied by 13.5.

“Financial Information” means the unaudited, adjusted carve-out statement of revenue and expenses relating to the Acquired Services for the fiscal years ended December 31, 2019 and December 31, 2020 and the six (6) months ended June 30, 2021 and select balance sheet information relating to the Acquired Services as of December 31, 2019 and December 31, 2020 and September 30, 2021, attached to Section 2.3 (Financial Information and 2020 Adjusted EBITDA) of the Seller Disclosure Schedule.

“Fraud” means fraud which satisfies the elements of Delaware common law fraud by (i) Seller Parent or Seller with respect to the making of a representation or warranty set forth in Article 2 (Representations and Warranties of Seller Parent and Seller) or the certificates delivered pursuant to Section 7.2(d) (Other Conditions to the Obligations of Buyer Parent and Buyer) or (ii) Buyer or Buyer Parent with respect to the making of a representation or warranty set forth in Article 3 (Representations and Warranties of Buyer Parent and Buyer) or the certificates delivered pursuant to Section 7.3(d) (Other Conditions to the Obligations of Seller Parent and Seller).

“Fundamental Warranties” means (i) with respect to Seller and Seller Parent, the representations and warranties contained in Section 2.1 (Organization and Authority; Valid and Binding Agreement), Section 2.2(a)(i) (No Conflicts; Consents), and Section 2.14 (Brokers) and (ii) with respect to Buyer and Buyer Parent, the representations and warranties contained in Section 3.1 (Organization and Authority; Valid and Binding Agreement), Section 3.2(a)(i) (No Conflicts; Consents), Section 3.4 (Stock Consideration) and Section 3.6 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any foreign, federal, state, commonwealth, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self‑regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Granting Party” has the meaning set forth in Section 4.6(b) (Efforts to Consummate; Transition Coordination).

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.

“Indemnification Threshold” has the meaning set forth in Section 9.4(a) (Limitations and Other Matters Relating to Indemnification).

“Indemnified Party” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Indemnifying Party” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Industry Standards” means the procedural and technical rules and controls generally followed by financial and information technology and data processing providers when providing services to banks and their Affiliates, as they may be adopted from time to time, including as may be required under applicable Law.

“Infrastructure Services SOW” means that certain Managed Services and Security Services Addendum attached hereto as Exhibit I.

“Inside Date” means May 24, 2022, subject to extensions by Buyer in accordance with Section 4.6(d).

“Intellectual Property Rights” means all intellectual property rights, in any jurisdiction, whether registered or unregistered, in and to (i) patents and patent applications, registrations and invention disclosures, together with reissuances, continuations, continuations‑in‑part, divisionals, revisions, supplementary protection certificates, renewals, extensions, substitutes, re-issues and reexaminations thereof (“Patents”); (ii) trademarks, trademark applications, trademark registrations, service mark applications, service mark registrations, brand names, certification marks, collective marks, trade dress, logos, slogans, trade names, d/b/a’s, and corporate names, Internet domain names and URLs, and all other similar indicia of source or origin, together with all applications and registrations for the foregoing (and all renewals of the same) and the goodwill associated therewith, connected thereto or symbolized thereby (“Trademarks”); (iii) copyrights, copyright registrations, copyright applications and rights equivalent thereto, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (iv) confidential trade secrets and confidential business information and know‑how (including in each case, formulae, methods, techniques, processes, data, databases and other compilations of information, Software, technology and discoveries) (“Know‑How”), in each case, together with the right to sue for damages and other remedies in respect of any past infringement of any of the foregoing and the right to retain any and all sums obtained through such actions, and the right to apply for, prosecute and obtain protection throughout the world in respect of any of the foregoing.

“Key T+1 Milestones” means the T+1 Milestones identified as “Key T+1 Milestones” on Annex B.

“Know‑How” has the meaning set forth in the definition of Intellectual Property Rights.

“Law” means any law, statute, treaty, common law, code, ordinance, rule, regulation, or other requirement (including any policy or interpretation having the force of law) enacted, promulgated, or imposed by any Governmental Body.

“Law 80” has the meaning set forth in Section 6.2(b) (Liability for Employee Matters From and After Closing).

“Leave Employee” means any Acquired Services Employee who is absent from work on the Closing Date due to injury, temporary illness, unpaid medical or personal leave, parental leave or disability or other leave (including persons receiving short‑term or long-term disability benefits under a Seller Benefit Plan or on leave under the U.S. Family and Medical Leave Act or similar leave under the Law of any state, territory or possession of the United States, including the Commonwealth of Puerto Rico but excluding persons on vacation or other short-term paid time off).

“Legal Proceeding” means any claim, action, demand, suit, proceeding, binding mediation or arbitration, demand, charge, subpoena, complaint or indictment, including before any Governmental Body or authorized arbitrator.

“Liabilities” means any and all indebtedness, liabilities, commitments, deficiencies or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off‑balance sheet, and whether arising in the past, present or future, of every kind and description, including any liability for Taxes and including those arising under any Benefit Plan, Contract, Legal Proceeding or Order.

“Losses” means all losses, damages, liabilities, deficiencies, judgments, fines, costs and expenses of any kind, including any reasonable attorneys’ fees and any other reasonable out-of-pocket expense incurred in connection with pursuing any right to indemnification under this Agreement or obtaining recovery from any insurance provider.

“Material Adverse Effect” means any change, effect, event, condition, development, factor, circumstance, occurrence or state of facts (each, an “Effect”) that, individually or in the aggregate with all other Effects, (A) has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, prospects or the results of operations of the Acquired Services (including, in each case, the Transferred Assets and Assumed Liabilities), taken as a whole or (B) would be reasonably likely to (i) prevent or materially impair the ability of Seller or any of its Affiliates to consummate the transactions contemplated by this Agreement prior to the Termination Date or (ii) prevent or materially impair the ability of Seller or any of its Affiliates from entering into and delivering the Material Ancillary Agreements at the Closing; provided, that, in the case of clause (A) only, in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect if such Effect relates to, arises out of or results from (a) changes in general economic, legal, tax, regulatory, political or business conditions in the United States or elsewhere in the world; (b) general changes in the credit, debt, financial or capital markets or general changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (c) changes in conditions generally affecting any of the industries in which the Acquired Services are operated; (d) changes in the price of shares of Seller Parent Common Stock, in and of itself (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (e) the commencement, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities or acts of foreign or domestic terrorism; (f) any changes or developments resulting from weather conditions (including any hurricane, flood, tornado, earthquake or other natural disaster), global health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 pandemic)) or other force majeure events; (g) changes or proposed changes after the date hereof in applicable Law or GAAP or in the interpretation or enforcement thereof; (h) any failure of the Acquired Services to meet any internal or external estimates, expectations, budgets, projections or forecasts, in and of itself (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (i) the public announcement of this Agreement and the identity of Buyer or the pendency or consummation of the transactions contemplated hereby, including actions of competitors or suppliers or losses of employees in connection therewith; (j) (A) any action taken by Seller or its Subsidiaries at the request of Buyer or (B) the failure by Seller or any of its Subsidiaries to take any action prohibited by this Agreement; (k) any change after the date hereof in national or international political or social conditions in Puerto Rico; or (l) any breach by Buyer of this Agreement; provided, further, that any Effect arising out of or resulting from any change or event referred to in clauses (a), (b), (c), (e), (f), (g) or (k) of the foregoing proviso may constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or may occur, in each case, to the extent that any such Effect has a materially disproportionate impact on the Acquired Services (including the Transferred Assets and Assumed Liabilities), taken as a whole, compared to other Persons operating in the industries in which the Acquired Services are operated or, in the case of clause (k), compared with other businesses operating in Puerto Rico.

“Material Ancillary Agreements” means those Agreements set forth in Exhibits D, E, F, I, J and K.

“Material Ancillary Agreement Effect” means any of the following:

(a)          either VISA or MCI (each as defined in the A&R ISO Agreement) terminates Seller’s registrations required in order to provide the Merchant Services under the A&R ISO Agreement for Buyer as an Acquiring Member (as defined in the A&R ISO Agreement) and (i) Seller has not reregistered with VISA or MCI or (ii) Seller does not have the ability to reregister within a thirty (30)-day period;

(b)         a (i) complete failure of the ATH Network (as defined in the A&R ATH Network Agreement) or (ii) a partial failure of the ATH Network that materially impairs the ability of EVERTEC to switch and process ATH Network transactions, in either case, if such failure is ongoing or has continued for a continuous period of thirty (30) days or more;

(c)         Seller’s or any of its Affiliates’ transfer to a third party of Merchant Agreements (or an interest therein) representing more than five percent (5%) of the aggregate MAB Adjusted Revenue of all Merchant Agreements (each as defined in the A&R ISO Agreement).

“Material Contracts” has the meaning set forth in Section 2.9(a) (Material Contracts).

“Merger Agreement” means the Agreement and Plan of Merger, dated June 30, 2010, by and among Popular, Inc., AP Carib Holdings, LTD., Carib Acquisition, Inc. and Evertec, Inc., as amended.

“Merger Agreement Amendment and Waiver” means that certain Fifth Amendment to the Merger Agreement in the form of Exhibit H.

“MSA Credit” has the meaning set forth in Section 1.7(c) (Closing; Closing Date Report).

“Network Segmentation Interface SOW” means that certain Logical Network Segregation Statement of Work, dated as of the date hereof between and among Popular, Inc., Banco Popular de Puerto Rico and Evertec Group, LLC.

“Non‑Transferred Employee” has the meaning set forth in Section 6.1(a) (Offers and Terms of Employment).

“Non-U.S. Seller Benefit Plan” has the meaning set forth in Section 2.12(a) (Employee Benefit Plans).

“Notice of Disagreement” has the meaning set forth in Section 1.8(b)(ii) (Post-Closing Adjustment).

“Occurrence-Based Insurance Policies” has the meaning set forth in Section 4.19(c) (Insurance).

“OFAC” means the United States Treasury Office of Foreign Assets Control.

“Omitted Application” has the meaning set forth in the definition of “Specified Expenses.”

“Order” means any judgment, decree, ruling, writ, award, injunction or order of any Governmental Body or arbitration award of any authorized arbitrator.

“Ordinary Course of Business” means, with respect to the Seller or its Subsidiaries in the operation of the Acquired Services, the ordinary and usual course of business consistent with the past custom and practice of the Seller and its Subsidiaries, it being understood that such past custom and practice includes such commercially reasonable actions that Seller reasonably determines to be necessary or prudent, in light of the then-current operating conditions of the Acquired Services, in response to events, occurrences, conditions, circumstances and developments arising outside the ordinary course as a result of the COVID-19 outbreak (including any actions taken by Governmental Bodies in response thereto); provided, that any actions in response to the COVID-19 outbreak taken prior to the date of this Agreement that affect in any material respect that Acquired Services, Transferred Assets or performance of the Ancillary Agreements shall have been disclosed to Buyer prior to the date of this Agreement; and provided, further, that with respect to any such actions in response to the COVID-19 outbreak proposed to be taken from and after the date of this Agreement until the Closing, Seller shall have, to the extent reasonably practicable, provided prior notice to Buyer of such actions and shall have consulted with Buyer in good faith in connection therewith.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by‑laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Overhead and Shared Services” means the following ancillary or corporate shared services or processes that are provided to or used in both (i) providing the Acquired Services and (ii) a Retained Business:  travel, meeting management and entertainment; temporary labor; office supplies (including copiers and fax machines) that do not constitute Books and Records pertaining to the Acquired Services; personal telecommunications (including email); computer, telecommunications, internet and networks maintenance, services and support; Software applications, databases, platforms, data hosting and infrastructure services; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and regulatory matters; risk management (including workers’ compensation and insurance); payroll; procurement cards and travel cards; telephone/data connectivity; disaster recovery plans; accounting; tax; internal audit; executive management; quality control and oversight; research and development; engineering; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; global trade compliance; and customs and excise matters; provided, however, that the Transferred IT Assets shall not be deemed to be Overhead and Shared Services.

“Party” and “Parties” have the meaning set forth in the introductory paragraph to this Agreement.

“Permits” means all permits, certifications, licenses, franchises, authorizations, registrations and approvals obtained from Governmental Bodies.

“Permitted Encumbrances” means (i) Encumbrances for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate and timely proceedings or that may be thereafter be paid without interest and without penalty; (ii) deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (iii) covenants, easements, rights of way, restrictions and other similar non-monetary Encumbrances that would be shown by a current title report or other similar report or listing and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, value or marketability of title of the property subject thereto or the operation of the Acquired Services conducted thereon.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof) and shall include, for the avoidance of doubt, any Party.

“Personal Data” means any information in any medium or format that alone or in conjunction with other information, identifies, or can reasonably be used to identify or authenticate, directly or indirectly, a natural person or household related to past, present or prospective customers, guarantors, claimants, beneficiaries, employees or agents of Buyer, the Acquired Services or any Transferred Employees.  Personal Data includes, without limitation, individual’s (i) names, date and place of birth, biometric data, home or business addresses, legal domicile, telephone numbers, email addresses, photographs, handwriting, human race, religion, family status, or criminal record; (ii) health information such as genetics, medical history or treatment, or medical insurance data; (iii) government-issued identification numbers (such as social security number, passport number, driver’s number); (iv) online information such as computer IP address, user names, passwords or PINs, answers to security questions, online identifier, geolocation data, internet or other website activity information; (v) financial information such as financial account numbers, income or other financial information, transaction records, credit report information, applications, loan or claim information; and (vi) other information of or relating to an individual that is protected from unauthorized disclosure by Data Protection Legal Requirements related to data protection and privacy.

“Phase 2 SOW” means a SOW for Phase 2 of the Cyber Security Target Operating Model.

“Post-Closing Covenant” has the meaning set forth in Section 9.1(b) (Survival).

“Post-Closing Transition Period” means, with respect to any Non-Transferred Asset, Clone & Split Shared Contract or De Novo Shared Contract, that period of time (if any) for which the Seller and its Affiliates are required to provide a service under the Transition Services Agreement with respect to such Non-Transferred Asset, Clone & Split Shared Contract or De Novo Shared Contract as a result of the failure to transfer any Non-Transferred Asset, or enter into any Replacement Contract or New Buyer Contract, prior to the Closing, or as a result of any Eligible Unsatisfied T+1 Milestones not being complete as of Closing.

“Pre-Closing Covenant” has the meaning set forth in Section 9.1(b) (Survival).

“Pre‑Closing Period” has the meaning set forth in Section 4.1(a) (Conduct of the Acquired Services).

“Privacy and Data Protection Policies” has the meaning set forth in Section 2.11(b) (Data Security).

“Professional Services De Novo Shared Contract” means those De Novo Shared Contracts marked with an asterisk on Schedule 1.1.

“Prohibited Defenses” has the meaning set forth in Section 10.10(b) (Remedies).

“Puerto Rico Code” means the Puerto Rico Internal Revenue Code of 2011.

“Purchase Price” has the meaning set forth in Section 1.6 (Purchase Price).

“Purchase Price Allocation Dispute Notice” has the meaning set forth in Section 1.9(b) (Allocation of Purchase Price).

“Qualified Seller Benefit Plan” has the meaning set forth in Section 2.12(b) (Employee Benefit Plans).

“Registration Rights and Sell-Down Agreement” means that certain Registration Rights and Sell-Down Agreement attached hereto as Exhibit K.

“Replacement Contracts” has the meaning set forth in Section 1.11(a)(i) (Shared Contracts).

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants and other advisors, agents and representatives of a Person.

“Requesting Party” has the meaning set forth in Section 4.6(b) (Efforts to Consummate; Transition Coordination).

“Required Antitrust Approvals” has the meaning set forth in Section 7.1(a) (Conditions to Each Party’s Obligations).

“Resolution Period” has the meaning set forth in Section 1.8(b)(ii) (Post-Closing Adjustment).

“Restricted Software” has the meaning set forth in Section 2.10(f) (Intellectual Property).

“Retained Business” means the businesses of Seller or any of its Subsidiaries other than the Acquired Services.

“Review Period” has the meaning set forth in Section 1.8(b)(i) (Post-Closing Adjustment).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Seller or any of its Subsidiaries in respect of any Acquired Services Employee.

“Seller Counsel” means Latham & Watkins LLP, O’Neill & Borges LLC and other external legal counsel acting as legal counsel to Seller Parent, Seller or their respective Subsidiaries.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Seller Indemnitees” means Seller and its Affiliates, and any of its and their respective direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees, Representatives, heirs, executors, administrators, successors and assigns.

“Seller Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Parent Common Stock” means shares of common stock, par value $0.01 per share, of Seller Parent.

“Seller’s Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of Miguel Vizcarrondo, Paola Perez, Luis A. Rodriguez, Diego Viglianco, Joaquin Castrillo and Ramon Melendez, Luis Muñoz and Deoscoidy Sanchez after reasonable inquiry by such individuals (including, to the extent reasonable, of their respective direct reports).

“Seller Trademarks” means any Trademark owned by Seller or any of its Affiliates immediately prior to the Closing Date.  For the avoidance of doubt, “Seller Trademarks” shall include the names “Evertec”, and any Trademark or Internet domain name consisting of, containing or incorporating “Evertec”, and all designs and logos associated therewith, in each case, together with all parts and variations of the foregoing (including any Trademarks confusingly similar thereto or derived therefrom) and all Trademarks and Internet domain names consisting of, containing or incorporating any of the foregoing.

“Shared Contract” means a Contract to which Seller or any of its Affiliates is a party with any non-affiliated third party (other than Buyer or any of its Affiliates) and which relates to or benefits both the Acquired Services and any Retained Business, including those set forth in Schedule 1.11.

“Signing Stock Value” means $42.84 per share of Seller Parent Common Stock; provided that if, between the date of this Agreement and the Closing, the outstanding shares of Seller Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, whether as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Signing Stock Value.

“SOC” has the meaning set forth in Section 2.11(c) (Data Security).

“Software” means computer software, programs, data files, source code, object code, firmware, middleware, application programming interfaces and libraries.

“Specified Expenses” means, without duplication, any out-of-pocket recurring expense arising from a third-party service incurred by Seller Parent or its Affiliates during the calendar year ending on December 31, 2020 in connection with the operation of the Acquired Services that (a) was an expense of a type or category of expense that was reportable as an expense in the Business Solutions segment of Seller Parent for the calendar year ending on December 31, 2020, (b) was not included as an expense in the 2020 Adjusted EBITDA calculation set forth on Exhibit A and (c) is an out-of-pocket recurring expense arising from a third-party service that has been incurred or reasonably would be expected to be incurred by Buyer or any of its Affiliates in the first twelve (12) calendar months occurring after the Closing Date in connection with the post-Closing operation of the Acquired Services; provided, that, “Specified Expenses” shall not include (i) any Arrangement Costs, (ii) any expenses that are reportable by Seller Parent under any other segment (as defined for purposes of SEC reporting), including the Merchant Acquiring, Payment Services Puerto Rico, Payment Services LATAM and Corporate and Other segments, (iii) any expenses that were not incurred by Seller Parent in 2020 (regardless of which segment such expenses are reportable under), (iv) any expenses that are reflected as a line-item, category or type of expenses in Exhibit A (even if, for the avoidance of doubt, (1) the amount of such expense has or reasonably would be expected to increase following the Closing from the amount of such expense as reflected in Exhibit A or (2) such expenses are incurred in respect to a different vendor than the vendor identified in Exhibit A) and (v) any expenses not identified as Specified Expenses in the Buyer Adjustment Report delivered pursuant to Section 1.8.  For the avoidance of doubt, if (i) there is any third-party application, tool or middleware that was used by Seller Parent in 2020 in operating the Acquired Services and the related annual out-of-pockets costs of such application, tool or middleware were reportable as an expense in the Business Solutions segment of Seller Parent for the calendar year ending on December 31, 2020 but were not reflected or included as an expense in the calculation of Exhibit A (an “Omitted Application”), and (ii) Buyer or any of its Affiliates reasonably would be expected to incur expenses in respect of such Omitted Application in the first twelve (12) calendar months following the Closing in connection with the post-Closing operation of the Acquired Services, then such expenses actually incurred by Seller during the calendar year ending on December 31, 2020 in respect of such Omitted Application, shall be “Specified Expenses”.

“Spin-Out” has the meaning set forth in Section 4.12 (Intellectual Property Matters).

“Stock Consideration” means the largest whole number of shares of Seller Parent Common Stock held by Buyer Parent or any of its Affiliates that equal $196,600,000 where each share of Seller Parent Common Stock is valued at the Signing Stock Value.

“Stockholder Agreement” means that certain Stockholder Agreement among Carib Latam Holdings, Inc. and the Holders Party Thereto, dated April 17, 2012, as amended.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“T+1 Milestones” has the meaning set forth in Section 4.6(a) (Efforts to Consummate; Transition Coordination).

“Tax Arbitrator” means a mutually agreed upon nationally recognized accounting firm or a mutually agreed upon nationally recognized law firm, that, in each case, is (a) familiar with transactions or operations of the sort at issue; and (b) independent with respect to each Party.

“Tax Arbitrator’s Tax Report” has the meaning set forth in Section 5.5 (Tax Matter Disputes).

“Tax Contest” means any inquiry, claim, assessment, audit, action, suit, court proceeding, litigation, investigation or other dispute with any Taxing Authority with respect to Taxes.

“Tax Return” means any report, return, or similar statement required to be filed with any Taxing Authority with respect to Taxes, including any claim, refund, or amendment thereof.

“Taxes” means any tax, levy, assessment, tariff, duty (including any customs duty), or deficiency (including any income tax, franchise tax, value‑added tax, excise tax, transfer tax, sales tax, use tax, property tax, withholding tax, or payroll tax), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Taxing Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology Assets” has the meaning set forth in Section 4.12(a) (Intellectual Property Matters).

“Terminated Delayed Acquired Service Employee” has the meaning set forth in Section 6.1(b) (Offers and Terms of Employment).

“Terminated Independent Contractor” has the meaning set forth in Section 6.1(f) (Offers and Terms of Employment).

“Termination Date” has the meaning set forth in Section 8.1(b) (Termination).

“Third Party Claim” has the meaning set forth in Section 9.5(a) (Indemnification Procedures).

“Third Party Payments” has the meaning set forth in Section 9.4(f) (Limitations and Other Matters Relating to Indemnification).

“Top Suppliers” has the meaning set forth in Section 2.15 (Suppliers).

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Transfer Taxes” has the meaning set forth in Section 5.3 (Transfer Taxes).

“Transferred Assets” has the meaning set forth in Section 1.1 (Transferred Assets).

“Transferred Employee” has the meaning set forth in Section 6.1(a) (Offers and Terms of Employment).

“Transferred Intellectual Property” has the meaning set forth in Section 1.1(d) (Transferred Assets).

“Transferred IT Assets” has the meaning set forth in Section 1.1(f) (Transferred Assets).

“Transition Coordinators” has the meaning set forth in Section 4.6(a) (Efforts to Consummate; Transition Coordination).

“Transition Services Agreement” means that certain Transition Services Agreement in the form of Exhibit C.

“U.S.” means the United States of America.

“Virgin Islands Services Agreement” means that certain Virgin Islands Services Agreement entered into by and between Buyer and Seller Parent on September 15, 2010.

“Virtusa” means Virtusa Corporation, a Delaware corporation.

“Virtusa Work Order” means the Work Order titled 12/01/2021 - POPULAR – EVERTEC CORE API MODERNIZATION – T&M.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARENT

EVERTEC, INC.

By:	/s/ Luis A. Rodriguez
	Name:	Luis A. Rodriguez
	Title:	Executive Vice President, Chief Legal and Corporate Development Officer

SELLER

EVERTEC GROUP, LLC

By:	/s/ Luis A. Rodriguez
	Name:	Luis A. Rodriguez
	Title:	Executive Vice President, Chief Legal and Corporate Development Officer

BUYER PARENT

POPULAR, INC.

By:	/s/ Felix Fernandez
	Name:	Felix Fernandez
	Title:	Senior Vice President

BUYER

BANCO POPULAR DE PUERTO RICO

By:	/s/ Felix Fernandez
	Name:	Felix Fernandez
	Title:	Senior Vice President of Popular, Inc.